   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998


                                                      REGISTRATION NO. 333-59749
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 2 TO



                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        P.F. CHANG'S CHINA BISTRO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             5812                            86-0815086
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                       5090 NORTH 40TH STREET, SUITE 160
                               PHOENIX, AZ 85018
                                 (602) 957-8986
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ROBERT T. VIVIAN
                            CHIEF FINANCIAL OFFICER
                        P.F. CHANG'S CHINA BISTRO, INC.
                       5090 NORTH 40TH STREET, SUITE 160
                               PHOENIX, AZ 85018
                                 (602) 957-8986
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              CAMERON JAY RAINS, ESQ.                              CECIL SCHENKER, P.C.
              SCOTT M. STANTON, ESQ.                               J. PATRICK RYAN, ESQ.
               CHRISTIAN WAAGE, ESQ.                     AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
         GRAY CARY WARE & FREIDENRICH LLP                     300 CONVENT STREET, SUITE 1500
         4365 EXECUTIVE DRIVE, SUITE 1600                          SAN ANTONIO, TX 78205
                SAN DIEGO, CA 92121                                   (210) 281-7000
                  (619) 677-1400

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1998

PROSPECTUS
            , 1998


                                3,450,000 SHARES


                              [P.F. CHANG'S LOGO]

                                  COMMON STOCK



     Of the 3,450,000 shares of common stock offered hereby (the "Common Stock"), 2,600,000 shares are being offered by P.F. Chang's China Bistro, Inc. ("P.F. Chang's" or the "Company") and 850,000 shares are being offered by the Selling Stockholder. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholder.



     Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.50 and $12.50 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.


     Application has been made for the Common Stock to be approved for quotation on the Nasdaq National Market under the symbol "PFCB."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------------
                                             PRICE             UNDERWRITING           PROCEEDS           PROCEEDS TO
                                             TO THE           DISCOUNTS AND            TO THE            THE SELLING
                                             PUBLIC           COMMISSIONS(1)         COMPANY(2)          STOCKHOLDER
-------------------------------------------------------------------------------------------------------------------------
Per Share............................          $                    $                    $                    $
Total(3).............................          $                    $                    $                    $
-------------------------------------------------------------------------------------------------------------------------


(1) The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses payable by the Company estimated at $800,000.


(3) The Company has granted to the Underwriters an option, exercisable within 30 days after the date hereof to purchase up to 517,500 additional shares of Common Stock on the same terms and conditions set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and
    Proceeds to the Company will be $          , $          and $          ,
    respectively. See "Underwriting."


     The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain prior conditions including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made in New York,
New York on or about             , 1998.

DONALDSON, LUFKIN & JENRETTE
                           NATIONSBANC MONTGOMERY SECURITIES LLC

                                                      DAIN RAUSCHER WESSELS
                                                   a division of Dain Rauscher
                                                           Incorporated

     The inside front cover of the prospectus contains a map of the United States which identifies the cities in which the Company has existing restaurants and restaurants scheduled to be opened in 1998. Above the map is a photograph of the exterior of the Scottsdale, Arizona restaurant. The inside cover folds out to display photographs of the interiors of other P.F. Chang's China Bistro restaurants set over the background of a mural depicting 12th century China.

                              [INSIDE FRONT COVER]

     The Company has registered the servicemark "P.F. Chang's China Bistro." All other brand names and trademarks appearing in this Prospectus are the property of their respective holders.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the terms "Company" and "P.F. Chang's" include P.F. Chang's China Bistro, Inc. and all of its subsidiaries and affiliates and their respective predecessors. Except as otherwise noted, all information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option,
(ii) no exercise of options or warrants to purchase shares of Common Stock and
(iii) the conversion into shares of Common Stock upon the closing of this offering of all outstanding shares of Convertible Redeemable Preferred Stock and the deferred purchase price liability representing the balance of the purchase price from the acquisition of minority interests in three of the four original restaurants (the "Deferred Purchase Price Liability"). Information in this Prospectus also gives effect to a one-for-two reverse split of the Common Stock effected in August 1998. See "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY


     P.F. Chang's owns and operates 20 full service restaurants that feature a blend of high quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. The Company's restaurants offer intensely flavored, highly memorable culinary creations, prepared from fresh ingredients, including premium herbs and spices imported directly from China. The menu is focused on select dishes created to capture the distinct flavors and styles of the five major culinary regions of China: Canton, Hunan, Mongolia, Shanghai and Szechwan. By adhering to the Chinese culinary precepts of fan and t'sai, a balancing of rice, noodles and grains with meat, seafood and vegetables, the P.F. Chang's menu offers an array of taste, texture, color and aroma. The menu is highlighted by dishes such as Chang's Spicy Chicken, Orange Peel Beef, Peking Ravioli, Chicken in Soothing Lettuce Wrap, Szechwan-Style Long Beans and Dan Dan Noodles. The traditional cuisine is complemented by a full service bar offering an extensive selection of wines, specialty drinks, Asian beers, cappuccino and espresso. The average check per customer, including beverage, is approximately $17.00. The Company offers superior customer service in a high energy atmosphere featuring a display kitchen, exhibition wok cooking and a decor that includes wood and slate floors, mounted life-size terra cotta replicas of Xi'an warriors and narrative murals depicting 12th century China.



     The Company was formed in early 1996 with the acquisition of the four original P.F. Chang's restaurants and the hiring of an experienced management team, led by Richard Federico and Robert Vivian, the Company's Chief Executive Officer and Chief Financial Officer, respectively, to support the Company's founder, Paul Fleming. P.F. Chang's opened three additional restaurants in 1996, six in 1997 and expects to open ten restaurants in 1998 (seven of which are open) and 13 in 1999. Key to the Company's expansion strategy and success at the restaurant level is the Company's management philosophy pursuant to which regional managers ("Market Partners"), certain general managers ("Operating Partners") and certain executive chefs ("Culinary Partners") are allowed to participate in the cash flows of the restaurants for which they have responsibility. The Company has demonstrated the viability of the P.F. Chang's concept in a wide variety of markets across the United States, including the Southwest, southern California, Texas and southern Florida.


     The P.F. Chang's concept was developed in 1993 by Paul Fleming, a Phoenix-based restaurateur, in collaboration with Philip Chiang, the owner of the Mandarin restaurant in Beverly Hills, California. The Company's objectives are to (i) develop and operate a nationwide system of restaurants that offer guests a sophisticated dining experience, (ii) create a loyal customer base that generates a high level of repeat business and (iii) provide superior returns to its investors. To achieve its objectives, the Company strives to offer high quality Chinese cuisine in a memorable atmosphere while delivering superior customer service and an excellent dining value. The Company intends to continue its expansion program and believes the management incentives provided by its Market, Operating and Culinary Partners programs should position the Company to continue this expansion without sacrificing the Company's restaurant level operating performance and return on investment.
                               ------------------

     The Company was incorporated in January 1996 as a Delaware corporation in connection with the acquisition of the four original P.F. Chang's restaurants. The Company's principal executive office is located at 5090 North 40th Street, Suite 160, Phoenix, Arizona 85018. The Company's telephone number is (602) 957-8986, and its facsimile number is (602) 957-8998.

                                  THE OFFERING


Common Stock offered by the Company...........   2,600,000 shares



Common Stock offered by the Selling
Stockholder...................................   850,000 shares



Common Stock to be outstanding after the
offering......................................   8,891,185 shares(1)


Use of proceeds...............................   Development of new restaurants,
repayment of certain indebtedness and general corporate purposes including working capital. See "Use of
                                                 Proceeds."

Proposed Nasdaq National Market symbol........   PFCB
------------------------------

(1) Based on 6,291,185 shares outstanding at September 27, 1998, which includes
    (i) 2,500,000 shares of Common Stock outstanding as of such date, (ii) 3,516,613 shares issuable on conversion of outstanding shares of Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and outstanding shares of Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock" and together with the Series A Preferred Stock, the "Preferred Stock"), (iii) 83,362 shares of Common Stock issuable upon conversion of paid-in-kind dividends to be paid to holders of Series A Preferred Stock of the Company subsequent to September 27, 1998 but prior to consummation of the offering and (iv) 191,210 shares issuable upon consummation of this offering upon conversion of the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50. Excludes (i) 1,130,885 shares reserved as of such date for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $4.61 per share, (ii) an aggregate of 562,500 shares reserved for future grant under the Company's stock option and stock purchase plans and (iii) 62,190 shares reserved for issuance upon the exercise of outstanding warrants at an exercise price of $4.00 per share. See "Management--Benefit Plans" and "Description of Capital Stock."


              SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA(1) (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


                                                                                        NINE MONTHS ENDED
                                                                                  ------------------------------
                                      FISCAL YEAR    TOTAL YEAR    FISCAL YEAR    SEPTEMBER 28,    SEPTEMBER 27,
                                        1995(2)       1996(3)         1997            1997             1998
STATEMENTS OF OPERATIONS DATA:
Revenues............................    $10,465       $18,445        $39,768         $27,638          $53,176
Total restaurant operating costs....      8,891        15,835         32,470          22,403           42,647
Income (loss) from operations.......        660             9             (2)            455            2,198
Net income (loss)...................    $   647       $(1,145)       $(1,696)        $  (865)         $   884
Diluted net income (loss) per
  share.............................         --            --        $ (1.03)        $ (0.53)         $  0.13
Shares used in calculation of
  diluted net income (loss) per
  share(4)..........................         --            --          2,500           2,500            6,675
PRO FORMA DATA:(5)
Pro forma diluted net income (loss)
  per share.........................         --       $ (0.12)       $ (0.11)        $  0.01          $  0.20
Shares used in calculation of pro
  forma diluted net income (loss)
  per share.........................         --         5,060          5,733           5,940            7,804
OPERATING DATA:
Comparable restaurant sales
  increase(6).......................       25.1%         13.0%          13.8%           12.3%            12.9%
Average weekly restaurant sales.....    $81,122       $81,976        $90,383         $91,823          $95,127
Return on investment(7).............       25.2%         34.4%          34.9%             --               --
Restaurants open at end of period...          4             7             13               9               17



                                                                         SEPTEMBER 27, 1998
                                                              -----------------------------------------
                                                                                           PRO FORMA
                                                              ACTUAL     PRO FORMA(8)    AS ADJUSTED(9)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 3,184      $ 3,184          $12,191
Total assets................................................   41,528       41,528           50,535
Short- and long-term debt...................................   20,475       20,475            2,475
Deferred Purchase Price Liability...........................    2,199           --               --
Convertible Redeemable Preferred Stock......................   18,526           --               --
Common stockholders' equity (deficit).......................   (4,280)      16,445           43,452

------------------------------
(1) The Company's fiscal quarters typically consist of thirteen week periods ending on the Sunday closest to the last day of the calendar quarter, and its fiscal year ends on the Sunday closest to December 31 in each year.


(2) Fiscal year 1995 information reflects the combined results of operations of Fleming Chinese Restaurants, Inc. (Scottsdale), P.F. Chang's II, Inc. (Newport Beach), P.F. Chang's III, L.L.C. (La Jolla) and P.F. Chang's IV, L.L.C. (Irvine) (collectively, the "Predecessors"). Accordingly, net income
    (loss) per share for fiscal year 1995 is not presented because it is not meaningful. See "Certain Transactions" and Note 1 of Notes to Consolidated Financial Statements.



(3) Prior to February 29, 1996, the Company's business was conducted by the Predecessors. Total year 1996 information reflects the combined results of the Predecessors for the period beginning January 1, 1996 and ending February 28, 1996 and the results of the Company for the period beginning February 29, 1996 and ending December 29, 1996. Accordingly, net income
    (loss) per share for total year 1996 is not presented because it is not meaningful. The allocation of the purchase price in connection with the purchase of minority interests resulted in no material adjustment to the historical recorded basis in the assets and liabilities except for goodwill. Therefore, the effect to the statement of operations is primarily amortization of goodwill subsequent to the date of acquisition. See "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Note 1 of Notes to Consolidated Financial Statements.


(4) See Notes 2, 6 and 8 of Notes to Consolidated Financial Statements.


(5) Pro forma information gives effect as of the beginning of each period to (i) the purchase of substantially all of the minority interests in the Predecessors, (ii) the repayment of the Company's revolving line of credit through the application of the net proceeds from the sale of a sufficient number of shares of Common Stock at the assumed initial public offering price of $11.50 per share, and (iii) the conversion into Common Stock of the Preferred Stock and the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50 per share.


(6) A new restaurant is included in the calculation of the change in comparable restaurant sales in the eighteenth month of that restaurant's operation.

(7) Return on investment for each restaurant is determined as the quotient of earnings of such restaurant before interest, taxes and rent divided by the Company's total investment in restaurant assets. The information presented in the table is the aggregate return on investment for all restaurants open during the respective periods. The computation of return on investment excludes rents, interest and taxes to provide for an evaluation of operational results of individual restaurants without the variability introduced by different forms of financing and ownership (i.e., purchased and financed versus leased). See "Business--Unit Economics."

(8) Adjusted to give effect to the conversion into Common Stock of the Preferred Stock and the Deferred Purchase Price Liability.


(9) Adjusted to give effect as of September 27, 1998 to (i) the receipt by the Company of the estimated net proceeds of $27,007,000 from the sale of 2,600,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $11.50 per share, (ii) application of a portion of the net proceeds of this offering to repay the Company's revolving line of credit, and (iii) the conversion into Common Stock of the Preferred Stock and the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50 per share.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Company before purchasing any shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. Such forward-looking statements may be deemed to include anticipated restaurant openings, anticipated costs and sizes of future restaurants and the adequacy of anticipated sources of cash, including the proceeds from this offering, to fund the Company's future capital requirements. Words such as "believes," "anticipates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Prospective investors are cautioned that actual events or results may differ materially from those discussed in the forward-looking statements. Factors that might cause actual events or results to differ materially from those indicated by such forward-looking statements may include the matters set forth below and elsewhere in this Prospectus.

HISTORY OF NET LOSSES


     Although the Company has achieved positive cash flow from its restaurant operations since inception, the significant investment of resources in acquiring and opening its restaurants resulted in the Company incurring net losses in each fiscal period from inception through December 28, 1997. As of September 27, 1998, the Company had an accumulated deficit of approximately $4.3 million. Although the Company achieved net income in the first three quarters of fiscal 1998, there can be no assurance that the Company will be able to sustain profitable operations in the future. In fact, due to expenses related to opening six stores in the fourth quarter of 1998 the Company expects to sustain a net loss for the quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


UNCERTAINTIES ASSOCIATED WITH EXPANDING OPERATIONS


     Because the Company currently operates only 20 restaurants, several of which have been opened within the last twelve months, the results achieved to date by the Company's relatively small number of restaurants may not be indicative of those restaurants' long-term performance or the potential market acceptance of restaurants in other locations. Further, there can be no assurance that any new restaurant which the Company opens will obtain similar operating results to those of prior restaurants. The Company anticipates that its new restaurants will commonly take several months to reach planned operating levels due to certain inefficiencies typically associated with new restaurants, including lack of market awareness, inability to hire sufficient staff and other factors.



     A critical factor in the Company's future success is its ability to successfully expand its operations. The Company expanded from seven restaurants at the end of 1996 to 20 restaurants as of October 1998. The Company expects to open a total of ten restaurants during 1998 (seven of which are open) and an additional 13 in 1999. The Company's ability to expand successfully will depend on a number of factors, including the identification and availability of suitable locations, competition for restaurant sites, the negotiation of favorable lease arrangements, timely development in certain cases of commercial, residential, street or highway construction near the Company's restaurants, management of the costs of construction and development of new restaurants, securing required governmental approvals and permits, recruitment of qualified operating personnel (particularly managers and chefs), the competition in new markets, general economic conditions and other factors, some of which are beyond the control of the Company. The opening of additional restaurants in the future will depend in part upon the Company's ability to generate sufficient funds from operations or to obtain sufficient equity or debt financing on favorable terms to support such expansion. There can be no assurance that the Company will be successful in addressing these risks, that the Company will be able to open its planned new operations on a timely basis, if at all, or, if opened, that those operations will be operated profitably. The Company has experienced, and expects to continue to experience, delays in restaurant openings from time to time. Delays or failures in opening planned new restaurants could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

     The Company's growth strategy may strain the Company's management, financial and other resources. To manage its growth effectively, the Company must maintain a high level of quality and service at its existing and future restaurants, continue to enhance its operational, financial and management capabilities and locate, hire, train and retain experienced and dedicated operating personnel, particularly managers and chefs. There can be no assurance that the Company will be able to effectively manage these and other factors necessary to permit it to achieve its expansion objectives, and any failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

DEVELOPMENT AND CONSTRUCTION RISKS

     Because each P.F. Chang's restaurant is distinctively designed to accommodate particular characteristics of each location and to blend local or regional design themes with the Company's principal trade dress and other common design elements, each location presents its own development and construction risks. Many factors may affect the costs associated with the development and construction of the Company's restaurants, including labor disputes, shortages of materials and skilled labor, weather interference, unforeseen engineering problems, environmental problems, construction or zoning problems, local government regulations, modifications in design to the size and scope of the projects and other unanticipated increases in costs, any of which could give rise to delays or cost overruns. There can be no assurance that the Company will be able to develop additional P.F. Chang's restaurants within anticipated budgets or time periods, and any such failure could materially adversely affect the Company's business, financial condition, results of operations or cash flows.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company's business will continue to be highly dependent on its key operating officers and employees, including Richard Federico, the Company's Chief Executive Officer and President, and Robert Vivian, the Company's Chief Financial Officer. The Company's success in the future will be dependent on its ability to attract, retain and motivate a sufficient number of qualified management and operating personnel, including Market Partners, Operating Partners and chefs, to keep pace with an aggressive expansion schedule. Such qualified individuals are historically in short supply and any inability of the Company to attract and retain such key employees may limit its ability to effectively penetrate new market areas. Additionally, the ability of these key personnel to maintain consistency in the quality and atmosphere of the Company's restaurants in various markets is a critical factor in the Company's success. Any failure to do so may harm the Company's reputation and could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. See "Business--Operations" and "Management."

RESTAURANT INDUSTRY AND COMPETITION

     The restaurant industry is intensely competitive with respect to food quality, price-value relationships, ambiance, service and location, and many restaurants compete with the Company at each of its locations. The Company's competitors include mid-price, full-service casual dining restaurants and locally owned and operated Chinese restaurants. There are many well-established competitors with substantially greater financial, marketing, personnel and other resources than the Company, and many of the Company's competitors are well established in the markets where the Company's operations are, or in which they may be, located. Additionally, other companies may develop restaurants that operate with similar concepts.

     The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, consumer confidence in the economy, discretionary spending priorities, weather conditions, tourist travel, traffic patterns and the type, number and location of competing restaurants. Changes in these factors could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. In the future, changes in consumer tastes may require the Company to modify or refine elements of its restaurant system to evolve its concept in order to compete with popular new restaurant formats or concepts that develop from time to time, and there can be no assurance that the Company will be successful in implementing such modifications. See "Business--Competition."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results may fluctuate significantly as a result of a variety of factors, including general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, weather conditions, the timing of new restaurant openings and related expenses, revenues contributed by new restaurants and increases or decreases in comparable restaurant revenues. Historically, the Company has experienced variability in the amount and percentage of revenues attributable to preopening expenses. The Company typically incurs the most significant portion of preopening expenses associated with a given restaurant within the two months immediately preceding and the month of the opening of the restaurant. In addition, the Company's experience to date has been that labor and operating costs associated with a newly opened restaurant for the first several months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of revenues. Accordingly, the volume and timing of new restaurant openings has had and is expected to have a meaningful impact on preopening expenses and labor and operating costs until such time as a larger base of restaurants in operation mitigates such impact. Due to the foregoing factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for a full fiscal year, and, from time to time in the future, the Company's results of operations may be below the expectations of public market analysts and investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGES IN FOOD COSTS

     The Company's profitability is dependent in part on its ability to anticipate and react to changes in food costs. Other than for produce, which is purchased locally by each restaurant, the Company relies on the Distributors Marketing Alliance as the primary distributor of its food. Distributors Marketing Alliance is a cooperative of multiple food distributors located throughout the nation. The Company has a non-exclusive short term contract with Distributors Marketing Alliance on terms and conditions which the Company believes are consistent with those made available to similarly situated restaurant companies. Although the Company believes that alternative distribution sources are available, any increase in distribution prices or failure to perform by the Distributors Marketing Alliance could cause the Company's food costs to fluctuate. Further, various factors beyond the Company's control, including adverse weather conditions and governmental regulation, may affect the Company's food costs. There can be no assurance that the Company will be able to anticipate and react to changing food costs through its purchasing practices and menu price adjustments in the future, and failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

LITIGATION

     The Company is from time to time the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect the Company and its restaurants, regardless of whether such allegations are valid or whether the Company is liable. The Company also is the subject of complaints or allegations from former or prospective employees from time to time. A lawsuit or claim could result in an adverse decision against the Company that could materially adversely affect the Company or its business.

GOVERNMENTAL REGULATION; MINIMUM WAGE

     The Company's operations are subject to regulation by federal agencies and to licensing and regulation by state and local health, environmental, labor relations, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants and retail establishments. The Company's activities are also subject to the federal Americans With Disabilities Act and related regulations, which prohibit discrimination on the basis of disability in public accommodations and employment. The Company is also subject to state "dram-shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. Given the location of many of the Company's restaurants, even if the Company's operation of those restaurants is in strict compliance with the requirements of the Immigration and

Naturalization Service (the "INS"), the Company's employees may not all meet federal citizenship or residency requirements, which could lead to disruptions in its work force. Changes in any or all of these laws or regulations, such as government-imposed paid leaves of absence or mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could have a material adverse effect on the Company's business, financial condition and results of operations. Delays or failures in obtaining or maintaining required construction and operating licenses, permits or approvals could delay or prevent the opening of new restaurants or could materially and adversely affect the operation of existing restaurants. In addition, there can be no assurance that the Company will be able to obtain necessary variances or amendments to required licenses, permits or other approvals on a cost-effective and timely basis in order to construct and develop restaurants in the future. See "Business--Governmental Regulation."

     A number of the Company's employees are subject to various minimum wage requirements. Many of the Company's employees work in restaurants located in California and receive salaries equal to the California minimum wage. The minimum wage in California rose from $5.00 per hour effective March 1, 1997 to $5.75 per hour effective March 1, 1998. There can be no assurance that similar increases will not be implemented in other jurisdictions in which the Company operates or seeks to operate. In addition, the federal minimum wage increased to $5.15 per hour effective September 1, 1997. There can be no assurance that the Company will be able to pass additional increases in labor costs through to its guests in the form of menu price adjustments and, accordingly, such minimum wage increases could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

POTENTIAL LABOR SHORTAGES

     The success of the Company will continue to be dependent on its ability to attract and retain a sufficient number of qualified employees, including kitchen staff and waitstaff, to keep pace with its expansion schedule. Qualified individuals needed to fill these positions are in short supply in certain areas, and the inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants which could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations.

CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT


     Following the closing of this offering, the Company's directors, officers and their affiliates will beneficially own approximately 54.1% of the outstanding Common Stock (51.4% if the Underwriters' over-allotment option is exercised in full). As a result of such Common Stock ownership, the Company's directors, officers and their affiliates, if they voted together, would be able to elect all members of the Company's Board of Directors and control corporate actions requiring stockholder approval. See "Principal and Selling Stockholders."


CERTAIN ANTI-TAKEOVER MEASURES

     The Company's Amended and Restated Certificate of Incorporation (the "Charter") authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Charter and By-laws, among other things, require that stockholder actions occur at duly called meetings of the stockholders, limit who may call special meetings of stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations. Also, Section 203 of the Delaware General Corporation Law (the "DGCL") restricts certain business combinations with any "interested stockholder" as defined by such statute. These and other provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, discourage a hostile bid or delay, prevent or deter a merger, acquisition or tender offer in which the Company's stockholders could receive a premium for their shares, or a proxy contest for control of the Company or other change in the Company's management. See "Management" and "Description of Capital Stock."

ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE


     Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or, if one develops, that it will be maintained. The initial public offering price of the Common Stock will be established by negotiation among the Company, the Selling Stockholder and the Underwriters. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, including general economic and market conditions. In addition, the stock market in recent periods has experienced and continues to experience significant price and volume fluctuations, which have affected the market price of the stock of many companies and which have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations, as well as a shortfall in sales or earnings compared to securities analysts' expectations, changes in analysts' recommendations or projections or general economic and market conditions, may adversely affect the market price of the Common Stock. In the past, securities class action litigation has often been instituted following periods of volatility in the market price for a company's securities. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.


ADDITIONAL SHARES ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET


     The sale of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon the closing of this offering, the Company will have outstanding an aggregate of 8,891,185 shares of Common Stock (including 191,210 shares issuable upon conversion of the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50 per share), assuming no exercise of outstanding options, warrants or the Underwriters' over-allotment option.



     The 3,450,000 shares of Common Stock sold in this offering (and any shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 5,441,185 shares of Common Stock are "restricted shares" within the meaning of Rule 144 promulgated under the Securities Act and are subject to restrictions under the Securities Act. Of these restricted shares, 5,245,446 are subject to lock-up agreements under which the holders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). In its sole discretion and at any time without notice, DLJ may release all or any portion of the shares subject to the lock-up agreements. All of the restricted shares subject to lock-up agreements will become available for sale in the public market immediately following expiration of the 180-day lock-up period, subject (to the extent applicable) to the volume and other limitations of Rule 144 or Rule 701 promulgated under the Securities Act. In addition, beginning 90 days after the date of this Prospectus, 195,739 restricted shares not subject to lock-up agreements or contractual restrictions will become available for sale in the public market, subject to the volume and other limitations of Rule 144. In addition, after expiration of the lock-up period, certain securityholders of the Company have the contractual right to require the Company to register certain of their shares of Common Stock for future sale. The Company is unable to predict the effect that future sales made pursuant to any such registration rights, under Rule 144 or otherwise, may have on the prevailing market price of the Common Stock. See "Description of Capital
Stock -- Registration Rights" and "Shares Eligible for Future Sale."


DILUTION


     The price to the public in this offering is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial dilution of $7.51 per share (assuming an initial public offering price of $11.50 per share). See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,600,000 shares of Common Stock being offered by the Company hereby are estimated to be approximately $27,007,000 ($32,542,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $11.50 per share and after deducting estimated underwriting discounts and commissions and other estimated offering expenses. The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. As a result of this offering, the Company's commercial lender has the right to require the Company to repay all amounts outstanding under its revolving line of credit, which bears interest at LIBOR plus 3.5% (9.15% at September 27, 1998) and expires July 1, 1999. The Company anticipates it will have approximately $25.0 million outstanding under the line of credit upon consummation of this offering. This indebtedness was incurred for the development of restaurants, and the Company plans to use the net proceeds of this offering to repay all such indebtedness. In addition, the Company intends to use the balance of the net proceeds for development of new restaurants in 1999 and for general corporate purposes. The Company expects that its planned future restaurants will require, on average, a total cash investment per restaurant, exclusive of landlord contributions, of approximately $1.5 million to $2.0 million. Preopening expenses are expected to average approximately $250,000 per restaurant. Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities.


                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock in the past and does not anticipate paying dividends in the foreseeable future. In addition, the Company's current credit agreements prohibit the payment of cash dividends. The Company currently intends to retain its earnings for the operation and development of its business. Any future payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, upon the capital requirements, operating results and financial condition of the Company from time to time and restrictions under credit agreements existing from time to time.

                                 CAPITALIZATION


     The following table sets forth the consolidated cash and cash equivalents, short-term debt and capitalization of the Company as of September 27, 1998: (i) on an actual basis; (ii) on a pro forma basis to reflect the conversion into Common Stock of the Preferred Stock and the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50 per share; and (iii) on a pro forma as adjusted basis to reflect the sale of the shares of Common Stock offered by the Company hereby, the conversion into Common Stock of the Preferred Stock and the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50 per share, and the application of the estimated net proceeds from the offering. This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds."



                                                                    SEPTEMBER 27, 1998
                                                         -----------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL      PRO FORMA      AS ADJUSTED(1)
                                                                      (IN THOUSANDS)
Cash and cash equivalents..............................  $ 3,184      $ 3,184          $12,191
                                                         =======      =======          =======
Revolving line of credit and current portion of
  long-term debt.......................................  $18,437      $18,437          $   437
                                                         =======      =======          =======
Deferred Purchase Price Liability(2)...................  $ 2,199      $    --          $    --
Long-term debt, less current portion...................    2,038        2,038            2,038
Convertible Redeemable Preferred Stock: $0.001 par
  value; 10,000,000 shares authorized; 7,033,226 shares
  issued and outstanding, actual; no shares issued and
  outstanding, pro forma and pro forma as adjusted.....   18,526           --               --
Common stockholders' equity (deficit):
  Common stock: $0.001 par value; 20,000,000 shares
     authorized; 2,500,000 shares issued and
     outstanding, actual; 6,291,185 shares issued and
     outstanding, pro forma; 8,891,185 shares issued
     and outstanding, pro forma as adjusted(3).........        3            6                9
     Additional paid-in capital........................        2       20,724           47,728
     Accumulated deficit...............................   (4,285)      (4,285)          (4,285)
                                                         -------      -------          -------
       Total common stockholders' equity (deficit).....   (4,280)      16,445           43,452
                                                         -------      -------          -------
       Total capitalization............................  $18,483      $18,483          $45,490
                                                         =======      =======          =======


------------------------------

(1) Adjusted to give effect as of September 27, 1998 to (i) the receipt by the Company of the estimated net proceeds of $27,007,000 from the sale of 2,600,000 shares of Common Stock offered hereby by the Company, assuming an initial public offering price of $11.50 per share, (ii) application of a portion of the net proceeds of this offering to repay the Company's revolving line of credit and (iii) the conversion into Common Stock of the Preferred Stock and the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50 per share.


(2) See Note 1 of Notes to Consolidated Financial Statements.


(3) Based on 6,291,185 shares outstanding at September 27, 1998, which includes
    (i) 2,500,000 shares of Common Stock outstanding as of such date, (ii) 3,516,613 shares issuable on conversion of outstanding Preferred Stock,
    (iii) 83,362 shares of Common Stock issuable upon conversion of paid-in-kind dividends to be paid to holders of Series A Preferred Stock of the Company subsequent to September 27, 1998 but prior to consummation of the offering and (iv) 191,210 shares issuable upon consummation of this offering upon conversion of the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50. Excludes (i) 1,130,885 shares reserved as of such date for issuance upon the exercise of outstanding stock options at a weighted average price of $4.61 per share, (ii) an aggregate of 562,500 shares reserved for future grant under the Company's stock option and stock purchase plans and (iii) 62,190 shares reserved for issuance upon the exercise of outstanding warrants at an exercise price of $4.00 per share. See "Management -- Benefit Plans" and "Description of Capital Stock."

                                    DILUTION


     At September 27, 1998, the Company had a net tangible book value of $8.5 million, or $1.35 per share of Common Stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the total number of outstanding shares of Common Stock, giving effect to the conversion into Common Stock of the Preferred Stock and the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50 per share. The pro forma net tangible book value of the Company as of September 27, 1998, giving effect to the sale of the 2,600,000 shares offered hereby by the Company, assuming an initial public offering price of $11.50 per share, would have been approximately $35.5 million, or $3.99 per share. This represents an immediate increase in net tangible book value of $2.64 per share to existing stockholders and an immediate dilution in net tangible book value of $7.51 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............                   $11.50
                                                                               ------
  Net tangible book value per share before the offering.....  $1.35
                                                              -----
  Increase attributable to new investors....................   2.64
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................                     3.99
                                                                               ------
Dilution per share to new investors.........................                   $ 7.51
                                                                               ======



     The following table summarizes, on a pro forma basis as of September 27, 1998, the differences between the existing stockholders (including persons who will receive Common Stock upon conversion of the Deferred Purchase Price Liability) and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and new investors:



                                  SHARES PURCHASED         TOTAL CONSIDERATION
                                --------------------    -------------------------     AVERAGE
                                 NUMBER      PERCENT        AMOUNT        PERCENT      PRICE
                                                        (IN THOUSANDS)               PER SHARE
Existing stockholders(1)......  6,291,185      70.8%       $17,312          36.7%     $ 2.75
New investors(1)..............  2,600,000      29.2         29,900          63.3      $11.50
                                ---------     -----        -------         -----
          Total...............  8,891,185     100.0%       $47,212         100.0%
                                =========     =====        =======         =====


------------------------------

(1) Sales by the Selling Stockholder in this offering will reduce the number of shares held by existing stockholders to 5,441,185, or 61.2% of the total number of shares of Common Stock outstanding, and will increase the number of shares held by new investors to 3,450,000, or 38.8% of the total number of shares of Common Stock outstanding after the offering.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


     The selected statements of operations data set forth below for the fiscal year ended December 31, 1995, the period from January 1, 1996 to February 28, 1996, the period from February 29, 1996 to December 29, 1996 and the fiscal year ended December 28, 1997 and the consolidated balance sheet data set forth below as of December 29, 1996 and December 28, 1997 have been derived from the financial statements of the Company and the Predecessors audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this Prospectus. The selected combined statements of operations data for the fiscal years ended December 31, 1993 and December 31, 1994 and the combined balance sheet data set forth below as of December 31, 1993, December 31, 1994 and December 31, 1995 are derived from the unaudited combined financial statements of the Predecessors. The selected consolidated financial data as of September 27, 1998 and for the nine months ended September 27, 1998 and September 28, 1997 has been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, all adjustments, consisting of only normal recurring accruals, considered necessary for a fair presentation have been made. The results of operations for the nine months ended September 27, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year. The following table is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto and other financial data included elsewhere herein. The Company's fiscal quarters typically consist of thirteen week periods ending on the Sunday closest to the last day of the calendar quarter, and its fiscal year ends on the Sunday closest to December 31 in each year.


                                         PREDECESSORS(1)                         COMPANY
                              -------------------------------------   ------------------------------
                                                           PERIOD       PERIOD
                              FISCAL   FISCAL   FISCAL      FROM         FROM       TOTAL    FISCAL
                               YEAR     YEAR     YEAR     1/1/96 TO   2/29/96 TO    YEAR      YEAR
                               1993     1994     1995      2/28/96     12/29/96    1996(2)    1997
STATEMENTS OF OPERATIONS
  DATA:
Revenues....................  $1,478   $5,348   $10,465    $2,815      $15,630     $18,445   $39,768
  Costs and expenses:
    Restaurant operating
      costs:
      Cost of sales.........     368    1,422     2,957       772        4,454       5,226    11,317
      Labor.................     516    1,728     3,347       918        4,736       5,654    11,683
      Operating.............     243      917     1,528       527        2,944       3,471     6,727
      Occupancy.............     134      454     1,059       205        1,279       1,484     2,743
                              ------   ------   -------    ------      -------     -------   -------
         Total restaurant
           operating
           costs............   1,261    4,521     8,891     2,422       13,413      15,835    32,470
    General and
      administrative........       7       57       192        17        1,368       1,385     4,276
    Depreciation and
      amortization..........      26       70       322        82          352         434     1,102
    Preopening..............     204      249       400        17          765         782     1,922
                              ------   ------   -------    ------      -------     -------   -------
Income (loss) from
  operations................     (20)     451       660       277         (268)          9        (2)
Interest income (expense),
  net.......................      (1)     (10)      (13)       (4)        (127)       (131)     (317)
                              ------   ------   -------    ------      -------     -------   -------
Income (loss) before
  elimination of minority
  interests and provision
  for income taxes..........     (21)     441       647       273         (395)       (122)     (319)
Elimination of minority
  interests.................      --       --        --        --         (720)       (993)   (1,308)
                              ------   ------   -------    ------      -------     -------   -------
Income (loss) before
  provision for income
  taxes.....................     (21)     441       647       273       (1,115)     (1,115)   (1,627)
Provision for income
  taxes.....................      --       --        --        --          (30)        (30)      (69)
                              ------   ------   -------    ------      -------     -------   -------
Net income (loss)...........  $  (21)  $  441   $   647    $  273       (1,145)     (1,145)   (1,696)
                              ======   ======   =======    ======
Convertible Redeemable Preferred Stock accretion...................       (504)       (504)     (876)
                                                                       -------     -------   -------
Net income (loss) available to common stockholders.................    $(1,649)    $(1,649)  $(2,572)
                                                                       =======     =======   =======
Basic net income (loss) per share..................................    $ (0.66)              $ (1.03)
                                                                       =======               =======
Diluted net income (loss) per share................................    $ (0.66)              $ (1.03)
                                                                       =======               =======
Shares used in calculation of basic net income (loss) per
  share(3).........................................................      2,500                 2,500
                                                                       =======               =======
Shares used in calculation of diluted net income (loss) per
  share(3).........................................................      2,500                 2,500
                                                                       =======               =======

                                         COMPANY
                              -----------------------------
                                    NINE MONTHS ENDED
                              -----------------------------
                              SEPTEMBER 28,   SEPTEMBER 27,
                                  1997            1998
STATEMENTS OF OPERATIONS
  DATA:
Revenues....................     $27,638         $53,176
  Costs and expenses:
    Restaurant operating
      costs:
      Cost of sales.........       7,827          14,752
      Labor.................       8,113          15,221
      Operating.............       4,576           8,897
      Occupancy.............       1,887           3,777
                                 -------         -------
         Total restaurant
           operating
           costs............      22,403          42,647
    General and
      administrative........       2,985           4,327
    Depreciation and
      amortization..........         713           1,596
    Preopening..............       1,082           2,408
                                 -------         -------
Income (loss) from
  operations................         455           2,198
Interest income (expense),
  net.......................        (165)           (760)
                                 -------         -------
Income (loss) before
  elimination of minority
  interests and provision
  for income taxes..........         290           1,438
Elimination of minority
  interests.................      (1,093)           (543)
                                 -------         -------
Income (loss) before
  provision for income
  taxes.....................        (803)            895
Provision for income
  taxes.....................         (62)            (11)
                                 -------         -------
Net income (loss)...........        (865)            884
Convertible Redeemable Prefe        (461)           (718)
                                 -------         -------
Net income (loss) available      $(1,326)        $   166
                                 =======         =======
Basic net income (loss) per      $ (0.53)        $  0.07
                                 =======         =======
Diluted net income (loss) pe     $ (0.53)        $  0.13
                                 =======         =======
Shares used in calculation o
  share(3)..................       2,500           2,500
                                 =======         =======
Shares used in calculation o
  share(3)..................       2,500           6,675
                                 =======         =======

                                                                                                    NINE MONTHS ENDED
                                                                                              -----------------------------
                                                     FISCAL YEAR   TOTAL YEAR   FISCAL YEAR   SEPTEMBER 28,   SEPTEMBER 27,
                                                       1995(1)      1996(2)        1997           1997            1998
PRO FORMA DATA:(4)
Pro forma diluted net income (loss) per share......         --      $ (0.12)      $ (0.11)       $  0.01         $  0.20
Shares used in calculation of pro forma diluted net
  income (loss) per share..........................         --        5,060         5,733          5,940           7,804
OPERATING DATA:
Comparable restaurant sales increase(5)............       25.1%        13.0%         13.8%          12.3%           12.9%
Average weekly restaurant sales....................    $81,122      $81,976       $90,383        $91,823         $95,127
Return on investment(6)............................       25.2%        34.4%         34.9%            --              --
Restaurants open at end of period..................          4            7            13              9              17



                                                   PREDECESSORS                                    COMPANY
                                    ------------------------------------------   -------------------------------------------
                                                      AS OF                                         AS OF
                                    ------------------------------------------   -------------------------------------------
                                    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 29,   DECEMBER 28,   SEPTEMBER 27,
                                        1993           1994           1995           1996           1997           1998
BALANCE SHEET DATA:
Cash and cash equivalents.........      $153          $  347         $  480        $ 1,877        $ 2,739         $ 3,184
Total assets......................       716           1,692          2,997         13,044         28,489          41,528
Short- and long-term debt.........        33             222            350          1,763          8,372          20,475
Deferred Purchase Price
  Liability.......................        --              --             --             --          2,426           2,199
Convertible Redeemable Preferred
  Stock...........................        --              --             --         10,517         17,808          18,526
Common stockholders' and members'
  equity (deficit)................       500           1,217          1,295         (1,874)        (4,446)         (4,280)


------------------------------
(1) Information for fiscal years 1993, 1994 and 1995 and the period beginning January 1, 1996 and ending February 28, 1996 as well as information as of December 31, 1993, December 31, 1994 and December 31, 1995 relate to the Predecessors. See "Certain Transactions" and Note 1 of Notes to Consolidated Financial Statements.

(2) Total year 1996 information reflects the combined results of the Predecessors for the period beginning January 1, 1996 and ending February 28, 1996 and of the Company for the period beginning February 29, 1996 and ending December 29, 1996. See "Certain Transactions" and Note 1 of Notes to Consolidated Financial Statements.

(3) See Notes 2, 6 and 8 of Notes to Consolidated Financial Statements.


(4) Pro forma information gives effect as of the beginning of each period to (i) the purchase of substantially all of the minority interests in the Predecessors, (ii) the repayment of the Company's revolving line of credit through the application of the net proceeds from the sale of a sufficient number of shares of Common Stock, assuming an initial public offering price of $11.50 per share and (iii) the conversion into Common Stock of the Preferred Stock and the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50 per share.


(5) A new restaurant is included in the calculation of the change in comparable restaurant sales in the eighteenth month of that restaurant's operation.

(6) Return on investment for each restaurant is determined as the quotient of earnings of such restaurant before interest, taxes and rent divided by the Company's total investment in restaurant assets. The information presented in the table is the aggregate return on investment for all restaurants open during the respective periods. The computation of return on investment excludes rents, interest and taxes to provide for an evaluation of operational results of individual restaurants without the variability introduced by different forms of financing and ownership (i.e., purchased and financed versus leased). See "Business--Unit Economics."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     P.F. Chang's owns and operates 20 full service restaurants that feature a distinctive blend of high quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. The Company was formed in early 1996 with the acquisition of the four original P.F. Chang's restaurants and the hiring of an experienced management team, led by Richard Federico and Robert Vivian, the Company's Chief Executive Officer and Chief Financial Officer, respectively, to support the Company's founder, Paul Fleming. Utilizing a partnership management philosophy, the Company embarked on a strategic expansion of the concept targeted at major metropolitan areas throughout the United States and opened three additional restaurants in 1996 and six in 1997.



     The Company intends to open ten new restaurants in 1998 (seven of which are open and three of which are under development) and 13 restaurants in 1999. The 23 units that the Company intends to develop in 1998 and 1999 will be situated in approximately 15 new cities across the United States. The Company has signed lease agreements for eleven of the 13 units planned for 1999 and has signed letters of intent for the two remaining planned restaurants. The Company intends to continue to develop restaurants that typically range in size from 6,000 square feet to 7,000 square feet, and that require, on average, a total cash investment of between $1.5 million and $2.0 million and a total capitalized investment of between $2.5 million and $3.0 million per restaurant. This total investment includes the capitalized lease value of the property, which can vary greatly depending on the specific trade area. See "Risk Factors--Development and Construction Risks."


     Prior to February 29, 1996, the Company's business was conducted by four business entities controlled by Paul Fleming: Fleming Chinese Restaurants, Inc. (Scottsdale), P.F. Chang's II, Inc. (Newport Beach), P.F. Chang's III, L.L.C. (La Jolla) and P.F. Chang's IV, L.L.C. (Irvine)(collectively, the "Predecessors"). In February 1996, the Company acquired from Paul Fleming and certain other investors in the Predecessors approximately 70% of the Scottsdale restaurant, 43% of the Newport Beach restaurant, 50% of the La Jolla restaurant and 54% of the Irvine restaurant. In May 1996, the Company acquired the remaining minority interests in the Irvine restaurant, and in October 1997, the Company acquired all of the outstanding minority interests in the Scottsdale and Newport Beach restaurants and all but 2.5% of the La Jolla restaurant. As a result of the ownership structure in place from February 29, 1996 to October 1997, historical financial results for that period reflect an increase in the Company's net loss attributable to those ownership interests which is reflected in the elimination of minority interests. The acquisitions of minority interests in February 1996 and October 1997 were accounted for using the purchase method of accounting and resulted in goodwill of $4.1 million and $4.6 million, respectively, which is being amortized over 20 years on a straight-line basis. See "Certain Transactions."

     In addition, elimination of minority interests for all periods subsequent to 1996 includes the effect of the Company's partnership management structure. The Company has entered into a series of partnership agreements with each of its Market Partners, Operating Partners and Culinary Partners. These partnership agreements typically provide that the Market Partner is entitled to a specified percentage of the cash flows from the restaurants that partner has developed and oversees as the regional manager. Similarly, the Operating Partners and Culinary Partners receive a percentage of the cash flows from the restaurant in which they work. See "Business--Operations."

RESULTS OF OPERATIONS


     The operating results of the Company for fiscal years 1995, 1996 and 1997 and for the nine months ended September 28, 1997 and September 27, 1998 expressed as a percentage of revenues were as follows:



                                                                                   NINE MONTHS ENDED
                                                                             ------------------------------
                                 FISCAL YEAR    TOTAL YEAR    FISCAL YEAR    SEPTEMBER 28,    SEPTEMBER 27,
                                    1995         1996(1)         1997            1997             1998
STATEMENTS OF OPERATIONS DATA:
Revenues.......................     100.0%        100.0%         100.0%          100.0%           100.0%
  Costs and expenses:
     Restaurant operating
       costs:
       Cost of sales...........      28.3          28.3           28.4            28.3             27.8
       Labor...................      32.0          30.7           29.4            29.4             28.6
       Operating...............      14.6          18.8           16.9            16.6             16.7
       Occupancy...............      10.1           8.0            6.9             6.8              7.1
                                    -----         -----          -----           -----            -----
          Total restaurant
            operating costs....      85.0          85.8           81.6            81.1             80.2
     General and
       administrative..........       1.8           7.5           10.8            10.8              8.1
     Depreciation and
       amortization............       3.1           2.4            2.8             2.6              3.0
     Preopening................       3.8           4.3            4.8             3.9              4.5
                                    -----         -----          -----           -----            -----
Income (loss) from
  operations...................       6.3            --             --             1.6              4.2
Interest income (expense),
  net..........................      (0.1)         (0.7)          (0.8)           (0.6)            (1.4)
Elimination of minority
  interests....................        --          (5.3)          (3.3)           (3.9)            (1.0)
                                    -----         -----          -----           -----            -----
Income (loss) before provision
  for income taxes.............       6.2          (6.0)          (4.1)           (2.9)             1.8
Provision for income taxes.....        --          (0.2)          (0.2)           (0.2)              --
                                    -----         -----          -----           -----            -----
Net income (loss)..............       6.2%         (6.2)%         (4.3)%          (3.1)%            1.8%
                                    =====         =====          =====           =====            =====


------------------------------
(1) Total fiscal year 1996 information reflects the combined results of the Predecessors and the Company. See "Selected Consolidated Financial and Operating Data."


NINE MONTHS ENDED SEPTEMBER 27, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 28, 1997


  REVENUES


     The Company's revenues are derived entirely from food and beverage sales. Revenues increased by $25.6 million, or 92.4%, to $53.2 million in the nine months ended September 27, 1998 from $27.6 million in the nine months ended September 28, 1997. The increase was primarily attributable to revenues of $18.7 million generated by new restaurants opened in the fourth quarter of 1997 and the first nine months of 1998 and the increase in revenues in existing restaurants. Increased customer visits produced comparable restaurant sales gains of 12.9% in the first nine months of 1998. The Company did not implement any meaningful price increases in the first nine months of 1998.


  COSTS AND EXPENSES


     Cost of sales. Cost of sales is composed of the cost of food and beverages. Cost of sales decreased as a percentage of revenues to 27.8% in the nine months ended September 27, 1998 from 28.3% in the nine months ended September 28, 1997. This decrease was primarily the result of cost efficiencies achieved through the improved management of product purchasing, food preparation and waitstaff performance as the Company's restaurants mature.



     Labor. Labor expenses consist of restaurant management salaries, hourly staff payroll costs and other payroll-related items. Labor expenses as a percentage of revenues decreased to 28.6% in the nine months ended September 27, 1998 from 29.4% in the nine months ended September 28, 1997. The decrease in labor expenses was primarily due to improvements in the management of hourly staff levels in the restaurants that opened in late 1996 and the first nine months of 1997. These improved efficiencies more than offset the increase in hourly wages mandated by the federal government and the State of California. The Company expects that the increase in minimum wage will continue to exert upward pressure on its labor costs on a year-over-year basis for the remainder of 1998 and the first quarter of 1999.



     Operating. Operating expenses consist primarily of various restaurant-level costs, which are generally variable and are expected to fluctuate with revenues. In addition, the Company's experience to date has been that operating costs associated with a newly opened restaurant (for approximately its first four to six months of operation) are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of revenues. Operating expenses increased nominally as a percentage of revenues to 16.7% in the nine months ended September 27, 1998 from 16.6% in the nine months ended September 28, 1997.



     Occupancy. Occupancy costs include both fixed and variable portions of rent, common area maintenance charges, property insurance and property taxes. Occupancy costs increased as a percentage of revenues to 7.1% in the nine months ended September 27, 1998 from 6.8% in the nine months ended September 28, 1997, due primarily to an increase in property taxes.



     General and administrative. General and administrative expenses are composed of expenses associated with corporate and administrative functions that support development and restaurant operations and provide an infrastructure to support future growth, including management and staff salaries, employee benefits, travel, legal and professional fees, technology and market research. General and administrative expenses increased to $4.3 million (8.1% of revenues) in the nine months ended September 27, 1998 from $3.0 million (10.8% of revenues) in the nine months ended September 28, 1997, due primarily to the addition of corporate management personnel which resulted in approximately $880,000 of additional compensation and benefits expense as well as additional costs to support a larger restaurant base including an additional $276,000 in travel and consulting fees. The decrease as a percentage of revenues was due primarily to the Company's expanding revenue base and its ability to leverage the duties and responsibilities of its Market Partners.



     Depreciation and amortization. Depreciation and amortization expenses include the depreciation of fixed assets and the amortization of goodwill costs associated with the acquisition of the ownership interests in the original restaurants. Depreciation and amortization increased to $1.6 million in the nine months ended September 27, 1998 from $713,000 in the nine months ended September 28, 1997. This increase was primarily due to depreciation on new restaurants totaling $695,000 as well as an additional $172,000 of amortization of the goodwill associated with the acquisition in October 1997 of the remaining minority interests in three of the four original restaurants.



     Preopening. Preopening costs, which are expensed as incurred, consist of expenses incurred prior to opening a new restaurant and are comprised principally of manager salaries and relocation, advertising and employee payroll and related training costs. Preopening expenses in the nine months ended September 27, 1998 increased to $2.4 million from $1.1 million in the nine months ended September 28, 1997 due to the greater number of restaurants opened or under development during the 1998 period.



     Interest income (expense), net. Net interest expense increased to $760,000 in the nine months ended September 27, 1998 from $165,000 in the nine months ended September 28, 1997 principally due to borrowings under the Company's line of credit.


  ELIMINATION OF MINORITY INTERESTS


     Elimination of minority interests for the nine months ended September 28, 1997 includes approximately $1.1 million attributable to the minority interests in the Scottsdale, Newport Beach and La Jolla restaurants. As a result of the acquisition of substantially all of these minority interests in October 1997, elimination of minority interests for the nine months ended September 27, 1998 declined to $543,000. Approximately $17,000 and $518,000 was attributable to the collective minority interests of Market Partners, Operating Partners and Culinary Partners in the nine months ended September 28, 1997 and September 27, 1998, respectively.

  PROVISION FOR INCOME TAXES


     The provision for income taxes for the nine months ended September 27, 1998 and September 28, 1997 represents certain minimum state taxes based on taxable factors other than earnings. The Company did not record a tax benefit for the losses generated for the nine months ended September 28, 1997 as utilization of such losses in future periods was deemed uncertain. The income tax provision for the nine months ended September 27, 1998 differs from the expected provision for income taxes derived by applying the statutory income tax rate as a result of a reduction in the previously provided deferred income tax asset valuation allowance.


YEAR ENDED DECEMBER 28, 1997 COMPARED TO YEAR ENDED DECEMBER 29, 1996

     The following discussion of the Company's results of operations for the year ended December 29, 1996 relates to the combined operating results of the Company and the Predecessors. The Company has not presented separate analyses regarding the two month period ended February 28, 1996 relating to the Predecessors or the ten month period ended December 29, 1996 relating to the Company because the Company believes that such discussion would not be meaningful.

  REVENUES

     Revenues increased by $21.3 million, or 115.6%, to $39.8 million in 1997 from $18.4 million in 1996. The increase was primarily attributable to $19.0 million of additional revenues generated by new restaurants opened in 1997 and the increase in revenues in 1997 for restaurants opened in 1996. Comparable restaurant sales, driven by increased customer visits, increased 13.8% in 1997. The Company did not implement any meaningful price increases in 1997.

  COSTS AND EXPENSES

     Cost of sales. Cost of sales increased nominally as a percentage of revenues to 28.4% in 1997 from 28.3% in 1996.

     Labor. Labor costs decreased as a percentage of revenues to 29.4% in 1997 from 30.7% in 1996. This decrease was primarily the result of improvements in the management of hourly staff levels in new and existing restaurants.

     Operating. Operating expenses decreased as a percentage of revenues to 16.9% in 1997 from 18.8% in 1996, due primarily to the maturation of restaurants opened in 1996 (which resulted in lower operating expenses as a percentage of sales for those restaurants) and the larger and more mature restaurant base that existed in 1997, which mitigated the impact of higher operating expenses associated with restaurants opened in 1997.

     Occupancy. Occupancy costs decreased as a percentage of revenues to 6.9% in 1997 from 8.0% in 1996. This decrease was primarily the result of the increase in revenues and, to a lesser extent, more favorable lease terms associated with the new restaurants opened in 1997.

     General and administrative. General and administrative expenses increased to $4.3 million (10.8% of revenues) in 1997, from $1.4 million (7.5% of revenues) in 1996. This increase was primarily the result of the addition of corporate management personnel in 1996 and 1997, resulting in $1.7 million of additional compensation and benefits in 1997 as well as the increased cost of supporting a larger restaurant base including $240,000 in additional accounting and legal fees, $520,000 in additional travel and consulting fees, and an additional $175,000 in facility expenses.

     Depreciation and amortization. Depreciation and amortization increased to $1.1 million in 1997 from $434,000 in 1996. This increase was primarily the result of depreciation recognized on capital expenditures for new restaurants and an additional $90,000 of amortization of goodwill associated with the purchase of minority interests in October 1997.

     Preopening. Preopening expenses in 1997 increased to $1.9 million from $782,000 in 1996 due to a greater number of restaurants which were developed in 1997 compared to 1996.

     Interest income (expense), net. Net interest expense increased to $317,000 in 1997 from $131,000 in 1996 due to borrowings on the Company's line of credit and an increase in long-term debt.

  ELIMINATION OF MINORITY INTERESTS

     Elimination of minority interests increased to $1.3 million in 1997 from $993,000 in 1996 primarily due to the increased income generated by the Scottsdale, Newport Beach and La Jolla restaurants. Elimination of minority interests in 1997 was also higher due to approximately $110,000 attributable in 1997 to the collective minority interests of Market Partners, Operating Partners and Culinary Partners; such partnership arrangements were not in place in 1996. These increases were offset in part by the repurchase in October 1997 of the minority interests in the Scottsdale, Newport Beach and La Jolla restaurants.

  PROVISION FOR INCOME TAXES

     The provision for income taxes for 1997 and 1996 represents certain minimum state taxes based on taxable factors other than earnings. The Company did not record a tax benefit for the losses generated for fiscal years 1997 and 1996 as utilization of such losses in future periods was deemed uncertain. At December 28, 1997, the Company had a net operating loss carryforward of approximately $1.9 million which will expire for federal tax purposes in 2011 and for state tax purposes in 2001. The expected income tax benefit derived by applying the statutory income tax rate has been eliminated as a result of an increase in the deferred income tax asset valuation allowance.

YEAR ENDED DECEMBER 29, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The following discussion of the Company's results of operations for the year ended December 29, 1996 relates to the combined operating results of the Company and the Predecessors. The Company has not presented separate analyses regarding the two month period ended February 28, 1996 relating to the Predecessors or the ten month period ended December 29, 1996 relating to the Company because the Company believes that such discussion would not be meaningful.

  REVENUES

     Revenues increased by $8.0 million, or 76.3%, to $18.4 million in 1996 from $10.5 million in 1995. The increase was primarily attributable to revenues of $6.9 million generated by new restaurants opened in 1996 and the increase in revenues in 1996 for restaurants opened in 1995. Increased customer visits generated comparable restaurant sales gains of 13.0% in 1996. The Company did not implement any meaningful price increases in 1996.

  COSTS AND EXPENSES

     Cost of sales. Cost of sales remained constant as a percentage of revenues at 28.3% in both 1996 and 1995.

     Labor. Labor costs decreased as a percentage of revenues to 30.7% in 1996 from 32.0% in 1995. This decrease was primarily the result of improvements in the management of hourly staff levels in new and existing restaurants.

     Operating. Operating costs increased as a percentage of revenues to 18.8% in 1996 from 14.6% in 1995. This increase was primarily the result of new restaurant openings in the last quarter of 1996 which resulted in additional restaurant administration and facility costs.

     Occupancy. Occupancy costs decreased as a percentage of revenues to 8.0% in 1996 from 10.1% in 1995. This decrease was primarily the result of the increased revenue base and to a lesser extent, more favorable lease terms associated with the new restaurants opened in 1996.

     General and administrative. General and administrative expenses increased in 1996 to $1.4 million, or 7.5% of revenues, from $192,000, or 1.8% of revenues, in 1995. This increase was primarily attributable to the initial formation of the Company, including the addition of management personnel.

     Depreciation and amortization. Depreciation and amortization expenses increased to $434,000 in 1996 from $322,000 in 1995. This increase was principally the result of depreciation recognized on capital expenditures on new restaurants opened in 1996 and $154,000 of amortization of goodwill associated with the February 1996 acquisition. See "Certain Transactions."

     Preopening. Preopening expenses increased to $782,000 in 1996 from $400,000 in 1995, due to a greater number of restaurants under development in 1996.

     Interest income (expense), net. Net interest expense increased to $131,000 in 1996 from $13,000 in 1995 due to interest expense incurred on notes payable to minority stockholders in connection with the February 1996 acquisition. See "Certain Transactions."

  ELIMINATION OF MINORITY INTERESTS

     The elimination of minority interests of $993,000 in 1996 was the result of the formation of the Company in February 1996 and the related acquisition of the majority of the interests in the original restaurants. In 1995, because the operating results of the Predecessors are presented on a combined basis, there were no minority interests.

  PROVISION FOR INCOME TAXES

     The provision for income taxes in 1996 represents certain minimum state taxes based on taxable factors other than earnings. The Company did not record a tax benefit for the losses generated for fiscal year 1996 as utilization of such losses in future periods was deemed uncertain. The expected income tax benefit derived by applying the statutory income tax rate has been eliminated as a result of a deferred income tax asset valuation allowance. The Company's taxable income for the year ended December 31, 1995 was allocated and taxed directly to the stockholders and members of the Predecessors resulting in no tax provision.

QUARTERLY RESULTS


     The following tables set forth certain unaudited quarterly information for each of the eight fiscal quarters in the two year period ended September 27, 1998. This quarterly information has been prepared on a consistent basis with the audited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year. See "Risk Factors--Fluctuations in Operating Results."



                               FISCAL 1996                FISCAL 1997                        FISCAL 1998
                               -----------   -------------------------------------   ---------------------------
                                 FOURTH       FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND     THIRD
                                 QUARTER     QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                                            (DOLLARS IN THOUSANDS)
Revenues.....................    $5,458      $8,175    $9,528    $9,935    $12,130   $15,728   $17,209   $20,239
  Costs and expenses:
    Restaurant operating
      costs:
      Cost of sales..........     1,575       2,324     2,705     2,798      3,490     4,394     4,705     5,653
      Labor..................     1,713       2,384     2,844     2,885      3,570     4,556     4,844     5,821
      Operating..............     1,063       1,284     1,587     1,705      2,151     2,579     2,861     3,457
      Occupancy..............       491         564       642       681        856     1,103     1,254     1,420
                                 ------      ------    ------    ------    -------   -------   -------   -------
         Total restaurant
           operating costs...     4,842       6,556     7,778     8,069     10,067    12,632    13,664    16,351
  General and
    administrative...........       642         760     1,063     1,162      1,291     1,348     1,405     1,574
  Depreciation and
    amortization.............       159         209       242       262        389       489       524       583
  Preopening.................       467         146       253       683        840       432       785     1,191
                                 ------      ------    ------    ------    -------   -------   -------   -------
Income (loss) from
  operations.................      (652)        504       192      (241)      (457)      827       831       540
Interest income (expense),
  net........................       (72)        (81)      (46)      (38)      (152)     (210)     (245)     (305)
                                 ------      ------    ------    ------    -------   -------   -------   -------
Income (loss) before
  elimination of minority
  interests and provision for
  income taxes...............      (724)        423       146      (279)      (609)      617       586       235
Elimination of minority
  interests..................      (103)       (383)     (375)     (335)      (215)     (156)     (189)     (198)
                                 ------      ------    ------    ------    -------   -------   -------   -------
Income (loss) before
  provision for income
  taxes......................      (827)         40      (229)     (614)      (824)      461       397        37
Provision for income taxes...        (1)        (32)      (20)      (10)        (7)       (4)       (7)       --
                                 ------      ------    ------    ------    -------   -------   -------   -------
Net income (loss)............    $ (828)     $    8    $ (249)   $ (624)   $  (831)  $   457   $   390   $    37
                                 ======      ======    ======    ======    =======   =======   =======   =======
Restaurants open at end of
  period.....................         7           7         8         9         13        13        14        17

     The operating results of the Company for such eight fiscal quarters expressed as a percentage of revenues were as follows:


                                     FISCAL 1996                FISCAL 1997                        FISCAL 1998
                                     -----------   -------------------------------------   ---------------------------
                                       FOURTH       FIRST    SECOND     THIRD    FOURTH     FIRST    SECOND     THIRD
                                       QUARTER     QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
Revenues...........................     100.0%      100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
  Costs and expenses:
    Restaurant operating costs:
      Cost of sales................      28.8        28.4      28.4      28.2      28.8      27.9      27.4      27.9
      Labor........................      31.4        29.2      29.8      29.0      29.4      29.0      28.1      28.8
      Operating....................      19.5        15.7      16.7      17.1      17.7      16.4      16.6      17.1
      Occupancy....................       9.0         6.9       6.7       6.9       7.1       7.0       7.3       7.0
                                        -----       -----     -----     -----     -----     -----     -----     -----
         Total restaurant operating
           costs...................      88.7        80.2      81.6      81.2      83.0      80.3      79.4      80.8
  General and administrative.......      11.8         9.3      11.2      11.7      10.6       8.6       8.2       7.7
  Depreciation and amortization....       2.9         2.5       2.5       2.6       3.2       3.1       3.0       2.9
  Preopening.......................       8.6         1.8       2.7       6.9       6.9       2.7       4.6       5.9
                                        -----       -----     -----     -----     -----     -----     -----     -----
Income (loss) from operations......     (12.0)        6.2       2.0      (2.4)     (3.7)      5.3       4.8       2.7
Interest income (expense), net ....      (1.3)       (1.0)     (0.5)     (0.4)     (1.3)     (1.4)     (1.4)     (1.5)
                                        -----       -----     -----     -----     -----     -----     -----     -----
Income (loss) before elimination of
  minority interests and provision
  for income taxes.................     (13.3)        5.2       1.5      (2.8)     (5.0)      3.9       3.4       1.2
Elimination of minority
  interests........................      (1.9)       (4.7)     (3.9)     (3.4)     (1.8)     (1.0)     (1.1)     (1.0)
                                        -----       -----     -----     -----     -----     -----     -----     -----
Income (loss) before provision for
  income taxes.....................     (15.2)        0.5      (2.4)     (6.2)     (6.8)      2.9       2.3       0.2
Provision for income taxes.........        --        (0.4)     (0.2)     (0.1)     (0.1)       --        --        --
                                        -----       -----     -----     -----     -----     -----     -----     -----
Net income (loss)..................     (15.2)%       0.1%     (2.6)%    (6.3)%    (6.9)%     2.9%      2.3%      0.2%
                                        =====       =====     =====     =====     =====     =====     =====     =====



     Historically, the Company has experienced variability in the amount and percentage of revenues attributable to preopening expenses. The Company typically incurs the most significant portion of preopening expenses associated with a given restaurant within the two months immediately preceding and the month of the opening of the restaurant. In addition, the Company's experience to date has been that labor and operating costs associated with a newly opened restaurant (for approximately its first four to six months of operation) are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of revenues. Accordingly, the volume and timing of new restaurant openings has had and is expected to have a meaningful impact on preopening expenses, labor and operating costs until such time as a larger base of restaurants in operation mitigates such impact. For example, preopening expense in the quarter ended September 27, 1998 increased by $406,000 over the prior quarter as a result of an increase in the number of stores under development in the quarter. Further, because the Company has relied on borrowings under its line of credit to fund the development of its restaurants in 1998, interest expense (net) for the quarter ended September 27, 1998 increased by $60,000 over the prior quarter. The Company anticipates that this effect on preopening expenses and interest expense (net) will increase in the quarter ending December 27, 1998.


LIQUIDITY AND CAPITAL RESOURCES


     The Company has funded its capital requirements since its inception through private sales of equity securities, debt financing, sale-leaseback arrangements and cash flow from operations. Net cash provided by operating activities was $625,000, $139,000 and $4.6 million for total year 1996, fiscal year 1997 and the nine months ended September 27, 1998, respectively. Net cash provided by operating activities exceeded the net losses for the periods due principally to the effect of minority interests and depreciation.



     The Company uses cash primarily to fund the development and construction of new restaurants. Net cash used in investing activities in total year 1996, fiscal year 1997 and the nine months ended September 27, 1998 was $8.2 million, $11.5 million and $15.8 million, respectively, which included payments of $4.2 million and $2.5 million in total year 1996 and fiscal year 1997, respectively, made in connection with the acquisition of minority interests. Capital expenditures were $4.0 million, $8.7 million and $15.5 million in total year 1996, fiscal year 1997 and the nine months ended September 27, 1998, respectively. The Company intends to open ten restaurants in 1998 (seven of which are open) and 13 in 1999. Total capital expenditures are expected to be approximately $23 million in 1998. The Company expects that its planned future restaurants will require, on average, a total cash investment per restaurant, exclusive of landlord contributions, of approximately $1.5 million to $2.0 million. Preopening expenses are expected to average approximately $250,000 per restaurant.



     Net cash provided by financing activities in 1996, 1997 and the nine months ended September 27, 1998 was $9.0 million, $12.2 million, and $11.6 million, respectively. Financing activities in 1996 and 1997 consisted principally of sales of Preferred Stock. The Company has a line of credit agreement which permits borrowings of up to $20 million and bears interest at LIBOR plus 3.5% (9.15% at September 27, 1998). As of September 27, 1998, the Company had $18.0 million outstanding under this facility. The Company anticipates increasing the commitment and borrowings under this facility to approximately $25 million prior to the completion of this offering. As a result of the increased commitment and the recent contraction in the credit markets the line of credit will bear interest at LIBOR plus 6.0% (11.65% at September 27, 1998). Pursuant to its terms, the lender has the right to require that all borrowings under the credit agreement be repaid upon the consummation of this offering; however, the Company will continue to be eligible to borrow funds under such line of credit after repayment. The terms of the line of credit require the Company to maintain a net worth of at least $10 million, including convertible redeemable preferred stock. The line of credit agreement also contains covenants which place various restrictions on sales of properties, transactions with affiliates, creation of additional debt, and other customary nonfinancial covenants. The line of credit agreement is collateralized by the Company's interests in the partnerships through which the Company operates its restaurants. The Company does not anticipate that the above covenants and restrictions will have a significant impact on the Company. Although the line of credit matures in fiscal 1999, the Company believes that the lender will be willing to extend the term of the line of credit on terms and conditions which are comparable to those contained in the existing line of credit, or that other financing will be available in an amount and on terms and conditions which are adequate to meet the Company's working capital and liquidity needs, but there can be no assurance that such financing will be available.



     Although the Company has achieved positive cash flow from its restaurant operations since inception and has not budgeted any material portion of the net proceeds of this offering for the operation of its restaurants, the significant investment of resources in acquiring and opening its restaurants resulted in the Company incurring net losses in each fiscal period from inception through December 28, 1997. As a result, the Company had negative working capital at September 27, 1998 despite the fact that it achieved net income in the first three quarters of fiscal 1998. Such working capital deficiency will be substantially reduced by the anticipated repayment of its line of credit from the proceeds of this offering and by the conversion of the Deferred Purchase Price Liability into Common Stock.



     The Company's capital requirements, including development costs related to the opening of additional restaurants, have been and will continue to be significant. To date, the Company has been substantially dependent upon loans from lending institutions and private equity funding to develop its restaurants. In addition to the repayment of borrowings under its line of credit, most of which have been incurred for the development of new restaurants, the Company intends to use the balance of the net proceeds for development of new restaurants in 1999 and for general corporate purposes. The Company's future capital requirements and the adequacy of its available funds will depend on many factors, including the pace of expansion, real estate markets, site locations and the nature of the arrangements negotiated with landlords. Although no assurance can be given, the Company believes that cash flow from operations together with the net proceeds from this offering and borrowings under its line of credit will be sufficient to fund its capital requirements through 1999. In the event that additional capital is required, the Company may seek to raise such capital through public or private equity or debt financings. Future capital funding transactions may result in dilution to purchasers in this offering. There can be no assurance that such capital will be available on favorable terms, if at all.



     The Company leases restaurant and office facilities and equipment and certain real property under operating leases expiring between 2000 and 2019. Future minimum lease payments under operating leases, including restaurant facilities currently under construction or yet to be constructed as of September 27, 1998 were as follows: remainder of 1998 - $843,000; 1999 - $5.5 million; 2000 - $5.8 million; 2001 - $5.8 million; 2002 - $5.7 million; and thereafter - $56.0 million.


PREFERRED STOCK AND ACCRETION


     In February 1996 and September 1996, the Company sold shares of its Series A Preferred Stock convertible into 2,677,135 shares of Common Stock at $4.00 per common share, and in May 1997, the Company sold shares of its Series B Preferred Stock convertible into 758,565 shares of Common Stock at $8.70 per common share. The Series A Preferred Stock has an annual six percent dividend payable quarterly on March 31, June 30, September 30, and December 31 in shares of Series A Preferred Stock on a cumulative basis beginning January 1, 1998. The Series B Preferred Stock has an annual six percent dividend payable quarterly on March 31, June 30, September 30, and December 31 in shares of Series B Preferred Stock on a cumulative basis beginning April 1, 1999. Dividend accretion on the Series A and Series B Preferred Stock was approximately $504,000 for the year ended December 29, 1996, $876,000 for the year ended December 28, 1997, and $718,000 for the nine months ended September 27, 1998, respectively. At September 27, 1998, the carrying basis of the Preferred Stock was $18.5 million. As a result of this offering, each two shares of Series A Preferred Stock and Series B Preferred Stock will be automatically converted into one share of Common Stock.


INFLATION

     The primary inflationary factors affecting the Company's operations are food and labor costs. A large number of the Company's restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage directly affect the Company's labor costs. To date, inflation has not had a material impact on the Company's results of operations. See "Risk Factors--Changes in Food Costs."

YEAR 2000 COMPLIANCE

     The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00". This issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company has reviewed both its information technology and its non-information technology systems to determine whether they are year 2000 compliant, and the Company has not identified any material systems which are not year 2000 compliant. The Company has initiated formal communications with all significant suppliers and service providers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate the year 2000 problem. The Company has received written assurances of year 2000 compliance from a majority of the third parties with whom it has relationships, including its POS, payroll and credit card service providers. Unless public suppliers of water, electricity and natural gas are disrupted for a substantial period of time (in which case the Company's business may be materially adversely affected), the Company believes its operations will not be significantly disrupted even if third parties with whom the Company has relationships are not year 2000 compliant. Further, the Company believes that it will not be required to make any material expenditure to address the year 2000 problem. However, uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance, and the Company intends to continue to make efforts to ensure that third parties with whom it has relationships are year 2000 compliant. Any year 2000 compliance problem of either the Company or its vendors could materially adversely affect the Company's business, financial condition or operating results.

                                    BUSINESS


     P.F. Chang's owns and operates 20 full service restaurants that feature a distinctive blend of high quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. The Company's restaurants offer intensely flavored, highly memorable culinary creations, prepared from fresh ingredients, including premium herbs and spices imported directly from China. The menu is focused on select dishes created to capture the distinct flavors and styles of the five major culinary regions of China: Canton, Hunan, Mongolia, Shanghai and Szechwan. By adhering to the Chinese culinary precepts of fan and t'sai, a balancing of rice, noodles and grains with meat, seafood and vegetables, the P.F. Chang's menu offers an array of taste, texture, color and aroma. The menu is highlighted by dishes such as Chang's Spicy Chicken, Orange Peel Beef, Peking Ravioli, Chicken in Soothing Lettuce Wrap, Szechwan-Style Long Beans and Dan Dan Noodles. The traditional cuisine is complemented by a full service bar offering an extensive selection of wines, specialty drinks, Asian beers, cappuccino and espresso. The average check per customer, including beverage, is approximately $17.00. The Company offers superior customer service in a high energy atmosphere featuring a display kitchen, exhibition wok cooking and a decor that includes wood and slate floors, mounted life-size terra cotta replicas of Xi'an warriors and narrative murals depicting 12th century China.



     The Company was formed in early 1996 with the acquisition of the four original P.F. Chang's restaurants and the hiring of an experienced management team led by Richard Federico and Robert Vivian, the Company's Chief Executive Officer and Chief Financial Officer, respectively, to support the Company's founder, Paul Fleming. P.F. Chang's opened three additional restaurants in 1996, six in 1997 and expects to open ten restaurants in 1998 (seven of which are open) and 13 in 1999. Key to the Company's expansion strategy and success at the restaurant level is the P.F. Chang's management philosophy utilizing Market, Operating and Culinary Partners. The Company has demonstrated the viability of the P.F. Chang's concept in a wide variety of markets across the United States, including the Southwest, southern California, Texas and southern Florida.


P.F. CHANG'S CHINA BISTRO CONCEPT AND STRATEGY

     The P.F. Chang's concept was developed in 1993 by Paul Fleming, a Phoenix-based restaurateur, in collaboration with Philip Chiang, the owner of the Mandarin restaurant in Beverly Hills, California. The Company's objectives are to (i) develop and operate a nationwide system of restaurants that offer guests a sophisticated dining experience, (ii) create a loyal customer base that generates a high level of repeat business and (iii) provide superior returns to its investors. To achieve its objectives, the Company has developed the following strategies:

     Offer High Quality Chinese Cuisine. P.F. Chang's seeks to differentiate itself from other Chinese restaurants by offering only premium products made from scratch upon order, from original regional Chinese recipes. The Company utilizes traditional Hong Kong preparation techniques, which combine high temperature wok cooking, fresh ingredients and reduced oil to produce dishes with a distinct, outstanding and highly memorable flavor. A core menu is served at both lunch and dinner featuring a variety of freshly prepared wok-fired creations, roasted duck and chicken, fresh seafood, homemade soups, signature salads and desserts. All products are served family-style allowing the guests to build a meal of complementary flavors, colors and aromas.

     Create a Memorable Atmosphere. The Company seeks to design a unique atmosphere for each restaurant that it operates. Common design elements of the restaurants include natural wood and slate floors, custom millwork, special light fixtures, hand-painted murals depicting ancient Chinese history and life-size terra cotta soldiers, all of which create a warm and elegant ambiance. Exhibition-style kitchens, featuring the Company's classically trained wok chefs, reinforce the perceptions of quality, freshness, authenticity and cleanliness and add flash and fire to the energy of the restaurant.

     Deliver Superior Customer Service. Significant time and resources are spent in the development and implementation of a comprehensive service system at each restaurant. The Company offers guests prompt, friendly and efficient service, keeping waitstaff-to-table ratios high, and staffing each restaurant with an experienced management team to ensure consistent and attentive customer service. The Company employs food runners to ensure prompt delivery of fresh food at the appropriate temperature, allowing the waitstaff to focus on overall customer satisfaction. All service personnel are thoroughly trained in the subtle flavors of each dish. Using a thorough knowledge and understanding of the Company's menu, the waitperson assists guests in selecting a meal that balances the principles of fan and t'sai foods to attain a harmony of taste, texture, color and aroma.


     Provide Excellent Dining Value. The Company believes it provides its guests with an exceptional value by serving high quality Chinese cuisine in a memorable atmosphere with superior customer service, all for an average check of approximately $17.00. This price-value relationship helps create the long-term bond between P.F. Chang's and its guests. Because of the superior level of customer satisfaction it delivers, the Company believes it enjoys a high level of repeat business, which serves as a solid foundation from which to grow incremental sales. For the fiscal year ended December 28, 1997 and the nine months ended September 27, 1998, the Company generated comparable restaurant sales growth of approximately 13.8% and 12.9%, respectively.



     Achieve Exceptional Restaurant Economics. In the first nine months of 1998, the Company's restaurants produced average weekly sales of $95,127 and restaurant operating income of 19.8% of sales. In addition, for the 12 month period ended September 27, 1998, the Company's restaurants have achieved restaurant pre-tax return on investment of 37.6%. The Company believes that it has been able to achieve these results due to the broad appeal of the P.F. Chang's concept, careful site selection and consistent application of its management and training concepts.



     Pursue Accelerated, Disciplined Restaurant Expansion. The Company plans to develop restaurants in both existing and new markets nationwide where the Company believes it can generate attractive unit-level economics. The Company targets high traffic, high visibility locations in affluent urban and suburban markets. The flexibility of the P.F. Chang's concept enables the Company to open successful restaurants in a wide variety of locations, including residential neighborhoods, shopping centers, office buildings and hotels. The Company expects to open ten new restaurants in 1998 (seven of which are open) and 13 in 1999. The Company intends to continue to develop restaurants that typically range in size from 6,000 square feet to 7,000 square feet, and that require, on average, a total cash investment of approximately $1.5 million to $2.0 million and a total capitalized investment of between $2.5 million and $3.0 million per restaurant. This total investment includes the capitalized lease value of the property, which can vary greatly depending on the specific trade area.


     Leverage P.F. Chang's Partnership Management Philosophy. The Company believes that economic participation by management at the operating level is a key to the long-term success of its restaurants. The Company has developed a partnership management philosophy based on a three person team at each restaurant: the Market Partner (regional manager), Operating Partner (restaurant manager) and Culinary Partner (chef). Each of these partners is provided an opportunity to invest in and to participate in the cash flows of the restaurants for which they are responsible. As a result of this structure, the Company believes it is able to (i) attract and retain highly experienced and motivated managers with powerful incentives to execute the Company's strategy and maximize stockholder value, (ii) provide stable restaurant management which reduces staff turnover and increases customer satisfaction and (iii) leverage the specific market knowledge of its partners to facilitate the rapid expansion of the concept.

UNIT ECONOMICS


     The following table depicts the pre-tax return on investment for the fiscal years 1995, 1996 and 1997, as well as the 12 months ended September 27, 1998. Return on investment is calculated as the quotient of restaurant income (loss) before interest, taxes and rent divided by the total restaurant investment. The computation of return on investment excludes rents, interest and taxes to provide for an evaluation of operational results of individual restaurants without the variability introduced by different forms of financing and ownership (i.e., purchased and financed versus leased).

                              RETURN ON INVESTMENT

              (DOLLARS IN THOUSANDS, EXCEPT AVERAGE WEEKLY SALES)



                                               FISCAL     FISCAL     FISCAL      12 MONTHS ENDED
                                                1995       1996       1997      SEPTEMBER 27, 1998
TOTAL RESTAURANTS
Sales weeks..................................      129        225        440              698
Average weekly sales.........................  $81,122    $81,976    $90,383         $ 93,561
Sales........................................   10,465     18,445     39,768           65,306
Restaurant income (loss) before income
  taxes(1)...................................  $   585    $ 1,502    $ 4,482         $  8,220
Interest expense.............................       13         67        214              225
Rent expense(2)..............................      656      1,297      2,124            3,469
                                               -------    -------    -------         --------
Restaurant EBIT + rent(a)....................  $ 1,254    $ 2,866    $ 6,820         $ 11,914
                                               =======    =======    =======         ========
Average restaurant assets employed
  (net)(3)...................................  $ 1,522    $ 2,448    $ 8,243         $ 14,066
Present value of remaining lease
  obligations(4).............................    3,461      5,891     11,272           17,616
                                               -------    -------    -------         --------
Total restaurant investment(b)...............  $ 4,983    $ 8,339    $19,515         $ 31,682
                                               =======    =======    =======         ========
Return on investment(a)/(b)..................     25.2%      34.4%      34.9%            37.6%
RESTAURANTS OPENED IN 1998
Sales weeks.................................................................               52
Average weekly sales........................................................         $104,411
Sales.......................................................................            5,429
Restaurant income (loss) before income taxes(1).............................         $ (1,000)
Interest expense............................................................               --
Rent expense(2).............................................................              280
                                                                                     --------
Restaurant EBIT + rent(a)...................................................         $   (720)
                                                                                     ========
Average restaurant assets employed (net)(3).................................         $  1,653
Present value of remaining lease obligations(4).............................            1,639
                                                                                     --------
Total restaurant investment(b)..............................................         $  3,292
                                                                                     ========
Return on investment(a)/(b).................................................            (21.9)%
RESTAURANTS OPENED IN 1997
Sales weeks......................................................         76              282
Average weekly sales.............................................    $73,675         $ 78,073
Sales............................................................      5,599           22,017
Restaurant income (loss) before income taxes(1)..................    $(1,727)        $  1,305
Interest expense.................................................         --               --
Rent expense(2)..................................................        282            1,148
                                                                     -------         --------
Restaurant EBIT + rent(a)........................................    $(1,445)        $  2,453
                                                                     =======         ========
Average restaurant assets employed (net)(3)......................    $ 2,230         $  6,934
Present value of remaining lease obligations(4)..................      2,068            7,069
                                                                     -------         --------
Total restaurant investment(b)...................................    $ 4,298         $ 14,003
                                                                     =======         ========
Return on investment(a)/(b)......................................      (33.6)%           17.5%

                                               FISCAL     FISCAL     FISCAL      12 MONTHS ENDED
                                                1995       1996       1997      SEPTEMBER 27, 1998
RESTAURANTS OPENED IN 1996
Sales weeks...........................................         17        156              156
Average weekly sales..................................    $63,527    $92,930         $106,470
Sales.................................................      1,080     14,497           16,609
Restaurant income (loss) before income taxes(1).......    $  (850)   $ 1,866         $  3,052
Interest expense......................................         10        193              210
Rent expense(2).......................................         65        717              828
                                                          -------    -------         --------
Restaurant EBIT + rent(a).............................    $  (775)   $ 2,776         $  4,090
                                                          =======    =======         ========
Average restaurant assets employed (net)(3)...........    $   402    $ 4,060         $  3,769
Present value of remaining lease obligations(4).......        704      4,294            4,250
                                                          -------    -------         --------
Total restaurant investment (b).......................    $ 1,106    $ 8,354         $  8,019
                                                          =======    =======         ========
Return on investment (a)/(b)..........................      (70.1)%     33.2%            51.0%
RESTAURANTS OPENED PRIOR TO 1996
Sales weeks..................................      129        208        208              208
Average weekly sales.........................  $81,122    $83,484    $94,578         $102,167
Sales........................................   10,465     17,365     19,672           21,251
Restaurant income (loss) before income
  taxes(1)...................................  $   585    $ 2,352    $ 4,343         $  4,863
Interest expense.............................       13         57         21               15
Rent expense(2)..............................      656      1,232      1,125            1,213
                                               -------    -------    -------         --------
Restaurant EBIT + rent(a)....................  $ 1,254    $ 3,641    $ 5,489         $  6,091
                                               =======    =======    =======         ========
Average restaurant assets employed
  (net)(3)...................................  $ 1,522    $ 2,046    $ 1,953         $  1,710
Present value of remaining lease
  obligations(4).............................    3,461      5,187      4,910            4,658
                                               -------    -------    -------         --------
Total restaurant investment(b)...............  $ 4,983    $ 7,233    $ 6,863         $  6,368
                                               =======    =======    =======         ========
Return on investment(a)/(b)..................     25.2%      50.3%      80.0%            95.6%


---------------
(1) Restaurant income (loss) before income taxes represents restaurant revenues less all restaurant-specific operating costs, depreciation, preopening costs, and interest expense. Preopening costs are aggregated in the month in which a restaurant opens. General and administrative expenses, interest expense on general corporate debt, depreciation on general corporate assets, and amortization of goodwill are excluded from the calculation.

(2) Rent expense consists of minimum contractual rents plus contingent rents.

(3) Average restaurant assets employed (net) represents the 12 month average of all restaurant-specific long-term assets, net of any accumulated depreciation, determined on a prorated basis for restaurants opened within the period.

(4) Present value of remaining lease obligations represents the 12 month average discounted present value of restaurant lease payments to the date of lease expiration using a 10% discount rate, determined on a prorated basis for restaurants opened within the period.

LOCATIONS

     The following table depicts existing restaurants and restaurants expected to open in 1998:


                                                                        APPROXIMATE SQUARE  INTERIOR
EXISTING LOCATIONS                                  OPENING DATE             FOOTAGE        SEATING*
------------------                                  ------------        ------------------  --------
Scottsdale, AZ (Fashion Square)                July 1993                      6,050           177
Newport Beach, CA (Fashion Island)             June 1994                      5,050           155
La Jolla, CA (UTC)                             August 1995                    7,400           257
Irvine, CA (Spectrum Center)                   November 1995                  7,000           208
Las Vegas, NV (Paradise & Flamingo)            October 1996                   7,000           220
Houston, TX (Highland Village)                 December 1996                  6,500           182
Littleton, CO (Park Meadows)                   December 1996                  7,600           245
Metarie, LA (Lakeside)                         April 1997                     5,850           201
Miami, FL (The Falls)                          September 1997                 5,800           206
Charlotte, NC (Phillips Place)                 October 1997                   6,900           211
N. Miami, FL (Aventura)                        October 1997                   7,000           244
Tempe, AZ (Centerpoint)                        December 1997                  6,600           228
McLean, VA (Tysons Corner)                     December 1997                  6,500           204
Dallas, TX (North Tollway)                     March 1998                     6,900           192
El Segundo, CA (Manhattan Beach)               June 1998                      6,950           220
Austin, TX (Jollyville Road)                   August 1998                    7,000           196
Dallas, TX (NorthPark)                         August 1998                    6,100           178
Atlanta, GA (Ashwood & Perimeter)              October 1998                   7,000           225
Birmingham, AL (The Summit)                    October 1998                   7,150           230
Denver, CO (LoDo)                              October 1998                   7,150           230
PLANNED LOCATIONS                                       ANTICIPATED OPENING DATE
---------------------------------------------  -------------------------------------------
Northbrook, IL (Northbrook Court)              November 1998
Troy, MI (Somerset)                            December 1998
West Hollywood, CA (Beverly Center)            December 1998


------------------------------

 * Many of the Company's restaurants have outdoor seating in addition to interior seating.



     In 1999, the Company intends to open 13 new restaurants in approximately seven new markets, including New York, Boston, Orlando, San Francisco, Salt Lake City, Raleigh and Columbus.


EXPANSION STRATEGY AND SITE SELECTION

     The Company is actively developing restaurants in both new and existing markets and has planned an expansion strategy targeted at major metropolitan areas throughout the United States. Within each targeted metropolitan area, the Company identifies specific trade areas with high traffic patterns and suitable demographic characteristics, including population density, consumer attitudes and affluence. Within an appropriate trade area, the Company evaluates specific sites that provide visibility, accessibility and exposure to traffic volume. The Company's site criteria are flexible, as is evidenced by the variety of environments and facilities in which the Company currently operates. These facilities include freestanding buildings, regional malls and entertainment centers. Each restaurant is designed to convey a unique expression of local styles incorporated into the P.F. Chang's decor that maximizes the value and visibility of the site.

     The Company intends to continue to develop restaurants that typically range in size from 6,000 square feet to 7,000 square feet, and that require, on average, a total capitalized investment of between $2.5 million and $3.0 million per restaurant. This total investment includes the capitalized lease value of the property, which can vary greatly depending on the specific trade area. The Company expects that its planned future restaurants will require, on average, a total cash investment per restaurant, exclusive of landlord contributions, of approximately $1.5 million to $2.0 million. Preopening expenses are expected to average approximately

$250,000 per restaurant. The Company currently leases the sites for all of its restaurants and does not intend to purchase real estate for its sites in the future.

MENU

     The P. F. Chang's menu offers a harmony of taste, texture, color and aroma by balancing the principles of fan and t'sai foods. Fan foods include rice, noodles, grains and dumplings, while vegetables, meat, poultry and seafood are t'sai foods. The Company's chefs are trained to produce distinctive Chinese cuisine with traditional recipes from the five major culinary regions of China:
Canton, Hunan, Mongolia, Shanghai and Szechwan. The intense heat of Mandarin-style wok cooking sears in the clarity and distinct flavor of fresh ingredients. Slow roasted Cantonese-style ducklings, chickens, BBQ spare ribs and BBQ pork are prepared in vertical ovens, while handmade shrimp, pork and vegetable dumplings, as well as flavorful fish and vegetables, are prepared in custom-made steamer cabinets. MSG is not added or used in any P.F. Chang's menu items.

     In addition to the core menu, P.F. Chang's also offers special lunch and dinner selections. These menus offer specials developed by the Company's Culinary Partners around the country and are changed two to three times a year. Individual items that are received well by guests migrate to the core menu. The fresh produce, seafood, meat, poultry and specialty items that are specific to a certain region of the United States or to a specific season are featured on a daily basis. Extensive research and development, including annual trips to China by the P.F. Chang's corporate executive chef, continually reinforce the Company's commitment to training the P.F. Chang's chefs and enhancing the menu offerings.

     The Company's entrees range in price from $8.00 to $13.00, and its appetizers range in price from $4.00 to $7.00. The Company's average check per guest, including alcoholic beverages, is approximately $17.00. Sales of alcoholic beverages, featuring an extensive selection of wines, all of which are offered by the glass, constitute approximately 20% of revenues. Lunch and dinner contribute roughly 30% and 70% of revenues, respectively.

DECOR AND ATMOSPHERE

     The Company believes that ambiance plays a critical role in the dining experience. By combining the influences of Chinese and American cultures, each restaurant is designed to create a warm, sophisticated environment that is intended to be suitable for a variety of occasions. Each restaurant incorporates certain elements of local styles and common design elements, including hand-painted murals depicting 12th century China, sculptures of Xi'an warriors, hardwood and slate flooring, decorative lighting and custom millwork, all of which provide continuity of the brand. Seating is a comfortable combination of tables, booths and banquettes. Bistro-style counter seating is also available, frequently with a view of the exhibition-style kitchen in order to accommodate peak-period demand and the preferences of single or time-pressed diners.

OPERATIONS


     In order to provide incentive to key management personnel, the Company has entered into a series of partnership agreements with its regional managers ("Market Partners") and certain of its general managers ("Operating Partners") and certain of its executive chefs ("Culinary Partners"). These partnership agreements entitle the Market Partner to a specified percentage of the cash flows from the restaurants that partner has developed and oversees as the regional manager. Similarly, the general manager and the executive chef at most of the Company's restaurants are offered the opportunity to become Operating Partners and Culinary Partners, respectively, and to receive a percentage of the cash flows from the restaurant in which they work. Each Market Partner receives 7% of the operating cash flow (net of Operating and Culinary Partner distributions) generated by each restaurant in his or her territory. Each Operating Partner receives 6% of the operating cash flow generated by the restaurant he or she manages, and each Culinary Partner receives 2% of the operating cash flow generated by the restaurant in which he or she works. At the time an individual becomes a Market Partner, Operating Partner or Culinary Partner, that person is required to make an equity investment in the partnership of $50,000 for a Market Partner, $25,000 for an Operating Partner or $8,333 for a Culinary Partner. Each Market, Operating and Culinary Partner must enter into a five year employment agreement with the Company. The Company has the right, in its sole discretion, to terminate the employment of any Market Partner, Operating Partner or Culinary Partner, and, upon such termination, to repurchase that partner's interest in the partnership at such partner's then-current basis in the partnership. If an individual continues to serve as Market Partner, Operating Partner or Culinary Partner for five years, then the Company has the right to repurchase that person's interest in the partnership for a value which is determined by reference to trailing cash flows. The Company has implemented this partnership structure to facilitate the development and operation of its restaurants. By requiring this level of commitment and by providing the Market, Operating and Culinary Partners with a significant stake in the success of the restaurant, the Company believes that it is able to attract and retain experienced and highly motivated managers.

     Each of the Company's eight Market Partners oversees a territory that can support seven to ten restaurants. The Market Partner's role is to ensure that each restaurant within his or her territory achieves a competitive return on investment through the successful execution of the concept. The typical Market Partner is an individual who has achieved a leadership position (such as Director of Operations) at a multi-unit, full-service restaurant company. The Company anticipates adding six to eight Market Partners over the next five years for its domestic development.

     The Company strives to create a sophisticated dining experience through the careful selection, training and supervision of personnel. The staff of a typical restaurant consists of an Operating Partner, two or three managers, a Culinary Partner, one or two sous chefs and approximately 125 hourly employees, many of whom work part-time. The Operating Partner of each restaurant is responsible for the day-to-day operation of that restaurant, including hiring, training and development of personnel, as well as operating results. The Culinary Partner is responsible for product quality, purchasing, food costs and kitchen labor costs. The Company requires its Operating Partners and Culinary Partners to have significant experience in the full-service restaurant industry.


     The Company has a comprehensive 12 week management development program. This program consists of six weeks of culinary training including both culinary job functions and culinary management. The remaining six weeks focus on service strategies, guest relations, office management and shift management. All management and culinary personnel are required to successfully complete all sections of this program. The training program is comprised of a series of projects and skill assessments. Each trainee is formally evaluated at the end of each week in writing by the Operating Partner and Culinary Partner. This feedback is forwarded to the program's administrators, the Director of Training and the Director of Culinary Development. Upon the completion of each six week section each trainee must successfully complete a comprehensive certification administered by the Market Partner, Director of Culinary Development or the Director of Training. A trainee cannot advance or complete the program without being certified.


     The Operating Partners and Culinary Partners are responsible for selecting employees for their restaurants. The Partners are accountable for administering the Company's staff training programs that are developed by the training and culinary departments. The employee development program lasts between one and two weeks and focuses on both technical and cultural knowledge.

MARKETING

     The Company focuses its business strategy on providing high quality, traditional Chinese cuisine served by an attentive staff in a distinctive environment at an affordable price. By focusing on the food, service and ambiance of the restaurant, the Company has created an environment that fosters repeat patronage and encourages word-of-mouth recommendations. The Company believes that word-of-mouth advertising is a key component in driving guest trial and usage.

     To attract new customers, the Company has also implemented a local, regional and national marketing strategy through paid advertising, public relations efforts and community involvement to maintain and build awareness throughout each community in which it operates. In order to increase local awareness of its restaurants, the Company builds relationships with local radio personalities who provide testimonials to their listening audiences. The partnered stations are consistently among the highest rated stations in their markets. Likewise, the radio personalities are very well recognized in their communities, not only on their station, but also in the market as a whole. In most cases, the commercials are endorsed, live reads that are typically longer than a normal 60 second commercial.

     The Company also undertakes specialty programs such as concierge and accommodation programs targeted to build relationships with the local hotel concierges, who offer personal recommendations to the guests of their establishments. Community involvement with local organizations, participation in non-profit benefits and auctions, chef demonstrations and cooking classes also increase consumer awareness.

     A national advertising campaign comprised of advertisements in inflight magazines of Southwest Airlines and America West Airlines, which carry a high level of traffic in the Company's markets, is designed to make frequent travelers aware of P.F. Chang's locations across the country.

MANAGEMENT INFORMATION SYSTEMS

     The Company utilizes an integrated information system to manage the flow of information within each restaurant and between the restaurants and the corporate office. This system includes a point-of-sales ("POS") local area network that helps facilitate the operations of the restaurant by recording sales transactions and printing orders in the appropriate locations within the restaurant. Additionally, the POS system is utilized to authorize, batch and transmit credit card transactions, to record employee time clock information, to schedule labor and to produce a variety of management reports. Select information that is captured from the POS system is transmitted to the corporate office on a daily basis, which enables senior management to continually monitor operating results. The Company believes that its current POS system will be an adequate platform to support its planned expansion.

     The Company uses software and hardware developed by reputable vendors and commonly used in the restaurant industry. These systems are integrated to provide senior management with daily and weekly sales and cost analysis, monthly detailed profit statements and comparisons between actual and budgeted operating results.

PURCHASING

     The Company's purchasing programs provide its restaurants with high quality ingredients at competitive prices from reliable sources. Consistent menu specifications as well as purchasing and receiving guidelines ensure freshness and quality. Because the Company utilizes only fresh ingredients in all of its menu offerings, inventory is maintained at a modest level. The Company negotiates short-term and long-term contracts depending on demand for its products. These contracts range in duration from two to twelve months. With the exception of produce, which is purchased locally, the Company utilizes the Distributors Marketing Alliance as the primary distributor of product to all of its restaurants. Distributors Marketing Alliance is a cooperative of multiple food distributors located throughout the nation. The Company has a non-exclusive short term contract with Distributors Marketing Alliance on terms and conditions which the Company believes are consistent with those made available to similarly situated restaurant companies. The Company believes that competitively priced alternative distribution sources are available should such channels be necessary. Chinese-specific ingredients are usually sourced directly from Hong Kong, China and Taiwan. The Company has developed an extensive network of importers in order to maintain an adequate supply of items that conform to the Company's brand and product specifications.

COMPETITION

     The restaurant business is intensely competitive with respect to food quality, price-value relationships, ambiance, service and location, and many existing restaurants compete with the Company at each of its locations. Key competitive factors in the industry include the quality and value of the food, quality of service, price, dining experience, restaurant location and the ambiance of the facilities. The Company's primary competitors include mid-price, full service casual dining restaurants and locally-owned and operated Chinese restaurants. There are many well-established competitors with substantially greater financial, marketing, personnel and other resources than the Company. In addition, many of the Company's competitors are well established in the markets where the Company's operations are, or in which they may be, located. While the Company believes that its restaurants are distinctive in design and operating concept, other companies may develop restaurants that operate with similar concepts.

PROPERTIES

     All of the Company's restaurants are located in leased facilities. Current restaurant leases have expiration dates ranging from 2002 to 2019, with the majority of the leases providing for five-year options to renew for at least one additional term. All of the Company's leases provide for a minimum annual rent, and most leases require additional percentage rent based on sales volume in excess of minimum levels at the particular location. Most of the leases require the Company to pay the costs of insurance, taxes, and a portion of the lessor's operating costs. The Company does not anticipate any difficulties renewing existing leases as they expire.

     The Company's executive offices are located in approximately 4,400 square feet of leased space in Phoenix, Arizona.

EMPLOYEES


     At September 27, 1998, the Company employed approximately 2,400 persons, 35 of whom were executive office personnel, 176 of whom were unit management personnel and the remainder of whom were hourly restaurant personnel. The Company's employees are not covered by a collective bargaining agreement. The Company considers its employee relations to be good.


GOVERNMENTAL REGULATION

     The Company's restaurants are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to environmental, building construction, zoning requirements and the preparation and sale of food and alcoholic beverages. The Company's facilities are licensed and subject to regulation under state and local fire, health and safety codes.

     The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. There can be no assurance that the Company will be able to obtain necessary licenses or other approvals on a cost-effective and timely basis in order to construct and develop restaurants in the future. Various federal and state labor laws govern the Company's operations and its relationship with its employees, including minimum wage, overtime, working conditions, fringe benefit and citizenship requirements. In particular, the Company is subject to the regulations of the INS. Given the location of many of the Company's restaurants, even if the Company's operation of those restaurants is in strict compliance with INS requirements, the Company's employees may not all meet federal citizenship or residency requirements, which could lead to disruptions in its work force.

     Approximately 20% of the Company's revenues are attributable to the sale of alcoholic beverages. The Company is required to comply with the alcohol licensing requirements of the federal government, states and municipalities where its restaurants are located. Alcoholic beverage control regulations require applications to state authorities and, in certain locations, county and municipal authorities for a license and permit to sell alcoholic beverages. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants, including minimum age of guests and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. Failure to comply with federal, state or local regulations could cause the Company's licenses to be revoked or force it to terminate the sale of alcoholic beverages at one or more of its restaurants.

     The Company is subject to state "dram shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. While the Company carries liquor liability coverage as part of its existing comprehensive general liability insurance, there can be no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all.

     The federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. The Company is required to comply with the Americans With Disabilities Act and regulations relating to accommodating the needs of the disabled in connection with the construction of new facilities and with significant renovations of existing facilities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each of the Company's directors and executive officers:

NAME                                        AGE                     POSITION
                                                   Chief Executive Officer, President and
Richard L. Federico.......................  44     Director
Robert T. Vivian..........................  40     Chief Financial Officer and Secretary
Frank Ziska...............................  51     Chief Development Officer
Gregory C. Carey..........................  46     Chief Operating Officer
Paul M. Fleming...........................  44     Director and Founder
J. Michael Chu(2).........................  40     Director
Gerald R. Gallagher(1)....................  57     Director
R. Michael Welborn(1)(2)..................  47     Director
James G. Shennan..........................  57     Director
Yves Sisteron.............................  43     Director

------------------------------
(1) Compensation Committee Member.

(2) Audit Committee Member.

     Richard L. Federico joined the Company as President and a director in February 1996 and in September 1997 succeeded Paul M. Fleming as Chief Executive Officer. From February 1989 to January 1996 Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc. where he was responsible for concept development and operations. Under his direction, this division grew from one unit in 1989 to more than 70 units by 1996.

     Robert T. Vivian has served as Chief Financial Officer and Secretary since April 1996. From January 1991 to April 1996 Mr. Vivian served in a variety of positions at Brinker International, Inc., the most recent of which was Vice President of Investor Relations. In this capacity, Mr. Vivian was responsible for dissemination of financial information and corporate communications to Brinker's stockholders.

     Frank Ziska has served as Chief Development Officer since June 1998. Prior to joining the Company, from 1994 to June 1998, Mr. Ziska served as Managing Director of United States and Canadian Operations for Cushman & Wakefield Worldwide, a real estate brokerage firm. Prior to that time, beginning in 1989, Mr. Ziska served as Managing Director and Branch Manager of Arizona Operations for Cushman & Wakefield of Arizona, Inc.

     Gregory C. Carey has served as Chief Operating Officer of the Company since August 1998. From June 1994 to August 1998 Mr. Carey served as Chief Operating Officer for Rainforest Cafe Inc. where he was responsible for operations as well as site selection, design and implementation. From July 1989 to June 1994 Mr. Carey was Senior General Manager for Restaurants Unlimited, Inc.

     Paul M. Fleming founded the Company in January 1996 and has served as a director of the Company since that time. Mr. Fleming also served as Chief Executive Officer of the Company from January 1996 to September 1997. From November 1992 to February 1996, Mr. Fleming served as President of Fleming Chinese Restaurants, Inc., the entity which opened, developed and managed the first four P.F. Chang's restaurants, each of which were owned by separate entities and were located in Scottsdale, Arizona and Irvine, Newport Beach and La Jolla, California. In addition, from 1983 to 1997, Mr. Fleming was also a franchisee of Ruth's Chris Steakhouse, Inc.

     J. Michael Chu has served as a director of the Company since February 1996. Mr. Chu has been a Managing Director of Catterton-Simon Partners, a venture capital firm, since 1990. Mr. Chu also serves on the boards of directors of Fine Host Corp and several private companies.

     Gerald R. Gallagher has served as a director of the Company since February 1996. He has been a General Partner of Oak Investment Partners, a venture capital firm, since May 1987. Mr. Gallagher also serves on the boards of directors of several private companies.

     R. Michael Welborn has served as a director of the Company since August 1996. Mr. Welborn has served as the Chairman of Bank One, Arizona, N.A., a commercial bank, since January 1996. From September 1993 to December 1995 he served as Managing Director of The Venture West Group, a merchant bank. From May 1988 to September 1993 Mr. Welborn served as Chairman of Citibank of Arizona. Mr. Welborn also serves on the boards of directors of Bank One, Arizona, N.A. and a private company.

     James G. Shennan, Jr. has served as a director of the Company since May 1997. He has been a principal of Trinity Ventures, a venture capital firm, since June 1989. Mr. Shennan also serves on the boards of directors of Starbuck's Corporation and a number of privately-held, consumer-oriented companies in which Trinity Ventures is an investor.

     Yves Sisteron has served as a director of the Company since May 1997. Mr. Sisteron has been a Principal of Global Retail Partners, L.P. since January 1996 and a Manager, U.S. Investments of Carrefour S.A. since March 1993. Mr. Sisteron has a J.D. and an L.L.M. from Lyon Law School and an L.L.M. in Comparative Law from New York University School of Law. Mr. Sisteron also serves on the boards of directors of InterWorld Technology Ventures, Inc. and several private companies.

     Currently, all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Company's Board of Directors. There are no family relationships among the directors or officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee of the Company's Board of Directors is comprised of Michael Welborn and Gerald Gallagher. Neither of these individuals was at any time during the 1997 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

     The Company does not compensate directors for service on the Board of Directors or its committees but does reimburse reasonable costs and expenses associated with attendance at meetings. Mr. Welborn, the only director who is not a member of management and who is not affiliated with any of the Company's venture capital investors, received a nonqualified stock option to purchase 25,000 shares of Common Stock, at an exercise price of $2.40 per share in August 1996, subject to vesting over a five year period. In addition, following the consummation of this offering, future directors and certain of the Company's existing directors will be eligible for automatic stock option grants under the Company's 1998 Stock Option Plan. See "Management -- Benefit Plans."

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to provisions of the Delaware General Corporation Law ("DGCL"), the Company has adopted provisions in its Charter, which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL relating to improper dividends or distributions; or (iv) for any transaction from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Certificate also authorizes the Company to indemnify its current and former officers, directors, employees or agents against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of the Company (other than liabilities arising from acts or omissions not in good faith or willful misconduct).

     The Company's By-laws authorize the Company to indemnify its officers, directors, employees and agents to the extent permitted by the DGCL. Pursuant to
Section 145 of the DGCL, which empowers the Company to enter into indemnification agreements with its officers, directors, employees and agents, the Company has entered into separate indemnification agreements with its directors and executive officers which may, in some cases, be broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require the Company, among other things, to indemnify such executive officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from acts or omissions not in good faith or willful misconduct) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation paid to each person who served as the Company's Chief Executive Officer during the fiscal year ended December 28, 1997 and each other executive officer whose combined salary and bonus for the fiscal year ended December 28, 1997 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year. The executive officers named below are referred to herein as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                 COMPENSATION/
                                                                                     AWARDS
                                                                               ------------------
                                                       ANNUAL COMPENSATION         SHARES OF
                                                       --------------------       COMMON STOCK
NAME AND PRINCIPAL POSITION(S)                          SALARY      BONUS      UNDERLYING OPTIONS
------------------------------                         --------    --------    ------------------
Richard L. Federico..................................  $270,000    $115,000          50,000
  Chief Executive Officer and President
Robert T. Vivian.....................................   106,000      23,000           7,500
  Chief Financial Officer and Secretary
Paul M. Fleming......................................   167,000      50,000              --
  Founder and former Chief Executive Officer

  OPTION GRANTS

     The following table sets forth certain information concerning the grant of options to purchase the Company's Common Stock made during the fiscal year ended December 28, 1997 to each of the Named Executive Officers:

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                NUMBER OF SHARES   PERCENT OF TOTAL                               STOCK PRICE
                                OF COMMON STOCK    OPTIONS GRANTED    EXERCISE                  APPRECIATION FOR
                                   UNDERLYING        TO EMPLOYEES     OR BASE                    OPTION TERM(3)
                                    OPTIONS           IN FISCAL        PRICE     EXPIRATION   --------------------
NAME AND PRINCIPAL POSITION(S)     GRANTED(1)        YEAR 1997(2)      ($/SH)       DATE         5%         10%
------------------------------  ----------------   ----------------   --------   ----------   --------    --------
Richard L. Federico........          50,000              29.4%         $ 6.00     08/14/07    $188,688    $478,123
  Chief Executive Officer and
  President
Robert T. Vivian...........           7,500               4.4           10.00     11/25/07      47,167     119,531
  Chief Financial Officer and
  Secretary
Paul M. Fleming............              --                --              --           --          --          --
  Founder and former Chief
  Executive Officer

------------------------------
(1) Options generally vest over a period of five years with 20% of the options vesting one year after the date of grant and the balance vesting in equal monthly installments.

(2) In 1997, the Company granted options to purchase an aggregate of 170,000 shares.

(3) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the Securities and Exchange Commission ("SEC"). Actual gains, if any, on stock option exercises are dependent upon future performance of the Company and related Common Stock price levels during the terms of the options. There can be no assurance that the amounts reflected in this table will be achieved.

FISCAL YEAR-END VALUES OF STOCK OPTIONS

     The following table sets forth certain information concerning the 1997 fiscal year-end value of unexercised options held by the Named Executive Officers. None of the Named Executive Officers exercised any options during fiscal 1997.

                          AGGREGATED OPTION EXERCISES
                       AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                                              OPTIONS AT 12/28/97                    12/28/97(2)
                                        -------------------------------    -------------------------------
                 NAME                   EXERCISABLE(1)    UNEXERCISABLE    EXERCISABLE(1)    UNEXERCISABLE
                 ----                   --------------    -------------    --------------    -------------
Richard L. Federico...................     393,965              0            $2,814,134              --
Robert T. Vivian......................      93,490              0               653,524              --
Paul M. Fleming.......................     286,640              0             1,719,840              --

------------------------------
(1) All options issued to the Named Executive Officers are immediately exercisable. However, unvested shares are subject to a right of repurchase on behalf of the Company in the event of the Named Executive Officer's termination of service with the Company.

(2) Calculated by determining the difference between the fair market value of the securities underlying the option at December 28, 1997 ($10.00 as determined by the Company's Board of Directors) and the exercise price of the Named Executive Officer's options.

BENEFIT PLANS


     1998 Stock Option Plan. A total of 280,000 shares of the Company's Common Stock (the "Share Reserve") have been reserved for issuance under the Company's 1998 Stock Option Plan (the "1998 Option Plan"). In addition, the Share Reserve will be increased if any outstanding options issued under the 1997 Restaurant Management Plan and the 1996 Employee Stock Option Plan (collectively, the "Prior Plans") expire or are canceled, or if the Company exercises its right to repurchase unvested shares of stock which were acquired upon exercise of options granted under the Prior Plans. As of September 27, 1998: (i) no shares of Common Stock have been issued upon exercise of options under the 1998 Option Plan or the Prior Plans; (ii) 117,500 shares were subject to options outstanding under the 1998 Option Plan; and (iii) an aggregate of 1,013,385 shares were subject to outstanding options under the Prior Plans. The 1998 Option Plan provides for discretionary grants of incentive stock options and nonqualified stock options to the Company's employees, officers, directors, consultants, advisors, and/or other independent contractors. The option price per share for an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock on the grant date. The option price per share for a nonstatutory stock option may not be less than 85% of the fair market value of a share of Common Stock on the grant date. The option price per share for an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or a parent or subsidiary) may not be less than 110% of the fair market value of a share of Common Stock on the grant date. The Company's Compensation Committee has the authority to, among other things, determine the vesting schedule for each option granted. All options expire within ten years. The 1998 Option Plan includes an automatic grant program for outside directors. Pursuant to this program, each outside director will be granted an option to purchase 10,000 shares of Common Stock at the time he or she is first elected or appointed a director of the Company. In addition, Michael Welborn and each outside director elected after the consummation of this offering remaining in office on the day following each annual meeting of stockholders will be granted an option to purchase 2,500 shares. With respect to the other outside directors in office prior to consummation of this offering (Messrs. Chu, Gallagher and Sisteron), each such director remaining in office 18 months after the consummation of this offering shall be granted an option to purchase 2,500 shares on the day following each annual meeting of stockholders thereafter.



     1997 Restaurant Management Stock Option Plan. As of September 27, 1998, 56,875 shares were subject to options outstanding under the Company's 1997 Restaurant Management Plan (the "Restaurant Management Plan"). All of such outstanding options were exercisable as of such date subject, in certain cases, to the Company's right to repurchase the shares acquired upon exercise. The Company will not issue additional options under the Restaurant Management Plan. The Restaurant Management Plan provides for grants of incentive stock options and nonqualified stock options to employees of the Company who hold the position of general manager or assistant manager or a position of similar importance to the Company. The option price per share for an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock on the grant date. The option price per share for nonqualified stock option may not be less than 85% of the fair market value of a share of Common Stock on the grant date. The option price per share for an option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or a parent or subsidiary) or 10% of the total combined value of all such classes of stock may not be less than 110% of the fair market value of a share of Common Stock on the grant date. Generally, options vest over five years with 20% of the options vesting one year after the grant date and the balance vesting in equal monthly installments over the remaining term of the options. Options expire within ten years.



     1996 Employee Stock Option Plan. As of September 27, 1998, 956,510 shares were subject to options under the Company's 1996 Employee Stock Option Plan (the "Employee Plan"). All of such outstanding options were exercisable as of such date subject, in certain cases, to the Company's right to repurchase the shares acquired upon exercise. The Company will not issue any additional options under the Employee Plan. The Employee Plan provides for grants of incentive stock options and nonqualified stock options to the Company's employees (including officers), directors, consultants, advisors, and/or other independent contractors. The option price per share for an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock on the grant date. The option price per share for a nonqualified stock option may not be less than 85% of the fair market value of a share of Common Stock on the grant date. The option price per share for an option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or a parent or subsidiary) or 10% of the total combined value of all such classes of stock may not be less than 110% of the fair market value of a share of Common Stock on the grant date. Generally, options vest over five years with 20% of the options vesting one year after the grant date and the balance vesting in equal monthly installments over the remaining term of the options. Options expire within ten years.

     1998 Employee Stock Purchase Plan. A total of 400,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan"), none of which have been issued. The Purchase Plan permits eligible employees to purchase Common Stock at a discount, but only through payroll deductions, during concurrent 24 month offering periods. Each offering period will be divided into four consecutive six month purchase periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the Common Stock on the first day of the offering period and the fair market value of the Common Stock on the last day of the purchase period. The initial offering period will commence on the effective date of this offering.

EMPLOYMENT AGREEMENT


     The Company entered into an employment agreement with Paul M. Fleming on January 1, 1996. Pursuant to the terms of the agreement, Mr. Fleming is currently serving as a director and employee of the Company for a term which expires December 31, 1998. On September 2, 1998, the Company amended the employment agreement to provide for Mr. Fleming's transition from an employee of the Company to a consultant of the Company. Pursuant to the terms of the employment agreement, as amended, the Company shall retain Mr. Fleming as a consultant and shall nominate him as a director each year during the period beginning January 1, 1999 and ending December 31, 2000. Until December 31, 1998, Mr. Fleming is entitled to a base salary and a bonus equal to 50% of such base salary. Beginning January 1, 1999, Mr. Fleming will be compensated for services rendered as a consultant and reimbursed for all actual, out-of-pocket expenses incurred in providing such services to the Company. The agreement prohibits Mr. Fleming from competing with the Company in the area of Chinese and Asian food concepts during the term of the agreement and for two years after the termination thereof.

                              CERTAIN TRANSACTIONS

     Since December 31, 1995, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company or its Predecessors was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of voting securities of the Company or members of such person's immediate family had or will have a direct or indirect material interest other than the transactions described below.


     Formation and Series A Preferred Financing. The Company was formed on January 31, 1996, through the issuance of 500 shares of Common Stock to Paul Fleming for a purchase price of $100. In February 1996, the Company sold shares of Series A Preferred Stock convertible into 2,487,500 shares of Common Stock at a price of $4.00 per common share and related warrants for an aggregate purchase price of $9,950,000. Contemporaneously, the Company acquired Paul and Kelly Fleming's 52% interest in Fleming Chinese Restaurants, Inc., which operated the first P.F. Chang's restaurant in Scottsdale, Arizona, for $1,037,000 in cash and $954,000 in notes payable. The Company also acquired from the Flemings (i) a 43% interest in P.F. Chang's II, Inc., which operated a P.F. Chang's restaurant in Newport Beach, California, (ii) a 50% ownership in P.F. Chang's III, L.L.C., which operated a P.F. Chang's restaurant in La Jolla, California and (iii) a 54% ownership interest in P.F. Chang's IV, L.L.C., which operated a P.F. Chang's restaurant in Irvine, California, all for an aggregate purchase price of $2,006,000 in cash and 2,499,500 shares of Common Stock of the Company. In September 1996, the Company issued shares of Series A Preferred Stock convertible into 189,635 shares of Common Stock at a price of $4.00 per common share for an aggregate purchase price of $758,540. Pursuant to the terms of the Company's Charter, on March 31, 1998, June 30, 1998 and September 30, 1998 the Company issued, and upon the consummation of this offering will issue, paid-in-kind dividends ("PIK Dividends") to the stockholders of the Company who hold Series A Preferred Stock. PIK Dividends are cumulative and are equal to 6% of the number of shares of Series A Preferred Stock owned by each stockholder payable in quarterly installments. Upon completion of this offering, all shares of the Series A Preferred Stock will convert into shares of Common Stock.


     The following executive officers, directors and beneficial holders of more than 5% of a class of the Company's capital stock purchased shares of the Series A Preferred Stock having an aggregate purchase price of at least $60,000.

                                                                 SHARES
EXECUTIVE OFFICERS, DIRECTORS AND 5% STOCKHOLDERS(1)          PURCHASED(4)
----------------------------------------------------          ------------
Oak Investment Partners VI, Limited Partnership(2)..........    906,085
Catterton-Simon Partners, L.P.(2)...........................    625,000
Trinity Ventures V, L.P.(2).................................    475,000
Silver Creek Investments Limited(2).........................    437,500
Yves Sisteron(2)............................................     40,450
Richard L. Federico(3)......................................     50,000

------------------------------
(1) See notes to "Principal and Selling Stockholders" for information relating to the beneficial ownership of shares and identification of affiliated stockholders.

(2) A beneficial owner (together with its affiliates) of more than 5% of a class of the Company's capital stock. Gerald R. Gallagher, J. Michael Chu, James
    G. Shennan and Yves Sisteron, each a director of the Company, are affiliated with Oak Investment Partners VI, Limited Partnership, Catterton-Simon Partners, L.P., Trinity Ventures V, L.P. and Global Retail Partners, L.P., respectively.

(3) An officer and director of the Company.


(4) Represents number of shares of Common Stock issuable upon conversion of purchased shares of Series A Preferred Stock. Excludes an aggregate of 164,275 shares of Common Stock issuable upon conversion of PIK Dividends (a) paid on March 31, 1998, June 30, 1998 and September 30, 1998 and (b) to be paid at the earlier of the consummation of this offering or December 31, 1998.

     Series B Preferred Financing. In May 1997, the Company sold shares of Series B Preferred Stock convertible into 758,565 shares of Common Stock at a price of $8.70 per common share, for an aggregate purchase price of $6,599,519. The following executive officers, directors and beneficial holders of more than 5% of a class of the Company's capital stock purchased shares of Series B Preferred Stock having an aggregate purchase price of at least $60,000.

                                                                 SHARES
EXECUTIVE OFFICERS, DIRECTORS AND 5% STOCKHOLDERS(1)          PURCHASED(3)
----------------------------------------------------          ------------
Global Retail Partners, L.P.(2).............................    322,018
Oak Investment Partners VI, Limited Partnerships(2).........    114,942
Catterton-Simon Partners, L.P.(2)...........................    114,942
Trinity Ventures V, L.P.(2).................................    114,942

------------------------------

(1) See notes to table of beneficial ownership in "Principal and Selling Stockholders" for information relating to the beneficial ownership of shares and identification of affiliated stockholders.


(2) A beneficial owner (together with its affiliates) of more than 5% of a class of the Company's Capital Stock. Gerald R. Gallagher, J. Michael Chu, James
    G. Shennan and Yves Sisteron, each a director of the Company, are affiliated with Oak Investment Partners VI, Limited Partnership, Catterton-Simon Partners, L.P., Trinity Ventures V, L.P. and Global Retail Partners, L.P., respectively.

(3) Represents number of shares of Common Stock issuable upon conversion of purchased shares of Series B Preferred Stock.


     Purchase of Remaining Minority Interests. During 1997, the Company purchased substantially all the remaining outstanding minority interests in the Scottsdale, La Jolla and Newport Beach restaurants for approximately $2,520,000 in cash and $2,426,000 in Common Stock of the Company to be issued upon consummation of this offering upon conversion of the Deferred Purchase Price Liability. In September 1998, the Company, upon demand by the individual holders, made cash payments aggregating $227,000; thus reducing the Deferred Purchase Price Liability to $2,199,000 at September 27, 1998. The number of shares of Common Stock to be issued will be determined by dividing $2,199,000 by the initial offering per share price. The Company is obligated, upon demand of the individual holders, to pay the minority interest holders their respective portions of the Deferred Purchase Price Liability in cash, provided that such request is made on or prior to December 31, 1998.



     Promissory Notes. Prior to the formation of the Company, Paul Fleming, the founder and a director of the Company, personally guaranteed several promissory notes entered into by the Predecessors to pay for improvements to the Scottsdale, La Jolla and Newport Beach restaurants. The aggregate original principal amount of the notes was $472,000. In connection with the Company's acquisition of the interests in the Predecessors, the Company assumed the promissory notes. Mr. Fleming remains a guarantor of the notes. As of September 27, 1998, the aggregate outstanding principal amount of the notes was approximately $103,000.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of September 27, 1998, and as adjusted to reflect the sale of the shares offered hereby, assuming no exercise of the Underwriters' over-allotment option, by (i) each person (together with its affiliates) who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each of the Named Executive Officers; (iii) each director of the Company (who, where applicable, is listed under the name of the principal stockholder with which he is affiliated); (iv) all executive officers and directors of the Company as a group; and (v) the Selling Stockholder. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, the Company believes that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder. The address of the individuals listed below is the address of the Company appearing on the cover of this registration statement.



                                                 SHARES
                                           BENEFICIALLY OWNED                          SHARES
                                              PRIOR TO THE                       BENEFICIALLY OWNED
                                             OFFERING(1)(2)        SHARES     AFTER THE OFFERING(1)(2)
                                          ---------------------     BEING     ------------------------
                                            NUMBER      PERCENT    OFFERED      NUMBER        PERCENT
Oak Investment Partners VI, Limited
  Partnership(3)........................   1,076,627     17.1%          --     1,076,627        12.1%
  Gerald R. Gallagher
  4550 Norwest Center
  Minneapolis, MN 55402
Catterton-Simon Partners, L.P.(4).......     778,295     12.4           --       778,295         8.8
  J. Michael Chu
  9 Greenwich Office Park
  Greenwich, CT 06830
Trinity Ventures V, L.P.(5).............     619,090      9.8           --       619,090         7.0
  James G. Shennan, Jr.
  3000 Sand Hill Road
  Building 1, Suite 240
  Menlo Park, CA 94025
Global Retail Partners, L.P.(6).........     364,949      5.8           --       364,949         4.1
  Yves Sisteron
  2121 Avenue of the Stars, Suite 1600
  Los Angeles, CA 90067
Silver Creek Investments Limited(7).....     464,347      7.4           --       464,347         5.2
  61 Purchase Street, Suite #2R
  Rye, NY 10580
Paul M. Fleming(8)......................   2,641,170     40.2      850,000     1,791,170        19.5
R. Michael Welborn(9)...................      30,173        *           --        30,173           *
Richard L. Federico(10).................     447,034      6.7           --       447,034         4.8
Robert T. Vivian(11)....................     105,990      1.7           --       105,990         1.2
All officers and directors as a group
  (10 persons)(12)......................   6,148,328     85.5      850,000     5,298,328        54.1


------------------------------
   * Less than one percent.

 (1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities over which such person directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power, or as to which such person has the right to acquire such voting and/or investment power within 60 days.


 (2) Based on 6,291,185 shares outstanding at September 27, 1998, which includes
     (i) 2,500,000 shares of Common Stock outstanding as of such date, (ii) 3,516,613 shares issuable on conversion of outstanding Preferred Stock,
     (iii) 83,362 shares of Common Stock issuable upon conversion of paid-in-kind dividends to be paid to holders of

     Series A Preferred Stock of the Company subsequent to September 27, 1998 but prior to consummation of the offering and (iv) 191,210 shares issuable upon consummation of this offering upon conversion of the Deferred Purchase Price Liability, assuming an initial public offering price of $11.50. Shares outstanding as of September 27, 1998 excludes (i) 1,130,885 shares reserved as of such date for issuance upon the exercise of outstanding stock options at a weighted average price of $4.61 per share, (ii) an aggregate of 562,500 shares reserved for future grants under the Company's stock option and stock purchase plans and (iii) 62,190 shares reserved for issuance upon the exercise of outstanding warrants at an exercise price of $4.00 per share. Shares of Common Stock outstanding after the offering equals 8,891,185 shares (assuming no exercise of the Underwriter's over-allotment option). Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days of such date.



 (3) Includes 55,601 shares of Common Stock issuable upon conversion of PIK Dividends paid to the named stockholder and its affiliates who hold Series A Preferred Stock prior to consummation of the offering. Includes 1,052,079 shares held by Oak Investment Partners VI, Limited Partnership and 24,548 shares held by Oak VI Affiliates Fund, Limited Partnership. Gerald Gallagher, a director of the Company, is a partner of Oak Investment Partners with certain voting and investment power over such shares. Although Mr. Gallagher may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which he may have.



 (4) Includes 38,354 shares of Common Stock issuable upon conversion of PIK Dividends paid to the named stockholder and its affiliates who hold Series A Preferred Stock prior to consummation of the offering. Includes 464,347 shares held by Catterton-Simon Partners, L.P., 227,741 shares held by Catterton-PFC, L.L.C. and 86,207 shares held by Catterton-PFC Partners II, L.L.C. Michael Chu, a director of the Company, is President and Managing Director of Catterton-Simon Partners with certain voting and investment power over such shares. Although Mr. Chu may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which he may have.



 (5) Includes 29,147 shares of Common Stock issuable upon conversion of PIK Dividends paid to the named stockholder and its affiliates who hold Series A Preferred Stock prior to consummation of the offering. Includes 583,005 shares held by Trinity Ventures V, L.P. and 36,085 shares held by Trinity Ventures V Side-by-Side Fund, L.P. James G. Shennan, Jr., a director of the Company, is a partner of Trinity Ventures with certain voting and investment power over such shares. Although Mr. Shennan may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership except to the extent of any pecuniary interest therein which he may have.



 (6) Includes 2,481 shares of Common Stock issuable upon conversion of PIK Dividends paid to Yves Sisteron and certain other individuals affiliated with DLJ who hold Series A Preferred Stock prior to consummation of the offering. Includes 8,153 shares held by Mr. Sisteron, 202,662 shares held by Global Retail Partners, L.P., 13,952 shares held by Global Retail Partners Funding, Inc., 13,174 shares held by GRP Partners, L.P., 60,389 shares held by DLJ Diversified Partners, L.P., 3,488 shares held by DLJ First ESC, L.P., 22,426 shares held by DLJ Diversified Partners -- A, L.P. and 40,705 shares held by certain other individuals affiliated with DLJ. Each of such persons is affiliated with Global Retail Partners, L.P. and Global Retail Partners, L.P. and such affiliates are each affiliates of DLJ. Yves Sisteron, a director of the Company, is a Principal of Global Retail Partners L.P. Mr. Sisteron disclaims beneficial ownership of all shares owned by Global Retail Partners, L.P. and its affiliates except to the extent of his pecuniary interest, if any, therein.



 (7) Includes 26,847 shares of Common Stock issuable upon conversion of PIK Dividends paid to the named stockholder who holds Series A Preferred Stock prior to consummation of the offering.



 (8) Includes 286,640 shares subject to options which are exercisable within 60 days of December 31, 1998.



 (9) Includes 25,000 shares subject to options which are exercisable within 60 days of December 31, 1998.



(10) Includes 3,068 shares of Common Stock issuable upon conversion of PIK Dividends paid to the named stockholder who holds Series A Preferred Stock prior to consummation of the offering. Includes 393,965 shares subject to options which are exercisable within 60 days of December 31, 1998.



(11) Includes 105,990 shares subject to options which are exercisable within 60 days of December 31, 1998.



(12) Includes 896,595 shares subject to options which are exercisable within 60 days of December 31, 1998 and 128,651 shares of Common Stock issuable upon conversion of PIK Dividends.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and certain provisions of the Company's Charter and By-laws is a summary and is qualified in its entirety by the provisions of the Charter and By-laws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

     Upon the closing of the offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK


     As of September 27, 1998, there were 6,291,185 shares of Common Stock (after giving effect to the conversion into Common Stock of the Preferred Stock and the Deferred Purchase Price Liability upon the closing of this offering) outstanding held of record by 59 stockholders. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available thereof. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscriptive rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of the offering contemplated by this Prospectus will be fully paid and non-assessable. The Charter does not provide for cumulative voting, and accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.


PREFERRED STOCK

     Upon consummation of the offering there will be no outstanding shares of preferred stock of the Company. The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS


     Pursuant to the Amended and Restated Registration Rights Agreement dated May 1, 1997, between the Company and certain stockholders, certain investors holding an aggregate of 3,599,975 shares (the "Registrable Securities") will have certain "demand" rights to register those shares under the Securities Act. Beginning 180 days after the date of this Prospectus, if requested by holders of more than 50% of the Registrable Securities then outstanding and assuming a reasonably anticipated aggregate price to the public of at least $5 million, then, subject to certain limitations, the Company must file a registration statement under the Securities Act covering all Registrable Securities requested to be included by holders of Registrable Securities. The Company is required to effect up to three such "demand" registrations. The Company has the right to delay any such registration for up to 90 days under certain circumstances. All fees, costs and expenses of such registrations other than underwriting discounts and commissions, will be borne by the Company.


     In addition, holders of Registrable Securities have certain "piggyback" registration rights. If the Company proposes to register any of its securities under the Securities Act other than in connection with the Company's employee benefit plans or a corporate reorganization, then, subject to certain limitations, the holders of Registrable Securities may require the Company to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to limit the number of shares in such registration.

     Subject to certain limitations, expenses incurred in connection with the above registrations (other than underwriters' and brokers' discounts and commissions) will be borne by the Company.

DEFERRED PURCHASE PRICE LIABILITY


     In connection with the repurchase by the Company of minority interests in the Scottsdale, La Jolla and Newport Beach restaurants, certain of the former minority interest holders have the right to receive a number of shares of restricted Common Stock of the Company upon completion of the offering determined by dividing $2,199,000 by the initial public offering price per share. The Company is obligated, upon demand of the individual holders, to pay the minority interest holders their respective portions of the Deferred Purchase Price Liability in cash, provided that such request is made on or prior to December 31, 1998.


LIMITATION OF LIABILITY AND INDEMNIFICATION

     Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for a breach of a director's fiduciary duty of care. Although
Section 102(b)(7) does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Charter limits the liability of directors to the Company and its stockholders. Specifically, directors of the Company are not personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

ANTI-TAKEOVER PROVISIONS

     General. Certain provisions of the DGCL and the Company's Charter and By-laws may discourage or make it more difficult for a third-party to acquire control of the Company. Such provisions may limit the price that certain investors are willing to pay in the future for shares of the Company's Common Stock. These certain provisions may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. The Charter allows the Company to issue preferred stock with rights senior to those of the Common Stock and other rights that could adversely affect the interests of holders of shares of Common Stock without any further vote or action by the stockholders. The issuance of preferred stock, for example, could decrease the amount of earnings or assets available for distribution to the holders of shares of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of shares of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock, as well as having the anti-takeover effects discussed above.

     Delaware Takeover Statute. The Company is subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a "business combination" with certain persons ("Interested Stockholders") for three years following the time any such person becomes an Interested Stockholder. Interested Stockholders generally include (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation, and (ii) persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a business combination includes, among other things, (i) mergers or consolidations, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transactions that result in, among other things, the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder, or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 does not apply to a business combination if (i) before a person becomes an Interested Stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than certain excluded shares, or (iii) at or subsequent to such time the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

CHARTER AND BY-LAWS


     The Company's By-laws provide that special meetings of the stockholders of the Company may be called only by the President or Secretary of the Company upon the written request of a majority of the Board of Directors. The Company's Bylaws also require advance written notice of a special meeting to each stockholder of the Company entitled to vote at such meeting not less than 10, nor more than 60, days prior to the meeting. The Company's Charter does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.


     The Company's By-laws provide that the authorized number of directors may be changed by an amendment to the By-laws adopted by the Board of Directors or by the stockholders. Vacancies in the Board of Directors may be filled either by holders of a majority of the Company's directors then in office, though less than a quorum, or by a sole remaining director, or if there are no directors in office, in the manner provided by statute. If the directors then in office constitute less than a majority of the whole board, any stockholder or stockholders holding at least ten percent (10%) of the outstanding capital stock entitled to vote may apply to the Court of Chancery to order an election.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company, P.O. Box 20533, Jersey City, New Jersey 07303, attention: John Gagnon (201) 222-4114.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock in the public market after such restrictions lapse could adversely affect the prevailing market price at such time and the ability of the Company to raise equity capital in the future.


     Upon completion of this offering, the Company will have outstanding an aggregate of 8,891,185 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants to purchase Common Stock. Of these shares, the shares of Common Stock to be sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 5,441,185 shares held by existing stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rule 144 Rule and 701, the Restricted Shares will be available for in the public market as follows (based on the number of shares outstanding as of September 27, 1998): (i) 195,739 Restricted Shares will be eligible for sale 90 days after the date of this Prospectus; and (ii) all of the Restricted Shares will be available for sale in the public market upon expiration of the lock-up agreements 180 days after the date of this Prospectus.


     All officers and directors, and certain stockholders and option holders of the Company have agreed not to sell, make any short sale of, grant any option for the purchase of, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable for Common Stock held by such persons for a period of 180 days after the date of this Prospectus, without the prior written consent of DLJ. When determining whether or not to release shares from the lock-up agreements, DLJ will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 88,900 shares immediately after the offering) or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately following completion of the offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or written employment agreement is eligible to resell such shares 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period conditions, contained in Rule 144.



     Within 90 days of the date of this Prospectus, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under its equity incentive plans, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing. As of September 27, 1998, 1,130,885 options to purchase shares of Common Stock were outstanding under the Company's stock option plans and agreements, all of which are subject to the lock-up agreements described above.

                                  UNDERWRITING


     Subject to the terms and conditions of an Underwriting Agreement dated
            , 1998 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels") (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholder the respective number of shares of Common Stock set forth opposite their names below.



                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........
NationsBanc Montgomery Securities LLC.......................
Dain Rauscher Wessels.......................................
                                                              ---------
          Total.............................................  3,450,000
                                                              =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $     per share.
The Underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $     per share. After the initial
offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 517,500 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.



     The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.



     Each of the Company, its executive officers and directors and certain stockholders of the Company (including the Selling Stockholder) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Stockholder) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock other than registrations relating to equity compensation plans without DLJ's prior written consent.


     Prior to the offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company, representatives of the Selling Stockholder and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.



     Global Retail Partners, L.P. ("GRP") and certain of its affiliates, each an affiliate of DLJ, are stockholders of the Company. Yves Sisteron, a Principal of GRP and a director of the Company, has been elected to the Board of Directors pursuant to the provisions of a stockholder agreement which entitles Global Retail Partners, L.P., as a holder of Series B Preferred Stock and so long as it continues to hold at least a specified percentage of the Series B Preferred Stock, to elect one of the seven directors of the Company. Such stockholder agreement will terminate upon consummation of this offering. In May 1997, Global Retail Partners, L.P. and its affiliates, including Mr. Sisteron, acquired shares of the Company's Series B Preferred Stock convertible into an aggregate of 322,018 shares of Common Stock. Previously, in February 1996, Mr. Sisteron and two other individual affiliates of DLJ, acquired shares of the Company's Series A Preferred Stock convertible into an aggregate of 40,450 shares of Common Stock and have since received and will receive scheduled PIK Dividends thereon. In addition, certain individuals who are associated with NationsBanc Montgomery acquired shares of Series A Preferred Stock convertible into an aggregate of 88,100 shares of Common Stock in February 1996 and have since received and will receive scheduled PIK Dividends thereon, and such individuals and one other individual associated with NationsBanc Montgomery acquired shares of Series B Preferred Stock convertible into an aggregate of 24,405 shares of Common Stock in May 1997. In February 1996, NationsBanc Montgomery also received a five-year warrant to purchase shares of Series A Preferred Stock convertible into 62,190 shares of Common Stock at an exercise price of $4.00 per common share in connection with placement agent and other services it performed for the Company. See "Management," "Certain Transactions" and "Principal and Selling Stockholders."



     Other than in the United States, no action has been taken by the Company, the Selling Stockholder or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.


     In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been and general corporate legal matters will be passed upon for the Company by Gray Cary Ware & Freidenrich LLP, San Diego, California. Certain legal matters will be passed upon for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas.

                                    EXPERTS

     The consolidated financial statements of P.F. Chang's China Bistro, Inc. at December 28, 1997 and December 29, 1996 and for the year ended December 28, 1997, and the period from February 29, 1996 to December 29, 1996, and the combined results of operations of its Predecessors for the period from January 1, 1996 to February 28, 1996 and the year ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. As used herein, the term "Registration Statement" means the initial Registration Statement (including the exhibits, schedules, financial statements and notes filed as part thereof) and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the Commission as an exhibit to the Registration Statement, each such statement being qualified by and subject to such reference in all respects. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

     As a result of this offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports and other information with the Commission. Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     The Company intends to furnish holders of the Common Stock with annual reports containing, among other information, audited financial statements certified by an independent audited accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. The Company intends to furnish such other reports as it may determine or as may be required by law.

                        P.F. CHANG'S CHINA BISTRO, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
Report of Independent Auditors..............................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets at December 29, 1996, December
     28, 1997, and September 27, 1998 (unaudited)...........   F-3
  Consolidated Statements of Operations for the Year Ended
     December 31, 1995, the Period from January 1, 1996 to
     February 28, 1996, the Period from February 29, 1996 to
     December 29, 1996, the Year Ended December 28, 1997,
     and the Nine Months Ended September 28, 1997 and
     September 27, 1998 (unaudited).........................   F-4
  Consolidated Statements of Convertible Redeemable
     Preferred Stock and Common Stockholders' and Members'
     Equity (Deficit) for the Year Ended December 31, 1995,
     the Period from January 1, 1996 to February 28, 1996,
     the Period from February 29, 1996 to December 29, 1996,
     the Year Ended December 28, 1997, and the Nine Months
     Ended September 27, 1998 (unaudited)...................   F-5
  Consolidated Statements of Cash Flows for the Year Ended
     December 31, 1995, the Period from January 1, 1996 to
     February 28, 1996, the Period from February 29, 1996 to
     December 29, 1996, the Year Ended December 28, 1997,
     and the Nine Months Ended September 28, 1997 and
     September 27, 1998 (unaudited).........................   F-6
  Notes to Consolidated Financial Statements................   F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
P.F. Chang's China Bistro, Inc.

     We have audited the accompanying consolidated balance sheets of P.F. Chang's China Bistro, Inc. (Company) as of December 29, 1996 and December 28, 1997, and the related consolidated statements of operations, convertible redeemable preferred stock and common stockholders' and members' equity (deficit), and cash flows for the period from February 29, 1996 to December 29, 1996 and for the year ended December 28, 1997. We have also audited the combined statements of operations, stockholders' and members' equity (deficit), and cash flows of the corporations and limited liability companies listed in Note 2 for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of P.F. Chang's China Bistro, Inc. at December 29, 1996 and December 28, 1997 and the results of its operations and its cash flows for the period from February 29, 1996 to December 29, 1996 and for the year ended December 28, 1997, and the combined results of operations and cash flows of the corporations and limited liability companies listed in Note 2 for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, in conformity with generally accepted accounting principles.

                                               /s/ ERNST & YOUNG LLP

Phoenix, Arizona
January 26, 1998, except for Note 11

as to which the date is August 27, 1998

                        P.F. CHANG'S CHINA BISTRO, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                                              PRO FORMA
                                                              DECEMBER 29,   DECEMBER 28,   SEPTEMBER 27,   SEPTEMBER 27,
                                                                  1996           1997           1998            1998
                                                              ------------   ------------   -------------   -------------
                                                                                                     (UNAUDITED)
                                                                                    (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 1,877        $ 2,739         $ 3,184         $ 3,184
  Receivables...............................................        659          2,062             425             425
  Inventories...............................................        194            363             431             431
  Current portion of notes receivable from related
    parties.................................................         --            130             124             124
  Prepaids and other current assets.........................         79            417             353             353
                                                                -------        -------         -------         -------
Total current assets........................................      2,809          5,711           4,517           4,517
Construction-in-progress....................................      3,202          3,787           9,541           9,541
Property and equipment, net.................................      2,954         10,207          18,728          18,728
Goodwill, net of accumulated amortization of $154,000,
  $398,000 and $725,000 in 1996, 1997 and 1998,
  respectively..............................................      3,971          8,307           7,980           7,980
Notes receivable from related parties, less current
  portion...................................................         --            162             177             177
Other assets................................................        108            315             585             585
                                                                -------        -------         -------         -------
Total assets................................................    $13,044        $28,489         $41,528         $41,528
                                                                =======        =======         =======         =======
LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND
  COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Revolving line of credit..................................    $    --        $ 5,500         $18,000         $18,000
  Accounts payable..........................................      1,049          1,658           1,098           1,098
  Accrued payroll...........................................        624          1,214           1,065           1,065
  Other accrued expenses....................................        536            988           1,968           1,968
  Unearned revenue..........................................        133            305             274             274
  Current portion of long-term debt, including $220,000,
    $242,000, and $262,000 due to related parties in 1996,
    1997 and 1998, respectively.............................        432            481             437             437
  Deferred purchase price...................................         --          2,426           2,199              --
  Accrued minority members' distributions...................        281             --              --              --
                                                                -------        -------         -------         -------
Total current liabilities...................................      3,055         12,572          25,041          22,842
Long-term debt, including $583,000, $340,000 and $141,000
  due to related parties in 1996, 1997 and 1998,
  respectively..............................................      1,331          2,391           2,038           2,038
Interests of minority members and partners in consolidated
  limited liability companies and partnerships..............         15            164             203             203
Commitments and contingencies...............................
Convertible redeemable preferred stock, $0.001 par value,
  10,000,000 shares authorized:
  Series A--5,354,270 shares issued and outstanding at
    December 29, 1996 and December 28, 1997 and 5,516,094
    shares issued and outstanding at September 27, 1998,
    liquidation preference of $10,709,000 at December 29,
    1996 and December 28, 1997 and $11,032,000 at September
    27, 1998................................................     10,517         11,175          11,592              --
  Series B--1,517,131 shares issued and outstanding,
    liquidation preference of $6,600,000 at December 28,
    1997 and September 27, 1998.............................         --          6,633           6,934              --
Common stockholders' equity (deficit):
  Common stock, $0.001 par value, 20,000,000 shares
    authorized: 2,500,000 shares issued and outstanding
    (6,291,185 shares pro forma)............................          3              3               3               6
  Additional paid-in capital................................          2              2               2          20,724
  Accumulated deficit.......................................     (1,879)        (4,451)         (4,285)         (4,285)
                                                                -------        -------         -------         -------
Total common stockholders' equity (deficit).................     (1,874)        (4,446)         (4,280)         16,445
                                                                -------        -------         -------         -------
Total liabilities, convertible redeemable preferred stock
  and common stockholders' equity (deficit).................    $13,044        $28,489         $41,528         $41,528
                                                                =======        =======         =======         =======


                            See accompanying notes.

                        P.F. CHANG'S CHINA BISTRO, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                         PREDECESSORS                                      COMPANY
                                ------------------------------   -----------------------------------------------------------
                                                 PERIOD FROM     PERIOD FROM
                                               JANUARY 1, 1996   FEBRUARY 29,                        NINE MONTHS ENDED
                                 YEAR ENDED          TO            1996 TO       YEAR ENDED    -----------------------------
                                DECEMBER 31,    FEBRUARY 28,     DECEMBER 29,   DECEMBER 28,   SEPTEMBER 28,   SEPTEMBER 27,
                                    1995            1996             1996           1997           1997            1998
                                ------------   ---------------   ------------   ------------   -------------   -------------
                                                                                                        (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues......................    $10,465          $2,815          $15,630        $39,768         $27,638         $53,176
Costs and expenses:
  Restaurant operating costs:
    Cost of sales.............      2,957             772            4,454         11,317           7,827          14,752
    Labor.....................      3,347             918            4,736         11,683           8,113          15,221
    Operating.................      1,528             527            2,944          6,727           4,576           8,897
    Occupancy.................      1,059             205            1,279          2,743           1,887           3,777
                                  -------          ------          -------        -------         -------         -------
        Total restaurant
          operating costs.....      8,891           2,422           13,413         32,470          22,403          42,647
  General and
    administrative............        192              17            1,368          4,276           2,985           4,327
  Depreciation and
    amortization..............        322              82              352          1,102             713           1,596
  Preopening..................        400              17              765          1,922           1,082           2,408
                                  -------          ------          -------        -------         -------         -------
Income (loss) from
  operations..................        660             277             (268)            (2)            455           2,198
Interest income (expense):
  Interest expense............        (13)             (4)            (163)          (380)           (263)           (906)
  Interest income.............          -               -               36             63              98             146
                                  -------          ------          -------        -------         -------         -------
Income (loss) before
  elimination of minority
  members' and partners'
  interests and provision for
  income taxes................        647             273             (395)          (319)            290           1,438
Elimination of minority
  members' and partners'
  interests...................          -               -             (720)        (1,308)         (1,093)           (543)
                                  -------          ------          -------        -------         -------         -------
Income (loss) before provision
  for income taxes............        647             273           (1,115)        (1,627)           (803)            895
Provision for income taxes....          -               -              (30)           (69)            (62)            (11)
                                  -------          ------          -------        -------         -------         -------
Net income (loss).............    $   647          $  273           (1,145)        (1,696)           (865)            884
                                  =======          ======
Redeemable preferred stock
  accretion...................                                        (504)          (876)           (461)           (718)
                                                                   -------        -------         -------         -------
Net income (loss) available to
  common stockholders.........                                     $(1,649)       $(2,572)        $(1,326)        $   166
                                                                   =======        =======         =======         =======
Net income (loss) per share:
  Basic.......................                                     $ (0.66)       $ (1.03)        $ (0.53)        $  0.07
                                                                   =======        =======         =======         =======
  Diluted.....................                                     $ (0.66)       $ (1.03)        $ (0.53)        $  0.13
                                                                   =======        =======         =======         =======
Weighted average shares used
  in computation:
  Basic.......................                                       2,500          2,500           2,500           2,500
                                                                   =======        =======         =======         =======
  Diluted.....................                                       2,500          2,500           2,500           6,675
                                                                   =======        =======         =======         =======
Pro forma data (unaudited):
  Net income (loss) per share:
    Basic.....................                                                    $ (0.30)                        $  0.14
                                                                                  =======                         =======
    Diluted...................                                                    $ (0.30)                        $  0.13
                                                                                  =======                         =======
  Weighted average shares used
    in computation:
    Basic.....................                                                      5,718                           6,180
                                                                                  =======                         =======
    Diluted...................                                                      5,718                           6,879
                                                                                  =======                         =======


                            See accompanying notes.

                        P.F. CHANG'S CHINA BISTRO, INC.

     CONSOLIDATED STATEMENTS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK AND
               COMMON STOCKHOLDERS' AND MEMBERS' EQUITY (DEFICIT)

                                                     CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                                    -----------------------------------------
                                                         SERIES A               SERIES B
                                                    -------------------    ------------------
                                                    SHARES      AMOUNT     SHARES     AMOUNT
                                                    -------    --------    -------    -------
                                                                 (IN THOUSANDS)
PREDECESSORS
Balances, January 1, 1995.........................      --     $    --         --     $   --
Members' contributions............................      --          --         --         --
Distributions.....................................      --          --         --         --
Net income (loss).................................      --          --         --         --
                                                     -----     -------      -----     ------
Balances, December 31, 1995.......................      --          --         --         --
Distributions.....................................      --          --         --         --
Net income (loss).................................      --          --         --         --
                                                     -----     -------      -----     ------
Balances, February 28, 1996.......................      --          --         --         --
COMPANY
Conversion of S corporations to limited liability
  companies.......................................      --          --         --         --
Purchase of members' interests....................      --          --         --         --
Reclassification to minority interest upon
  consolidation in connection with acquisition of
  interests.......................................      --          --         --         --
Issuance of common stock..........................      --          --         --         --
Issuance of Series A preferred stock, net of
  issuance costs of $695,000......................   5,354      10,013         --         --
Redeemable preferred stock accretion..............      --         504         --         --
Net loss..........................................      --          --         --         --
                                                     -----     -------      -----     ------
Balances, December 29, 1996.......................   5,354      10,517
Issuance of Series B preferred stock, net of
  issuance costs of $184,000......................      --          --      1,517      6,415
Redeemable preferred stock accretion..............      --         658         --        218
Net loss..........................................      --          --         --         --
                                                     -----     -------      -----     ------
Balances, December 28, 1997.......................   5,354      11,175      1,517      6,633
Series A preferred stock dividend paid
  (unaudited).....................................     162          --         --         --
Redeemable preferred stock accretion
  (unaudited).....................................      --         417         --        301
Net income (unaudited)............................      --          --         --         --
                                                     -----     -------      -----     ------
Balances, September 27, 1998 (unaudited)..........   5,516     $11,592      1,517     $6,934
                                                     =====     =======      =====     ======

                                                             COMMON STOCKHOLDERS' AND MEMBERS' EQUITY (DEFICIT)
                                                    --------------------------------------------------------------------
                                                      COMMON STOCK      ADDITIONAL
                                                    ----------------     PAID-IN      MEMBERS'    ACCUMULATED
                                                    SHARES    AMOUNT     CAPITAL      CAPITAL       DEFICIT       TOTAL
                                                    ------    ------    ----------    --------    -----------    -------
                                                                               (IN THOUSANDS)
PREDECESSORS
Balances, January 1, 1995.........................     20       $--       $1,419      $    --       $  (202)     $ 1,217
Members' contributions............................     --       --            --          710            --          710
Distributions.....................................     --       --          (706)         (50)         (523)      (1,279)
Net income (loss).................................     --       --            --          (18)          665          647
                                                    -----       --        ------      -------       -------      -------
Balances, December 31, 1995.......................     20       --           713          642           (60)       1,295
Distributions.....................................     --       --          (112)          --          (228)        (340)
Net income (loss).................................     --       --            --          (12)          285          273
                                                    -----       --        ------      -------       -------      -------
Balances, February 28, 1996.......................     20       --           601          630            (3)       1,228
COMPANY
Conversion of S corporations to limited liability
  companies.......................................    (20)      --          (601)         601            --           --
Purchase of members' interests....................     --       --            --       (1,231)           --       (1,231)
Reclassification to minority interest upon
  consolidation in connection with acquisition of
  interests.......................................     --       --            --           --          (227)        (227)
Issuance of common stock..........................  2,500        3             2           --            --            5
Issuance of Series A preferred stock, net of
  issuance costs of $695,000......................     --       --            --           --            --           --
Redeemable preferred stock accretion..............     --       --            --           --          (504)        (504)
Net loss..........................................     --       --            --           --        (1,145)      (1,145)
                                                    -----       --        ------      -------       -------      -------
Balances, December 29, 1996.......................  2,500        3             2           --        (1,879)      (1,874)
Issuance of Series B preferred stock, net of
  issuance costs of $184,000......................     --       --            --           --            --           --
Redeemable preferred stock accretion..............     --       --            --           --          (876)        (876)
Net loss..........................................     --       --            --           --        (1,696)      (1,696)
                                                    -----       --        ------      -------       -------      -------
Balances, December 28, 1997.......................  2,500        3             2           --        (4,451)      (4,446)
Series A preferred stock dividend paid
  (unaudited).....................................     --       --            --           --            --           --
Redeemable preferred stock accretion
  (unaudited).....................................     --       --            --           --          (718)        (718)
Net income (unaudited)............................     --       --            --           --           884          884
                                                    -----       --        ------      -------       -------      -------
Balances, September 27, 1998 (unaudited)..........  2,500       $3        $    2      $    --       $(4,285)     $(4,280)
                                                    =====       ==        ======      =======       =======      =======


                            See accompanying notes.

                        P.F. CHANG'S CHINA BISTRO, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                         PREDECESSORS                                        COMPANY
                                ------------------------------   ----------------------------------------------------------------
                                                 PERIOD FROM        PERIOD FROM                           NINE MONTHS ENDED
                                 YEAR ENDED    JANUARY 1, 1996   FEBRUARY 29, 1996    YEAR ENDED    -----------------------------
                                DECEMBER 31,   TO FEBRUARY 28,    TO DECEMBER 29,    DECEMBER 28,   SEPTEMBER 28,   SEPTEMBER 27,
                                    1995            1996               1996              1997           1997            1998
                                ------------   ---------------   -----------------   ------------   -------------   -------------
                                                                                                             (UNAUDITED)
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income (loss).............    $   647           $ 273             $(1,145)         $(1,696)        $  (865)        $   884
Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation................        322              82                 198              858             558           1,269
  Amortization................         --              --                 154              244             155             327
  Minority members' and
    partners' interests.......         --              --                 720            1,308           1,093             543
  Change in operating assets
    and liabilities:
    Receivables...............       (127)            134                (658)          (1,403)            359           1,637
    Inventories...............        (54)             (5)                (75)            (169)            (32)            (68)
    Prepaids and other current
      assets..................        (56)             (6)                 17             (338)           (463)             64
    Other assets..............        (40)              8                 (63)            (207)             70            (270)
    Accounts payable..........        489             (65)                395              609             233            (560)
    Accrued payroll...........         50              80                 385              590             (17)           (149)
    Other accrued expenses....        299            (143)                289              452             269             980
    Unearned revenue..........         67             (13)                 63              172              (7)            (31)
    Accrued minority members'
      distributions...........         --              --                  --             (281)           (281)             --
                                  -------           -----             -------          -------         -------         -------
Net cash provided by operating
  activities..................      1,597             345                 280              139           1,072           4,626
INVESTING ACTIVITIES:
Capital expenditures..........       (824)             --              (4,008)          (8,696)         (6,039)        (15,538)
Increase in notes receivable
  from related parties........         --              --                  --             (292)           (101)             (9)
Payment for members'
  interests...................         --              --              (4,175)          (2,520)             --            (227)
                                  -------           -----             -------          -------         -------         -------
Net cash used in investing
  activities..................       (824)             --              (8,183)         (11,508)         (6,140)        (15,774)
FINANCING ACTIVITIES:
Net proceeds from revolving
  line of credit..............         --              --                  --            5,500              --          12,500
Proceeds from issuance of
  long-term debt..............         --              --                  --            1,600           1,600              --
Repayments of long-term
  debt........................        (71)             (7)               (267)            (491)           (378)           (397)
Proceeds from issuance of
  common stock................         --              --                   5               --              --              --
Proceeds from issuance of
  redeemable preferred stock,
  net of issuance costs.......         --              --              10,013            6,415           6,415              --
Proceeds from minority
  partners' contributions.....         --              --                  --              441             340             289
Proceeds from members'
  contributions...............        710              --                  --               --              --              --
Distributions to members and
  stockholders................     (1,279)           (340)                 --               --              --              --
Distributions to minority
  members and partners........         --              --                (449)          (1,234)           (760)           (799)
                                  -------           -----             -------          -------         -------         -------
Net cash provided by (used in)
  financing activities........       (640)           (347)              9,302           12,231           7,217          11,593
                                  -------           -----             -------          -------         -------         -------
Net increase (decrease) in
  cash and cash equivalents...        133              (2)              1,399              862           2,149             445
Cash and cash equivalents at
  the beginning of the
  period......................        347             480                 478            1,877           1,877           2,739
                                  -------           -----             -------          -------         -------         -------
Cash and cash equivalents at
  the end of the period.......    $   480           $ 478             $ 1,877          $ 2,739         $ 4,026         $ 3,184
                                  =======           =====             =======          =======         =======         =======
SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:
Cash paid for interest........    $    13           $   4             $   108          $   319         $   309         $   837
Cash paid for income taxes....         --              --                  30               69              62              11
Purchase of members' interests
  through issuance of
  long-term debt..............         --              --               1,266               --              --              --
Purchase of property and
  equipment through issuance
  of long-term debt...........        200              --                 421               --              --              --
Purchase of members' and
  partners' interest through
  deferred purchase price.....         --              --                  --            2,426              --              --


                            See accompanying notes.

                        P.F. CHANG'S CHINA BISTRO, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 28, 1997 AND SEPTEMBER 27, 1998


    (THE INFORMATION AS OF SEPTEMBER 27, 1998 AND FOR THE NINE MONTHS ENDED
                               SEPTEMBER 28, 1997


                      AND SEPTEMBER 27, 1998 IS UNAUDITED)


1.  BASIS OF PRESENTATION


     P.F. Chang's China Bistro, Inc. (Company) operates restaurants in Arizona, California, Colorado, Texas, Nevada, Florida, North Carolina, Louisiana, Alabama, Georgia and Virginia under the name of "P.F. Chang's China Bistro." The Company was formed in January, 1996 through the issuance of 500 shares of common stock to Mr. Paul Fleming for $100 in cash. In February 1996, the Company sold 4,975,000 shares of Series A convertible preferred stock convertible into 2,487,500 shares of common stock and warrants for $9,950,000 in cash. Contemporaneously, the Company acquired Mr. Fleming's 52 percent interest in Fleming Chinese Restaurants, Inc., which operates a restaurant in Scottsdale, Arizona (Scottsdale), for $1,037,000 in cash and $954,000 in notes payable. The Company also acquired Mr. Fleming's 43 percent interest in P.F. Chang's II, Inc., which operates a restaurant in Newport Beach, California (Newport Beach);
49.85 percent ownership in P.F. Chang's III, L.L.C., which operates a restaurant in La Jolla, California (La Jolla); and 54.2 percent ownership interest in P.F. Chang's IV, L.L.C., which operates a restaurant in Irvine, California (Irvine), for $2,006,000 in cash and 2,499,500 shares of common stock of the Company. In addition, in 1996 the Company acquired an additional 18 percent ownership in Scottsdale and the remaining 45.8 percent ownership of Irvine in various transactions for an aggregate of $1,132,000 in cash and $312,000 in notes payable.


     The acquisition of the ownership interests in the various entities during 1996 have been accounted for under the purchase method of accounting for business combinations. Accordingly, the purchase price was allocated to the proportional assets acquired and liabilities assumed based on their relative fair values, with $4,125,000 allocated to goodwill. As a result of the start-up nature of the operations of the Company, the significant prior claims of the preferred stockholders of the Company, and the minority interests in Scottsdale, Newport Beach and La Jolla, no significant value was assigned to the common stock issued in the acquisitions.

     During 1997, the Company purchased substantially all the remaining outstanding minority interests in the Scottsdale, La Jolla and Newport Beach restaurants for approximately $2,520,000 in cash and $2,426,000 in common stock of the Company to be issued in connection with a contemplated initial public offering (IPO). Upon consummation of an IPO, the number of common shares to be issued will be the fixed purchase price of $2,426,000 divided by the price per share of the common stock sold in the IPO. Should the IPO not be completed by a stipulated date as defined, the Company will be obligated (upon demand of the individual holders) to pay the minority interest holders the $2,426,000 in cash.

     The acquisition of the ownership interests in the various entities during 1997 has been accounted for under the purchase method of accounting for business combinations. Accordingly, the purchase price was allocated to the proportional assets acquired and liabilities assumed based on their relative fair values, with $4,581,000 allocated to goodwill.

     Two of the predecessor entities, Fleming Chinese Restaurants, Inc. and P.F. Chang's II, Inc. were dissolved and their operations transferred to two new entities, PFCCB Scottsdale, L.L.C. and PFCCB Newport Beach, L.L.C. Accordingly, at December 29, 1996, each of the existing restaurants was structured as a limited liability corporation, and the Company's ownership of these restaurants is through its membership in each limited liability corporation. The Company's new restaurants are generally organized as partnerships with the Company as general partner.

     The operations of the predecessor entities which operated the restaurants have been presented in the accompanying combined financial statements for 1995 and through the date of acquisition at historical cost due to the common ownership. The allocation of the purchase price resulted in no material adjustment to the historical recorded basis in the assets and liabilities except for goodwill. Therefore, the effect to the statement of operations is primarily amortization subsequent to the date of acquisition.

                        P.F. CHANG'S CHINA BISTRO, INC.

     The Company has incurred successive losses and has negative working capital at December 28, 1997, and its capital requirements, including start-up costs, related to the opening of additional restaurants have been, and will continue to be significant. The Company has experienced positive operating cash flows since its inception. To date, the Company has been substantially dependent upon loans from lending institutions and private equity funding to develop its restaurants. The Company will be required to seek significant amounts of additional debt and/or equity capital in order to fund its planned development activities. Although there is no assurance that the Company will be able to obtain adequate financing for its future development, management believes that such capital will be available to the Company.

     In the event the Company is unsuccessful in obtaining additional funds for development, management may need to take steps to continue to operate within the available cash flow. Such steps may include, among others, the postponement of planned future development.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The 1996 and 1997 consolidated financial statements include the accounts and operations of the Company and its subsidiaries or partnerships in which it owns more than a 50 percent interest. All material balances and transactions between the consolidated entities have been eliminated.

     The 1995 combined statements of operations and cash flows includes the accounts of Fleming Chinese Restaurants, Inc., P.F. Chang's II, Inc., P.F. Chang's III, L.L.C., and P.F. Chang's IV, L.L.C. All material balances and transactions between the combined entities have been eliminated.

  INTERIM FINANCIAL INFORMATION


     The consolidated financial statements for the nine months ended September 28, 1997 and September 27, 1998 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations. The results of operation for such interim periods are not necessarily indicative of the results that may be expected for any future periods.


  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents.

  RECEIVABLES

     Receivables consist primarily of amounts due from landlords or other parties for the reimbursement of leasehold improvements paid by the Company.

  INVENTORIES

     Inventories consist of food and beverages and are stated at the lower of cost or market using the first-in, first-out method.

  NOTES RECEIVABLE FROM RELATED PARTIES

     Notes receivable from related parties represent amounts due the Company from limited partners of affiliated partnerships. Payments of principal and interest of 11.0 percent amortized over a five year period are due monthly with a balloon payment for the outstanding principal and interest due at the end of two years.

                        P.F. CHANG'S CHINA BISTRO, INC.

  CONSTRUCTION-IN-PROGRESS

     The Company capitalizes all direct costs in the construction of new restaurants. Upon opening, these costs are depreciated over their useful lives based upon the property classifications.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Furniture, fixtures, and equipment are depreciated on a straight line basis over the estimated useful service lives of the related assets which approximate seven years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the length of the related lease term. China and smallwares are depreciated over two years up to 50 percent of their original cost, after which subsequent additions are expensed as purchased.

  GOODWILL

     Goodwill represents the excess of cost over net assets acquired in the purchase of interests in various restaurants (see Note 1) and is being amortized over 20 years on a straight-line basis. The Company assesses the recoverability of goodwill based upon expected future undiscounted cash flows resulting from the acquired interests in the restaurants.

  UNEARNED REVENUE

     Unearned revenue represents gift certificates sold but not yet redeemed. Revenues are recognized upon redemption of the gift certificates.

  ADVERTISING


     The Company expenses advertising as incurred. Advertising expense during the year ended December 31, 1995, the period from January 1, 1996 to February 28, 1996, the period from February 29, 1996 to December 29, 1996, and for the year ended December 28, 1997 was approximately $328,000, $10,000, $232,000, and $901,000, respectively. During the nine months ended September 28, 1997 and September 27, 1998, advertising expense was approximately $660,000 and $864,000, respectively.


  PREOPENING

     Preopening expenses, consisting primarily of manager salaries and relocation, advertising, and employee payroll and related training costs incurred prior to the opening of a restaurant, are expensed as incurred.

  INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

     Minority members' and partners' interests in income or loss of limited liability corporations and partnerships includes no provision for income taxes as any tax liability related thereto is the responsibility of the individual minority members.

     The predecessor entities are S corporations and limited liability corporations under the Internal Revenue Code. Accordingly, the taxable income and losses are allocated and taxed directly to the stockholders and

                        P.F. CHANG'S CHINA BISTRO, INC.

members resulting in no tax provision for the year ended December 31, 1995 or the period from January 1, 1996 to February 28, 1996.

  STOCK BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to certain employees with an exercise price equal to or greater than the fair value of the shares at the date of grant. The Company accounts for stock option grants to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and, accordingly, recognizes no compensation expense for the stock option grants.

  NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

     Pro forma basic and diluted net income per share has been computed giving effect to the conversion of all the outstanding shares of convertible redeemable preferred stock and deferred purchase price liability into common stock upon closing of the Company's IPO (determined using the if-converted method).

  PRO FORMA BALANCE SHEET (UNAUDITED)


     As discussed in Notes 1 and 6, the convertible redeemable preferred stock and deferred purchase price liability will be automatically converted upon the closing of the public offering contemplated herein. The accompanying pro forma balance sheet gives effect to this conversion as if such event occurred on September 27, 1998.


  FISCAL YEAR

     The Company's fiscal year ends on the Sunday closest to the end of December and includes 52 weeks in 1995, 1996 and 1997.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, receivables, accounts payable, and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is determined using current applicable rates for similar instruments and collateral as of the balance sheet date and approximates the carrying value of such debt.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash investments and receivables. The Company maintains cash and cash equivalents, restricted funds on deposit and certain other financial instruments with financial institutions that are considered in the Company's investment strategy. Concentrations of credit risk with respect to receivables are limited as the Company's receivables are primarily with its landlords for the reimbursement of tenant improvements.

                        P.F. CHANG'S CHINA BISTRO, INC.

  RECLASSIFICATIONS

     Certain amounts shown in the prior period combined and consolidated financial statements have been reclassified to conform with the current year consolidated financial statements presentation.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                               DECEMBER 29,    DECEMBER 28,    SEPTEMBER 27,
                                                   1996            1997            1998
                                               ------------    ------------    -------------
                                                              (IN THOUSANDS)
                                                                                (UNAUDITED)
Leasehold improvements.......................     $1,551         $ 6,904          $14,483
Furniture, fixtures and equipment............      1,946           4,386            6,365
China and smallwares.........................        142             423              654
                                                  ------         -------          -------
                                                   3,639          11,713           21,502
Less accumulated depreciation................        685           1,506            2,774
                                                  ------         -------          -------
                                                  $2,954         $10,207          $18,728
                                                  ======         =======          =======


4.  REVOLVING LINE OF CREDIT


     On October 24, 1997, the Company entered into a $10,000,000 revolving line of credit agreement with a finance corporation. The line of credit bears interest at LIBOR plus 4.0 percent, payable monthly, and expires on November 1, 1998. At December 28, 1997, amounts available under the line of credit were approximately $4,500,000. In June 1998, the Company amended its revolving line of credit to provide for a $20,000,000 line with interest at LIBOR plus 3.5 percent and expires on July 1, 1999. At September 27, 1998, amounts available under the line of credit were $2,000,000. The weighted average interest rate under the line of credit was 9.5 percent in 1997 and 1998, respectively.


     The line of credit requires the Company to maintain a net worth of at least $10,000,000 including convertible redeemable preferred stock. The line of credit agreement also contains covenants which place various restrictions on sales of properties, transactions with affiliates, creation of additional debt, and other nonfinancial covenants, as defined. The line of credit agreement is collateralized by the Company's interests in certain affiliated partnerships.

                        P.F. CHANG'S CHINA BISTRO, INC.

5.  LONG-TERM DEBT

     Long-term debt consists of the following:


                                                DECEMBER 29,    DECEMBER 28,    SEPTEMBER 27,
                                                    1996            1997            1998
                                                ------------    ------------    -------------
                                                               (IN THOUSANDS)
                                                                                 (UNAUDITED)
$1,100,000 promissory note, collateralized by
  leasehold improvements, payable in monthly
  installments of $11,354 including interest
  at 11.0 percent, until March 1, 2017, when
  all remaining principal and interest is due
  and payable. Additional payments may be
  required under the promissory note based on
  a percentage of gross sales. ...............     $   --          $1,088          $1,075
$500,000 promissory note, collateralized by
  equipment, payable in monthly installments
  of $8,561 including interest at 11.0 percent
  until March 1, 2004 when all remaining
  principal and interest is due and
  payable. ...................................         --             463             423
$1,266,000 unsecured promissory notes, a
  portion of which is payable to related
  parties, in quarterly installments of
  $96,967 including interest at 10.0 percent,
  until March 1, 2000, when all remaining
  principal and interest is due and
  payable. ...................................      1,065             762             526
$421,000 equipment loan, collateralized by
  furniture, fixtures and equipment, payable
  in monthly installments of $7,202 including
  interest at 11.0 percent, until January 1,
  2004, when all remaining principal and
  interest is due and payable. ...............        421             382             348
$200,000 unsecured promissory note, payable in
  monthly installments of $3,333 plus interest
  at prime plus one percent, until April 2001,
  when all remaining principal and interest is
  due and payable. The note is guaranteed by a
  stockholder of the Company. ................        173             133             103
Other.........................................        104              44              --
                                                   ------          ------          ------
                                                    1,763           2,872           2,475
Less current portion..........................        432             481             437
                                                   ------          ------          ------
                                                   $1,331          $2,391          $2,038
                                                   ======          ======          ======


     The aggregate annual payments of long-term debt outstanding at December 28, 1997, for the next five years and thereafter, are summarized as follows:
1998--$481,000; 1999--$523,000; 2000--$281,000; 2001--$178,000; 2002--$184,000;
and thereafter--$1,225,000.

                        P.F. CHANG'S CHINA BISTRO, INC.

6.  PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY

  PREFERRED STOCK


     In February 1996, the Company issued 4,975,000 shares of Series A convertible redeemable preferred stock (Series A preferred stock) convertible into 2,487,500 shares of common stock, and warrants exercisable for 1,243,750 shares of Series A preferred stock convertible into 621,875 shares of common stock, for an aggregate purchase price of approximately $9,950,000, less issuance costs of $695,000. In September 1996, the Company issued an additional 379,270 shares of Series A preferred stock convertible into 189,635 shares of common stock for $758,000 in order to purchase the remaining minority interests in the Irvine restaurant. The Series A preferred stock has a $0.001 par value and an annual six percent dividend payable quarterly on March 31, June 30, September 30, and December 31 in shares of such Series A preferred stock on a cumulative basis beginning January 1, 1998. The Company may also declare, upon unanimous consent of the Non-Investor Directors as defined, a cash dividend equal to ten percent of the liquidation price of the Series A preferred stock in lieu of the Series A preferred stock dividend.


     In May 1997, the Company issued 1,517,131 shares of Series B convertible redeemable preferred stock (Series B preferred stock) convertible into 758,565 shares of common stock for an aggregate purchase price of $6,599,000, less issuance costs of approximately $184,000. The Series B preferred stock has a $0.001 par value and an annual six percent dividend payable quarterly on March 31, June 30, September 30, and December 31 in shares of such Series B preferred stock on a cumulative basis beginning April 1, 1999. The Company may also declare, upon unanimous consent of the Non-Investor Directors as defined, a cash dividend equal to ten percent of the liquidation price of the Series B preferred stock in lieu of the Series B preferred stock dividend.


     Each two shares of Series A and Series B preferred stock are convertible at any time into one share of common stock, subject to dilution adjustments as defined, at the option of the holder and is automatically converted into common stock at the date of a qualified IPO. The Series A preferred stock is mandatorily redeemable at a minimum of 50 percent of the shares outstanding in May 2003 with the remaining outstanding shares becoming mandatorily redeemable in May 2004 at $2.00 per share plus accrued and unpaid dividends. The Series A preferred stock has a liquidation preference equal to the greater of $2.00 per share or such amount per share as would have been payable had each share of Series A preferred stock been converted into common stock. The Series B preferred stock is mandatorily redeemable at a minimum of 50 percent of the shares outstanding in May 2003 with the remaining outstanding shares becoming mandatorily redeemable in May 2004 at $4.35 per share plus accrued and unpaid dividends. The Series B preferred stock has a liquidation preference equal to the greater of $4.35 per share or such amount per share as would have been payable had each share of Series B preferred stock been converted into common stock. Upon voluntary or involuntary liquidation, the holders of the Series A and Series B preferred stock shall be entitled to be paid out of the assets of the Company with the common stockholders being entitled to all remaining assets of the Company to be distributed. The holders of the Series A and Series B preferred stock have the right to vote based on the number of shares of common stock into which each share of Series A and Series B preferred stock would thus be converted. The difference between the redemption amount and the carrying amount of the Series A and Series B preferred stock and dividends thereon calculated on a straight-line basis beginning with the date of issuance is being recorded through periodic accretions charged to accumulated deficit. Effective April 30, 1997, 2,233,980 and 417,156 shares of Series A and Series B preferred stock, respectively, have been reserved for issuance upon the exercise of warrants previously issued and upon issuance of "payment-in-kind" dividends of Series A and Series B preferred stock.


     The warrant to purchase Series A preferred stock issued during 1996 was cancelable by the Company should the Irvine restaurant achieve certain operating goals. During 1997, the Irvine restaurant achieved such goals, and the warrant was consequently canceled.

                        P.F. CHANG'S CHINA BISTRO, INC.

     In connection with the original capitalization of the Company, an additional warrant to purchase 124,380 shares of Series A preferred stock, convertible into 62,190 shares of common stock, was issued to an investment bank with an exercise price of $4.00 per common share. The warrant expires February 28, 2001.

  SHAREHOLDERS' AGREEMENT

     The Company's common and preferred stock is subject to a shareholders' agreement which provides to the stockholders a right of first refusal to purchase the other stockholders' interests. Before any such shares of common and preferred stock may be sold, assigned, transferred, pledged, encumbered, or disposed in any way, such shares shall first be offered to the Company and other stockholders party to the shareholders' agreement. In addition, such stockholders have certain bring-along and tag-along rights with respect to sales of common stock by certain other stockholders. Upon a qualified IPO, all rights and obligations under the shareholders' agreement terminate.

  PARTNERSHIP AGREEMENTS

     The Company has entered into a series of partnership agreements with each of its regional managers (Market Partners), certain of its general managers (Operating Partners) and certain of its executive chefs (Culinary Partners). These partnership agreements entitle the Market Partner to a specified percentage of the cash flows from the restaurants that partner has developed and oversees as the regional manager. Similarly, the general manager and the executive chef at most of the Company's restaurants are offered the opportunity to become Operating Partners and Culinary Partners, respectively, and to receive a percentage of the cash flows from the restaurant in which they work. At the time an individual becomes a Market Partner, Operating Partner or Culinary Partner, that person is required to make an equity investment in the partnership and to enter into a five year employment agreement with the Company. The Company has the right, in its sole discretion, to terminate the employment of any Market Partner, Operating Partner or Culinary Partner, and, upon such termination, to repurchase that partner's interest in the partnership at such partners then-current basis in the partnership. If an individual continues to serve as Market Partner, Operating Partner or Culinary Partner for five years, then the Company has the right to repurchase that person's interest in the partnership for a value, which is determined by reference to trailing cash flows.

  COMMON STOCK

     The Company has reserved 5,912,920 shares of common stock for issuance upon the exercise of options and warrants to purchase such shares, and upon the conversion of Series A and Series B preferred stock into such shares.

  STOCK OPTION PLAN

     The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," (Statement 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     In August 1996, the Company adopted the 1996 Stock Option Plan (1996 Plan), and in July 1997, the Company adopted the 1997 Restaurant Management Stock Option Plan (1997 Plan). Options under the 1996 Plan may be granted to employees, consultants and directors to purchase the Company's common stock at an exercise price that equals or exceeds the fair value of such shares on the date such option is granted. Options under the 1997 Plan may be granted to key employees of the Company who are actively engaged in the management and operation of the Company's restaurants to purchase the Company's common stock at an

                        P.F. CHANG'S CHINA BISTRO, INC.

exercise price that equals or exceeds the fair value of such shares on the date such option is granted. Vesting periods are determined at the discretion of the board of directors, and options currently outstanding at December 28, 1997 vest over five years. Options may be exercised immediately upon grant subject to a right by the Company to repurchase any unvested shares at the exercise price. Any options granted shall not be exercisable after ten years. Incentive options granted to individuals who own more than ten percent of the total combined voting power of all classes of stock shall not be exercisable after five years and options granted to prospective employees, consultants or directors may not become exercisable prior to the date on which such person commences services with the Company. Upon certain changes in control of the Company, the Plan provides for two additional years of immediate vesting. The Company has reserved a total of 1,086,500 shares of common stock for issuance under the 1996 and 1997 Plans.

     Pro forma information regarding net income (loss) is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997: risk-free interest rate of 5.5 percent; a dividend yield of -0-percent; volatility factors of the expected market price of the Company's common stock of
 .01 and .122, respectively; and a weighted-average expected life of the option of five years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Because Statement 123 is applicable to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 2002. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                     PERIOD FROM
                                                     FEBRUARY 29,
                                                       1996 TO        YEAR ENDED
                                                     DECEMBER 29,    DECEMBER 28,
                                                         1996            1997
                                                     ------------    ------------
                                                            (IN THOUSANDS)
Net loss, as reported..............................     $1,145          $1,696
Pro forma compensation expense for stock options...         48              82
                                                        ------          ------
Pro forma net loss.................................     $1,193          $1,778
                                                        ======          ======

                        P.F. CHANG'S CHINA BISTRO, INC.

     Information regarding activity for stock options outstanding under the Plans are as follows:


                                                                   OUTSTANDING OPTIONS
                                                                  ----------------------
                                                      SHARES                   WEIGHTED-
                                                     AVAILABLE                  AVERAGE
                                                        FOR                    EXERCISE
                                                      OPTIONS      SHARES        PRICE
                                                     ---------    ---------    ---------
Outstanding at December 31, 1995...................        --            --     $   --
  Authorized.......................................   890,000            --         --
  Granted..........................................  (791,510)      791,510       2.98
  Exercised........................................        --            --         --
  Forfeited (canceled).............................        --            --         --
                                                     --------     ---------     ------
Outstanding at December 29, 1996...................    98,490       791,510       2.98
  Authorized.......................................   196,500            --         --
  Granted..........................................  (170,000)      170,000       5.40
  Exercised........................................        --            --         --
  Forfeited (canceled).............................        --            --         --
                                                     --------     ---------     ------
Outstanding at December 28, 1997...................   124,990       961,510       3.40
  Authorized (unaudited)...........................   206,885            --         --
  Granted (unaudited)..............................  (169,375)      169,375      11.45
  Exercised (unaudited)............................        --            --         --
  Forfeited (canceled) (unaudited).................        --            --         --
                                                     --------     ---------     ------
Outstanding at September 27, 1998 (unaudited)......   162,500     1,130,885     $ 4.61
                                                     ========     =========     ======


     Information regarding options outstanding and exercisable at December 28, 1997 is as follows:

                             OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                  ------------------------------------------   ----------------------------
                                 WEIGHTED-
                                  AVERAGE
                                 REMAINING      WEIGHTED-                      WEIGHTED-
   RANGE OF         NUMBER      CONTRACTUAL      AVERAGE         NUMBER         AVERAGE
EXERCISE PRICES   OUTSTANDING      LIFE       EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-------------------------------------------------------------------------------------------
$2.40               504,872     8.16 years        $ 2.40         176,672         $2.40
$4.00-$6.00         445,388     5.38 years          4.38         105,510          4.00
$10.00               11,250     9.90 years         10.00              --            --

     Since options are generally exercisable upon date of grant, options exercisable included in the above table represent vested options that are not subject to repurchase by the Company. The weighted-average fair value of options granted during the period from February 29, 1996 to December 29, 1996 and for the year ended December 28, 1997 was $0.56 and $1.38, respectively.

                        P.F. CHANG'S CHINA BISTRO, INC.

7.  INCOME TAXES

     Income tax expense consisted of the following:

                                                     PERIOD FROM
                                                     FEBRUARY 29,
                                                       1996 TO        YEAR ENDED
                                                     DECEMBER 29,    DECEMBER 28,
                                                         1996            1997
                                                     ------------    ------------
                                                            (IN THOUSANDS)
Federal:
  Current..........................................      $--             $--
  Deferred.........................................       --              --
                                                         ---             ---
                                                          --              --
State:
  Current..........................................       30              69
  Deferred.........................................       --              --
                                                         ---             ---
                                                          30              69
                                                         ---             ---
                                                         $30             $69
                                                         ===             ===

     The Company's effective tax rate differs from the federal statutory rate for the following reasons:

                                                     PERIOD FROM
                                                     FEBRUARY 29,
                                                       1996 TO        YEAR ENDED
                                                     DECEMBER 29,    DECEMBER 28,
                                                         1996            1997
                                                     ------------    ------------
                                                            (IN THOUSANDS)
Income tax benefit at federal statutory rate.......     $(379)          $(553)
State taxes, net of federal benefit................        30              69
Increase in valuation allowance....................       398             426
Other, net.........................................       (19)            127
                                                        -----           -----
                                                        $  30           $  69
                                                        =====           =====

     The Company's net income for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996 included earnings attributable to the Scottsdale, Newport Beach, La Jolla and Irvine restaurants. These restaurants were organized as limited liability companies or had elected under Subchapter S of the Internal Revenue Code to have their stockholders pay any federal and state income tax due on their earnings. Although income prior to the consolidation attributable to the acquired restaurants is included in the Company's consolidated financial statements, the Company is not required to pay income taxes on the income since they are the responsibility of the members and stockholders of the acquired companies.

                        P.F. CHANG'S CHINA BISTRO, INC.

     The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                     DECEMBER 29,    DECEMBER 28,
                                                         1996            1997
                                                     ------------    ------------
                                                            (IN THOUSANDS)
Deferred tax assets:
  Bonus accrual....................................     $  47           $   --
  Depreciation on property and equipment...........        44                2
  Preopening expenses..............................        80              267
  Goodwill amortization............................         7               --
  Net operating loss carryforwards.................       290              760
                                                        -----           ------
                                                          468            1,029
Deferred tax liabilities:
  Goodwill amortization............................        --              136
                                                        -----           ------
                                                          468              893
Valuation allowance................................      (468)            (893)
                                                        -----           ------
Net deferred tax assets............................     $  --           $   --
                                                        =====           ======

     During the period from January 1, 1996 to December 29, 1996 and for the year ended December 28, 1997, the valuation allowance increased $468,000 and $425,000, respectively. At December 28, 1997, the Company has a net operating loss carryforward of approximately $1,900,000 which begins to expire for federal purposes in 2011 and for state purposes in 2001.

                        P.F. CHANG'S CHINA BISTRO, INC.

8.  NET INCOME (LOSS) PER SHARE AND PRO FORMA NET INCOME (LOSS) PER SHARE

     The following table sets forth the computation of basic and diluted net income (loss) per share:


                                     PERIOD FROM
                                     FEBRUARY 29,                        NINE MONTHS ENDED
                                       1996 TO       YEAR ENDED    -----------------------------
                                     DECEMBER 29,   DECEMBER 28,   SEPTEMBER 28,   SEPTEMBER 27,
                                         1996           1997           1997            1998
                                     ------------   ------------   -------------   -------------
                                                                            (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Numerator:
  Net income (loss)................    $(1,145)       $(1,696)        $  (865)        $  884
  Convertible redeemable preferred
     stock accretion...............       (504)          (876)           (461)          (718)
                                       -------        -------         -------         ------
  Numerator for basic net income
     (loss) per share--income
     available to common
     stockholders..................     (1,649)        (2,572)         (1,326)           166
  Effect of dilutive securities:
     Convertible redeemable
       preferred stock accretion...         --             --              --            718
                                       -------        -------         -------         ------
  Numerator for diluted net income
     (loss) per share--income
     available to common
     stockholders after assumed
     conversions...................    $(1,649)       $(2,572)        $(1,326)        $  884
                                       =======        =======         =======         ======
Denominator:
  Denominator for basic net income
     (loss) per
     share--weighted-average
     shares........................      2,500          2,500           2,500          2,500
Effect of dilutive securities:
  Employee and director stock
     options.......................         --             --              --            660
  Warrants.........................         --             --              --             39
  Convertible redeemable preferred
     stock.........................         --             --              --          3,476
                                       -------        -------         -------         ------
Denominator for diluted net income
  (loss) per share--adjusted
  weighted average shares and
  assumed conversions..............      2,500          2,500           2,500          6,675
                                       =======        =======         =======         ======
Net income (loss) per share:
  Basic............................    $ (0.66)       $ (1.03)        $ (0.53)        $ 0.07
                                       =======        =======         =======         ======
  Diluted..........................    $ (0.66)       $ (1.03)        $ (0.53)        $ 0.13
                                       =======        =======         =======         ======


     Warrants to purchase Series A Preferred Stock convertible into 62,190 shares of common stock and options to purchase 961,510 shares of common stock ranging from $2.40 to $10.00 per share were outstanding during the year ended December 28, 1997, but were not included in the computation of diluted net income (loss) per share because the effect would be antidilutive. The Series A and B preferred stock convertible to common stock is not included in the computation of diluted net income (loss) per share during the year ended December 28, 1997, because the assumed conversions would be antidilutive.

     As discussed in Note 1 and should the Company complete an IPO, contingently issuable shares based on the IPO common stock price will be issued. As the conditions for the shares to be issued have not been satisfied, the contingent shares are not included in diluted net income (loss) per share.

                        P.F. CHANG'S CHINA BISTRO, INC.

     The following table sets forth the computation of basic and diluted pro forma net income (loss) per share giving effect to the conversion of the preferred stock and the deferred purchase price to common stock as of the beginning of each period presented:


                                                         YEAR ENDED         NINE MONTHS
                                                        DECEMBER 28,    ENDED SEPTEMBER 27,
                                                            1997               1998
                                                        ------------    -------------------
                                                                            (UNAUDITED)
                                                                  (IN THOUSANDS,
                                                             EXCEPT PER SHARE AMOUNTS)
Numerator for basic pro forma net income (loss) per
  share:
  Net income (loss)...................................    $(1,696)            $  884
                                                          =======             ======
Denominator:
  Weighted-average shares.............................      2,500              2,500
  Conversion of convertible preferred stock and
     deferred purchase price liability................      3,218              3,680
                                                          -------             ------
  Denominator for basic pro forma net income (loss)
     per share........................................      5,718              6,180
  Effect of dilutive securities:
     Employee and director stock options..............         --                660
     Warrants.........................................         --                 39
                                                          -------             ------
  Denominator for dilutive pro forma net income (loss)
     per share--adjusted weighted average shares and
     assumed conversions..............................      5,718              6,879
                                                          =======             ======
Pro forma net income (loss) per share:
  Basic...............................................    $ (0.30)            $ 0.14
                                                          =======             ======
  Diluted.............................................    $ (0.30)            $ 0.13
                                                          =======             ======


9.  COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES


     The Company leases restaurant and office facilities and equipment and certain real property under operating leases having terms expiring between 2000 and 2019. The restaurant facility and real property leases primarily have renewal clauses of five to 15 years exercisable at the option of the Company and rent escalation clauses stipulating specific rent increases, some of which are based on the consumer price index. Certain of these leases require the payment of contingent rentals based on a percentage of gross revenues, as defined. Rent expense during the year ended December 31, 1995, the period from January 1, 1996 to February 28, 1996, the period from February 29, 1996 to December 29, 1996 and for the year ended December 28, 1997 was approximately $656,000, $121,000, $1,176,000 and $2,203,000, respectively. During the nine months ended September 28, 1997 and September 27, 1998, rent expense was approximately $1,520,000 and $2,883,000, respectively. Contingent rent included in rent expense during the year ended December 31, 1995, the period from January 1, 1996 to February 28, 1996, the period from February 29, 1996 to December 29, 1996 and for the year ended December 28, 1997 was approximately $152,000, $76,000, $225,000 and $605,000, respectively. During the nine months ended September 28, 1997 and September 27, 1998, contingent rent included in rent expense was approximately $432,000 and $812,000, respectively.



     At December 28, 1997, the Company had entered into other lease agreements for restaurant facilities currently under construction or yet to be constructed. In addition, the leases also contain provisions for

                        P.F. CHANG'S CHINA BISTRO, INC.

additional contingent rent based upon gross sales, as defined in the leases. Future minimum lease payments under operating leases (including restaurants to be opened in 1998) are as follows (in thousands):


1998...............................................  $ 3,158
1999...............................................    4,161
2000...............................................    4,220
2001...............................................    4,172
2002...............................................    4,145
Thereafter.........................................   38,537
                                                     -------
Total minimum lease payments.......................  $58,393
                                                     =======


     The Company leases a building and certain furniture and equipment from a partnership in which the Company owns an approximate six percent interest. Annual rent payments are contingent based on a percentage of gross revenues. The respective period rent expense are included in the above disclosed amounts.

10.  BENEFIT PLAN


     Effective July 1, 1997, the Company adopted the 401(k) Defined Contribution Benefit Plan, which covers substantially all employees of the Company that have completed one year of service and have attained the age of 21 years old. The plan permits participants to contribute to the plan, subject to Internal Revenue Code restrictions, and the plan also permits the Company to make discretionary matching contributions. During the year ended December 28, 1997 and for the nine months ended September 27, 1998, the Company did not make any contributions to the Plan.


11.  SUBSEQUENT EVENTS

     On June 2, 1998, the Company's Board of Directors approved, subject to stockholder approval, a one-for-two reverse stock split of the common stock and made conforming adjustments on the terms of all outstanding common stock equivalents, including the preferred stock, except for the par value and authorized shares. All shares and per share information in the accompanying consolidated financial statements has been retroactively adjusted to reflect the reverse split.

     During 1998, the Company's Board of Directors approved, subject to stockholder approval, the 1998 Stock Option Plan (1998 Plan) which provides for discretionary grants of incentive stock options and nonqualified stock options to the Company's employees including officers, directors, consultants, advisors, and other independent contractors. A total of 280,000 shares have been reserved for issuance under the 1998 Plan. The option price per share for an incentive stock option may not be less than 100% of the fair market value of a share of common stock on the grant date. The option price per share for a nonstatutory stock option may not be less than 85 percent of the fair market value of a share of common stock on the grant date. The option price per share for an incentive stock option granted to a person owning stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company (or a parent or subsidiary) may not be less than 110 percent of the fair market value of a share of common stock on the grant date. The Company's Compensation Committee has the authority to, among other things, determine the vesting schedule for each option granted. All options expire within 10 years. The 1998 Plan includes an automatic grant program for outside directors. Pursuant to this program, each outside director will be granted an option to purchase 10,000 shares of common stock at the time he or she is first elected or appointed a director of the Company. In addition, each outside director remaining in office will be granted an option to purchase 2,500 shares on the day following each annual meeting of stockholders.

     During 1998, the Company's Board of Directors approved, subject to stockholder approval, the 1998 Employee Stock Purchase Plan (Purchase Plan) and reserved 400,000 shares for issuance thereunder. The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during concurrent 24 month offering periods. Each offering period will be divided into four consecutive 6 month purchase periods. The price at which stock is purchased under the Purchase Plan is equal to 85 percent of the lower of the fair market value of the common stock on the first day of the offering period and the fair market value of the common stock on the last day of the purchase period.

                                   APPETIZERS
--------------------------------------------------------------------------------
                                PEKING RAVIOLIS
                     Crescent-shaped dumplings filled with
                          ground pork and vegetables.
                             (Pan Fried or Steamed)
                                     $4.95

                             TRADITIONAL SPARE RIBS
                       BBQed using our age-old technique.
                                     $5.95

                              SALT & PEPPER SHRIMP
                    Shell on shrimp, tossed with scallions,
                      Kosher salt and course black pepper.
                                     $6.95

                               CHANG'S CHICKEN IN
                             SOOTHING LETTUCE WRAP
                      Quickly-cooked spiced chicken served
                             in a cool lettuce cup.
                                     $5.95

                           NORTHERN STYLE SHORT RIBS
                          Marinated and lightly fried.
                       Served with a salt and pepper dip.
                                     $5.95

                             CHANG'S VEGETABLES IN
                             SOOTHING LETTUCE WRAP
                  Wok seared vegetables Southeast Asian style
               with mint and lime. Served in a cool lettuce cup.
                                     $5.95

                              HARVEST SPRING ROLLS
                   Shredded vegetables wrapped in a delicate
                              pancake then fried.
                                     $3.50

                              VEGETARIAN DUMPLINGS
                        Crescent-shaped dumplings filled
                           with shredded vegetables.
                             (Pan Fried or Steamed)
                                     $4.95

                           CANTONESE PORK MEDALLIONS
                              BBQed, then sliced.
                                     $4.95

                                SHRIMP DUMPLINGS
                         Steamed, served with a ginger
                                 chili soy sauce.
                                     $6.95

                               RED SAUCED WONTONS
                         Shrimp and pork filled wontons
                          served with chili soy sauce.
                                     $5.75


                                     SOUPS
--------------------------------------------------------------------------------

                               HOT AND SOUR SOUP
                  A seductive blend of chicken and bean curd.
                Sparked with hot white pepper, and vinegar which
                         creates an appetite for more.
                             Cup $2.95   Bowl $4.95

                                  WONTON SOUP
                  Mushrooms, chicken, shrimp, and pork wontons
                              in a chicken broth.
                                   Bowl $4.95


                                     SALADS
--------------------------------------------------------------------------------
                              WONTON CHICKEN SALAD
                Fried wonton strips, chicken and garden vegetables
               with a refreshing vinaigrette on shredded lettuce.
                                     $6.95

                                WARM DUCK SALAD
                Strips of crisp duck tossed with soy vinaigrette
                                and red cabbage.
                                     $8.95

                                 AHI TUNA SALAD
                  Rolled in Chinese spices, wok seared, served
                 on mixed greens with a spicy mustard dressing.
                                     $9.95

                              COLD CUCUMBER SALAD
                            Cucumbers sprinkled with
                                soy and sesame.
                                     $4.95

                             CHANG'S CHICKEN SALAD
                  Tossed with a ginger vinaigrette and peanut
                            sauce on a bed of greens.
                                     $7.95

                             BARBECUE CHICKEN SALAD
                  Slow roasted Cantonese style chicken breast
                         served warm over mixed greens.
                                     $7.95

                              CHANG'S RECOMMENDS
                       ----------------------------------
                           (Served with steamed rice)




                              LEMON PEPPER SHRIMP
                   Served on sauteed chives and bean sprouts.
                                     $12.95


                                 CANTONESE DUCK
                 Slow-roasted with Chang's secret ingredients.
                                     $12.95


                         PHILIP'S BETTER LEMON CHICKEN
                   Quick-fired with a tart citrus sauce that
                            has a hint of sweetness.
                                     $10.75


                               MALAYSIAN CHICKEN
                 In a curry sauce with coconut milk and onions.
                   Served with peanuts, raisins, coconut and
                            plum sauce on the side.
                                     $9.95


                  [CHINESE CHARACTER]BEEF A LA SZECHWAN
               Twice-cooked with celery and carrots resulting in
               a crispy texture unlike anything you are used to.
                                     $11.95


                  [CHINESE CHARACTER]SZECHWAN CHICKEN CHOW FUN
                   Wok seared with chilis, green onions and
                         Szechwan preserved vegetables.
                                     $8.95


                    [CHINESE CHARACTER]SZECHWAN FROM THE SEA
                  Tender scallops, shrimp or calamari prepared
                          in a red chili garlic sauce.
                                     $11.95


                           CHEF ROY'S FAVORITE CHICKEN
                   With oyster sauce and scallions. Served on
                        a bed of fresh steamed broccoli.
                                     $10.25


                          CHICKEN WITH BLACK BEAN SAUCE
                   Chunks of chicken, stir-fried in Oriental
                               black bean sauce.
                                     $10.50


                   [CHINESE CHARACTER]CHANG'S SPICY CHICKEN
                      Lightly-breaded chunks stir-fried in
                            a sweet Szechwan sauce.
                         (Our version of General Chu's)
                                     $10.75


                               CANTONESE CHICKEN
                           Slow-roasted with Chang's
                              secret ingredients.
                                     $9.95


                              CRISPY HONEY SHRIMP
                    Lightly battered shrimp, quick fried and
                         coated with a flavorful sauce.
                                     $12.95




                                     MEATS
                       ----------------------------------
                           (Served with steamed rice)

                       [CHINESE CHARACTER]ORANGE PEEL BEEF
                Szechwan-style beef tossed with red chilis and
               fresh orange peel for a rewarding taste sensation.
                                     $10.25


                                 MONGOLIAN BEEF
                           Quickly-cooked steak with
                             scallions and garlic.
                                     $10.95


                              SWEET AND SOUR PORK
                 Stir-fried with pineapples, peppers and onions
                    in a pungent sweet flavored sour sauce.
                                     $8.95


                                  MU SHU PORK
                    An American favorite served with hoisin
                            sauce and thin pancakes.
                                     $7.95



                                    CHICKEN
                       ----------------------------------
                           (Served with steamed rice)


                       [CHINESE CHARACTER]KUNG PAO CHICKEN
                 Diced chicken quick-fired with peanuts, chili
                    peppers and scallions. Our hot favorite.
                                     $9.95


                     [CHINESE CHARACTER]ORANGE PEEL CHICKEN
                   Tossed with orange peel and chili peppers
                        for a spicy/citrus combination.
                                     $9.95


                                 MU SHU CHICKEN
                      A Chinese classic served with hoisin
                            sauce and thin pancakes.
                                     $8.95


           [CHINESE CHARACTER]SPICY GROUND CHICKEN AND EGGPLANT
                      Eggplant sauteed with fiery spices,
                         ground chicken and scallions.
                                     $8.95


                             SWEET AND SOUR CHICKEN
                Stir-fried with pineapples, peppers and onions
                    in a pungent sweet flavored sour sauce.
                                     $8.95

                                    SEAFOOD
                           (Served with steamed rice)

          TREASURES OF THE SEA          [CHINESE CHARACTER]ORANGE PEEL SHRIMP
      Choice of scallops or shrimp            Tossed with hot chilis and
       sauteed with chives, snow                  fresh orange peel.
            peas and wine.                               $12.95
               $11.95

         CHANG'S LEMON SCALLOPS                     PAUL'S CATFISH
        A light lemon sauce over              Farm raised catfish fillets
          quick-cooked scallops.                sauteed and served with
                $11.95                             black bean sauce.
                                                        $12.95

                 [CHINESE CHARACTER]KUNG PAO SCALLOPS OR SHRIMP
                       Cooked traditionally with peanuts
                            and fresh chili peppers.
                                     $1l.95



                            NOODLES, MEINS AND RICE

     DOUBLE PAN FRIED NOODLES               [CHINESE CHARACTER]GARLIC NOODLES
 Semi-crisp egg noodles stir-fried                  Egg noodles tossed with
 with vegetables and served with a                     garlic and chilis.
        choice of beef, pork,                        A Mainland tradition.
          chicken, or shrimp.                               $7.95
               $8.95

            CHOW MEIN                                P.F. CHANG'S FRIED RICE
     Egg noodles stir fried with a           Mixed with egg and soy, garnished
         choice of beef, pork,                with sliced scallions. Choice of
          chicken or shrimp.                   beef, chicken, pork, or shrimp.
               $8.95                                        $5.95

   [CHINESE CHARACTER]DAN DAN NOODLES                  SINGAPORE NOODLES
  Scallions, garlic and chilis sauteed          Thin rice noodles stir-fried
   with ground chicken nesting on hot              with vegetables. Served
  egg noodles. Garnished with shredded              with or without curry.
      cucumber and bean sprouts.                     (Chinese angel hair)
               $8.95                                        $7.95

                               CANTONESE CHOW FUN
                    Wide rice noodles with choice of chicken
                        or beef with onions and garlic.
                                     $9.95


                          VEGETARIAN PLATES AND SIDES

     SZECHWAN-STYLE LONG BEANS                         GARLIC SNAP PEAS
       Quickly cooked with                          Stir-fried with garlic.
        preserved vegetables.                               $4.95
               $5.95

   SPINACH SAUTEED WITH GARLIC                          BUDDHA'S FEAST
      The name says it all.                            Mixed vegetables.
              $4.95                                 (Steamed or Stir-Fried)
                                                            $5.95

       SHANGHAI SNOW PEAS                            POACHED BABY BOK CHOY
  Sauteed with black mushrooms                        Served with lightly
       and water chestnuts.                        sauteed black mushrooms.
               $4.95                                        $5.95

                   [CHINESE CHARACTER]SAUTEED SPICY EGGPLANT
                    Tossed with scallions and a fiery sauce.
                                     $6.95

                                           Please no cigar or pipe smoking.
[CHINESE CHARACTER]Spicy dish                  Sorry, no checks accepted.

                                    WELCOME
                  --------------------------------------------
                   P.F. Chang's believes that variety is the
                   keystone of a great meal. Our menu offers
                  culinary creations from the major regions of
                   China: Canton, Shanghai, Szechwan, Hunan,
                        Mongolia, as well as our unique
                    specialties, which draw on a multitude
                        of traditions to create a unique
                                dining adventure.


                                 FAN AND T'SAI
                  --------------------------------------------
                   The essential goal of a Chinese meal is to
                attain the harmony of taste, texture, color and
                  aroma by balancing the principles of fan and
                 t'sai foods. Fan foods include rice, noodles,
                    grains and dumplings, while vegetables,
                   meat poultry and seafood are t'sai foods.
                  Only the very best of fresh ingredients find
                 their way to our kitchens. You can't help but
              notice a unique clarity and distinctness of flavor.
                      And no MSG is allowed by our chef in
                               food preparation.


                               WINE AND CHINESE?
                  --------------------------------------------
                Absolutely. It's a perfect way to excite all the
                   flavors of each of China's principal food
                 regions. Your server can offer sophisticated
                  recommendations from our extensive wine list
                for the ideal selection. And make sure to sample
                our specially blended teas. They are the perfect
                        complement to our one-of-a-kind
                               dessert creations.


                              PREPARATIONS FOR YOU
                  --------------------------------------------
                      We are proud of our food preparation
                techniques. Each dish is prepared to order using
                only the freshest of ingredients. Ask questions.
                      Then experience a memorable blend of
                   Chinese cuisine and American hospitality:
                            the delicious harmony of
                           P.F. Chang's China Bistro.

                               YOU ARE SURROUNDED
                       ---------------------------------
          ...by a unique environment combining the best influences of
        Chinese and American cultures. As you dine in comfort, enjoying the finest traditions of American hospitality, you are also aware of the mystery and legend of a people thousands of years old.
                                You'll notice...

                                FROM THE MOMENT
                       ---------------------------------
           ...you enter P.F. Chang's China Bistro, everything you see from the Mural to the Menu tells ancient stories of Emperors,
                           Gods, Guardians and more.
                                   In fact...

                                 THE SCULPTURES
                       ---------------------------------
         ...are interpretations of those unearthed in the ancient city of Xi'an, dating back to the 11th Century B.C. They depict a time when lions proudly guarded the Qian Ling Mausoleum during
        the T'ang Dynasty; when loyal handmaidens willingly attended to the needs of royalty and when stern figures of warriors were buried with Emperors in place of entombing the ruler's actual servants.
                                 Now, if you...

                               LOOK TO THE MURAL
                       ---------------------------------
           ... intimidation gives way to meditation in this dramatic
           recreation of a typical mid-12th Century narrative screen
         painting. The challenge for our artist was to achieve a mural of this magnitude from a very small original scene.
                                 And finally...

                                THE MENU SPEAKS
                       ---------------------------------
          ...to us in Chinese symbols, each with a variety of meanings when read alone, but presenting a specific meaning when
         combined. Look at the front of the menu. The topmost character symbolizes all things rich, and often represents China, herself.
          The lower figure usually means an intimate, casual place to enjoy fine dining. Combined on the front of our menu, these characters can be read to mean...A China Bistro.


                       [P. F. CHANG'S CHINA BISTRO LOGO]

The inside back cover of the prospectus contains photographs of menu items offered at the Company's restaurants set over the background of a mural depicting 12th century China.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
Prospectus Summary.........................     3
Risk Factors...............................     6
Use of Proceeds............................    11
Dividend Policy............................    11
Capitalization.............................    12
Dilution...................................    13
Selected Consolidated Financial and
  Operating Data...........................    14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    16
Business...................................    26
Management.................................    35
Certain Transactions.......................    41
Principal and Selling Stockholders.........    43
Description of Capital Stock...............    45
Shares Eligible for Future Sale............    48
Underwriting...............................    49
Legal Matters..............................    51
Experts....................................    51
Additional Information.....................    51
Index to Consolidated Financial
  Statements...............................   F-1

                               ------------------

    UNTIL              , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                3,450,000 SHARES


                              [P.F. CHANG'S LOGO]

                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                          DONALDSON, LUFKIN & JENRETTE

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                             DAIN RAUSCHER WESSELS
                    a division of Dain Rauscher Incorporated

                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. The Company is paying all of the expenses incurred on behalf of the Selling Stockholders (other than underwriting discounts and commissions). All amounts shown are estimates except for the registration fee and the NASD filing fee.


Registration fee............................................  $ 16,963
NASD filing fee.............................................     6,250
Nasdaq National Market fee..................................    41,250
Blue sky qualification fees and expenses....................     5,000
Printing and engraving expenses.............................   200,000
Legal fees and expenses.....................................   300,000
Accounting fees and expenses................................   150,000
Transfer agent and registrar fees...........................    10,000
Fee for Custodian for Selling Stockholders..................    10,000
Miscellaneous...............................................    60,537
                                                              --------
          Total.............................................  $800,000
                                                              ========


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the DGCL permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Amended and Restated Certificate of Incorporation and By-laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or willful misconduct).

     These indemnification provisions and the indemnification agreements entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since July 31, 1995, the Registrant and its Predecessors have sold and issued the following unregistered securities:

     (a) Issuances of Shares of Common Stock.

     On January 31, 1996, the Registrant issued a total of 500 shares of Common Stock to Paul Fleming in exchange for an aggregate purchase price of $100.00, or $0.20 per share. On February 28, 1996, the Registrant issued a total of 2,499,500 shares of Common Stock to Paul and Kelly Fleming in exchange for their interests in the Predecessors.

     (b) Issuances of Shares of Preferred Stock.

     On February 1, 1996, the Registrant sold shares of Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock") convertible into 2,487,500 shares of Common Stock and Warrants exercisable for shares of Series A Preferred Stock convertible into 621,875 shares of Common Stock to accredited investors for an aggregate purchase price of $9,950,000. In September 1996, the Company issued additional shares of Series A Preferred Stock convertible into 189,635 shares of Common Stock to accredited investors for an aggregate purchase price of $758,540. On March 31, 1998, June 30, 1998 and September 30, 1998, the Company issued shares of Series A Preferred Stock as paid-in-kind dividends to holders of Series A Preferred Stock convertible into an aggregate of 122,284 shares of Common Stock.


     On May 1, 1997, the Registrant sold shares of Series B Convertible Redeemable Preferred Stock convertible into 758,565 shares of Common Stock to accredited investors for an aggregate offering price of $6,599,519.

     (c) Option Issuances to, and Exercises by, Employees and Directors.


     From June 28, 1996 to September 27, 1998, the Registrant issued options to purchase a total of 1,130,885 shares of Common Stock at a weighted-average exercise price of $4.61 per share to 54 employees. No consideration was paid to the Registrant by any recipient of any of the foregoing options for the grant of any such options. As of September 27, 1998, no employees had exercised their options.


     (d) Warrants

     In connection with the original capitalization of the Company, warrants to purchase shares of Series A Preferred Stock convertible into 62,190 shares of Common Stock at $4.00 per common share were issued to an investment bank. The warrants expire February 28, 2001.

     There were no underwriters employed in connection with any of the transactions set forth in Item 15.

     The issuances described in Items 15(a) and 15(b) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In addition, the issuances described in Item 15(c) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
   1.1      Form of Underwriting Agreement.
   3.1*     Certificate of Incorporation of the Company.
   3.2*     By-laws.
   4.1**    Specimen Common Stock Certificate.
   4.2*     Amended and Restated Registration Rights Agreement dated May
            1, 1997.
   5.1      Opinion of Gray Cary Ware & Freidenrich LLP.
  10.1*     Form of Indemnification Agreement for directors and
            executive officers.
  10.2*     1998 Stock Option Plan and forms of agreement thereunder.
  10.3*     1997 Restaurant Manager Stock Option Plan and forms of
            Agreement thereunder.
  10.4*     1996 Stock Option Plan and forms of Agreement thereunder.
  10.5*     1998 Employee Stock Purchase Plan.
  10.6      Employment Agreement between Paul M. Fleming and the Company dated January 1, 1996, as amended September 2, 1998.
  10.7*     Series A Preferred Stock Purchase Agreement dated February
            1, 1996.
  10.8*     Series B Preferred Stock Purchase Agreement dated May 1,
            1997.
  10.9*     Amended and Restated Revolving Line of Credit Loan Agreement
            between the Company and FFCA dated June 20, 1998.
  10.10*    Office Lease between the Company and U.S. West Business
            Resources, Inc. dated February 15, 1997.
  21.1*     List of Subsidiaries.

  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
  23.1      Consent of Independent Auditors (see page II-5).
  23.2      Consent of Counsel (included in Exhibit 5.1).
  24.1*     Power of Attorney (see page II-4).
  27.1      Financial Data Schedule.


------------------------------

 * Filed with the Registrant's Registration Statement on Form S-1 (File No. 333-59749).


** To be filed by amendment.

     (b) Financial Statement Schedules.

     None.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, employee or agent of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, County of Maricopa, State of Arizona, on the 12th day of November 1998.


                                          P.F. Chang's China Bistro, Inc.

                                          By: RICHARD L. FEDERICO*
                                            ------------------------------------
                                            Richard L. Federico
                                            Chief Executive Officer and
                                              President
                                            (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                     SIGNATURE                                    TITLE                    DATE
               RICHARD L. FEDERICO*                    Chief Executive Officer,      November 12, 1998
---------------------------------------------------      President and Director
                Richard L. Federico                      (Principal Executive
                                                         Officer)

               /s/ ROBERT T. VIVIAN                    Chief Financial Officer and   November 12, 1998
---------------------------------------------------      Secretary (Principal
                 Robert T. Vivian                        Financial and Accounting
                                                         Officer)

                 PAUL M. FLEMING*                      Director                      November 12, 1998
---------------------------------------------------
                  Paul M. Fleming

                  J. MICHAEL CHU*                      Director                      November 12, 1998
---------------------------------------------------
                  J. Michael Chu

               GERALD R. GALLAGHER*                    Director                      November 12, 1998
---------------------------------------------------
                Gerald R. Gallagher

                R. MICHAEL WELBORN*                    Director                      November 12, 1998
---------------------------------------------------
                R. Michael Welborn

              JAMES G. SHENNAN, JR.*                   Director                      November 12, 1998
---------------------------------------------------
               James G. Shennan, Jr.

                  YVES SISTERON*                       Director                      November 12, 1998
---------------------------------------------------
                   Yves Sisteron

             *By: /s/ ROBERT T. VIVIAN                                               November 12, 1998
   ---------------------------------------------
                 Robert T. Vivian,
                 Attorney-in-Fact

                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

                          CONSENT OF ERNST & YOUNG LLP


     We consent to the reference to our firm under the captions "Selected Consolidated Financial and Operating Data" and "Experts" and to the use of our report dated January 26, 1998, except Note 11 as to which the date is August 27, 1998, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-59749) and related Prospectus of P.F. Chang's China Bistro, Inc. for the registration of 3,967,500 shares of its common stock.


                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona

November 11, 1998

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
   1.1      Form of Underwriting Agreement.
   3.1*     Certificate of Incorporation of the Company.
   3.2*     By-laws.
   4.1**    Specimen Common Stock Certificate.
   4.2*     Amended and Restated Registration Rights Agreement dated May
            1, 1997.
   5.1      Opinion of Gray Cary Ware & Freidenrich LLP.
  10.1*     Form of Indemnification Agreement for directors and
            executive officers.
  10.2*     1998 Stock Option Plan and forms of agreement thereunder.
  10.3*     1997 Restaurant Manager Stock Option Plan and forms of
            Agreement thereunder.
  10.4*     1996 Stock Option Plan and forms of Agreement thereunder.
  10.5*     1998 Employee Stock Purchase Plan.
  10.6      Employment Agreement between Paul M. Fleming and the Company dated January 1, 1996, as amended September 2, 1998.
  10.7*     Series A Preferred Stock Purchase Agreement dated February
            1, 1996.
  10.8*     Series B Preferred Stock Purchase Agreement dated May 1,
            1997.
  10.9*     Amended and Restated Revolving Line of Credit Loan Agreement
            between the Company and FFCA dated June 20, 1998.
  10.10*    Office Lease between the Company and U.S. West Business
            Resources, Inc. dated February 15, 1997.
  21.1*     List of Subsidiaries.
  23.1      Consent of Independent Auditors (see page II-5).
  23.2      Consent of Counsel (included in Exhibit 5.1).
  24.1*     Power of Attorney (see page II-4).
  27.1      Financial Data Schedule.


------------------------------

 * Filed with the Registrant's Registration Statement on Form S-1 (File No. 333-59749).



** To be filed by amendment.



     (b) Financial Statement Schedules.



     None.